UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Eagle Hospitality Properties Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

July 3, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Eagle Hospitality Properties Trust, Inc. to be held on Wednesday, August 8, 2007 at 10:00 a.m., local time. The meeting will take place at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011.

At the special meeting, we will ask you to approve the merger of Eagle Hospitality Properties Trust, Inc., which we refer to as “Eagle,” with and into AP AIMCAP Corporation and the other transactions contemplated by the Agreement and Plan of Merger, dated as of April 27, 2007, among Eagle, EHP Operating Partnership, L.P., and AP AIMCAP Holdings LLC and AP AIMCAP Corporation, both of which are affiliates of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC. If the merger is completed, each holder of shares of Eagle’s common stock will be entitled to receive $13.35 in cash plus, if our regular dividend has not been declared and paid for the quarter in which the effective time occurs, an amount equal to the portion of $0.175 accrued since the end of the quarter for which dividends were last paid, without interest and less any applicable withholding tax, in exchange for each share held, as more fully described in the attached proxy statement.

On April 27, 2007, after considering factors including the unanimous recommendation of a special committee comprised entirely of independent directors, our board of directors (other than three directors who abstained from the vote) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Eagle and our stockholders. Our board of directors (other than those directors who abstained from the vote) recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the shares of Eagle common stock that are outstanding and entitled to vote at the special meeting

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement and additional information about the parties involved. We urge you to read carefully the attached proxy statement, including the annexes. You may also obtain more information about Eagle and EHP Operating Partnership, L.P. from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of Eagle common stock you own. Whether or not you plan on attending the special meeting, we request that you cast your vote by completing and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you do not attend the special meeting and fail to return your proxy card or instruct your broker on how to vote, the effect will be that your shares of Eagle common stock will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Sincerely,

J. William Blackham

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.

This proxy statement is dated July 3, 2007 and is first being mailed, along with the enclosed proxy card, to our stockholders on or about July 6, 2007.

100 EAST RIVERCENTER BOULEVARD, SUITE 480

COVINGTON, KENTUCKY 41011

(859) 581-5900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 8, 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Eagle Hospitality Properties Trust, Inc., a Maryland corporation, or “Eagle,” will be held on Wednesday, August 8, 2007 at 10:00 a.m. local time. The meeting will take place at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011 for the purpose of acting upon the following proposals:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle, EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC, a Maryland limited liability company, and AP AIMCAP Corporation, a Maryland corporation and a wholly owned subsidiary of AP AIMCAP Holdings LLC, the merger of Eagle with and into AP AIMCAP Corporation and the other transactions contemplated by the merger agreement.

2.	To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the foregoing proposal.

3.	To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

After careful consideration, our board of directors (other than three directors who abstained from the vote) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Eagle and our stockholders. Our board of directors (other than those directors who abstained from the vote) recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

All holders of record of shares of Eagle common stock as of the close of business on June 15, 2007 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting.

Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the shares of Eagle common stock that are outstanding and entitled to vote at the special meeting. Accordingly, regardless of the number of shares you own, your vote is very important. Even if you plan on attending the meeting in person, we request that you cast your vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. If you do not attend the meeting and fail to return your proxy card or instruct your broker on how to vote, the effect will be that your shares of Eagle common stock will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.eaglehospitality.com.

By Order of the Board of Directors,

Raymond D. Martz

Chief Financial Officer, Treasurer and Secretary

July 3, 2007

IMPORTANT: Whether or not you plan to attend the special meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares of Eagle common stock through a broker or other nominee, you may be also able to submit your proxy or voting instructions in accordance with the instructions your broker or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

SUMMARY	1
The Parties to the Merger	1
The Special Meeting	2
The Merger	3
Recommendation of the Board of Directors	3
Opinion of Morgan Stanley & Co. Incorporated	3
Financing	4
Restricted Stock Awards	4
Interests of Directors and Executive Officers in the Merger	4
No Solicitation of Transactions	5
Conditions to the Merger	5
Termination of the Merger Agreement	5
Termination Fee and Expense Reimbursement	7
Material Federal Income Tax Consequences of the Merger	7
Rights of Objecting Stockholders or Appraisal Rights	7
Regulatory Approvals	7
Market Price and Dividend Data	7
QUESTIONS AND ANSWERS ABOUT THE MERGER	8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	13
THE SPECIAL MEETING	14
The Proposals	14
Record Date and Voting	14
Required Vote	14
Proxies; Revocation	15
Adjournments and Postponements	16
THE PARTIES TO THE MERGER	17
Eagle Hospitality Properties Trust, Inc.	17
EHP Operating Partnership, L.P.	17
AP AIMCAP Holdings LLC	17
AP AIMCAP Corporation	17
THE MERGER PROPOSAL	18
General Description of the Merger	18
Background of the Merger	18
Reasons for the Merger	25
Recommendations of the Special Committee and the Board of Directors	27
Opinion of Morgan Stanley & Co. Incorporated	27
Financing	33
Guaranty; Remedies	34
Interests of Eagle’s Directors, Executive Officers and Certain Other Persons in the Merger	34
Indemnification of Directors and Officers	38
Certain Financial Projections	39
Delisting and Deregistration of Eagle Common Stock and Preferred Stock	41
Material Federal Income Tax Consequences of the Merger	41
Regulatory Approvals	44
Rights of Objecting Stockholders or Appraisal Rights	44
THE MERGER AGREEMENT	45
MARKET PRICE DATA	61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
HOUSEHOLDING OF PROXY MATERIALS	64
STOCKHOLDER PROPOSALS	64
OTHER MATTERS	64
WHERE YOU CAN FIND ADDITIONAL INFORMATION	64

Annex A—Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle Hospitality Properties Trust, Inc., EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC and AP AIMCAP Corporation

A-1
Annex B—Opinion of Morgan Stanley & Co. Incorporated, dated as of April 27, 2007	B-1

i

SUMMARY

This summary highlights selected information in this proxy statement relating to the merger of Eagle Hospitality Properties Trust, Inc. with and into AP AIMCAP Corporation, which we refer to as the merger, contemplated by the Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle Hospitality Properties Trust, Inc., EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC and AP AIMCAP Corporation, which we refer to as the merger agreement. This summary may not contain all of the information that is important to you. Accordingly, to understand fully the merger agreement, the merger and the other transactions contemplated by the merger agreement and for a more complete description of the legal terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, we encourage you to carefully read this entire proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed on or about July 6, 2007.

The Parties to the Merger (Page 17)

Eagle Hospitality Properties Trust, Inc.

100 East RiverCenter Boulevard, Suite 480

Covington, Kentucky 41011

(859) 581-5900

Eagle is a Maryland corporation and owns a portfolio of full-service and all-suite hotels in the United States and Puerto Rico. We own 13 hotels with 3,516 rooms.

EHP Operating Partnership, L.P.

100 East RiverCenter Boulevard, Suite 480

Covington, Kentucky 41011

(859) 581-5900

EHP Operating Partnership is a Maryland limited partnership of which we are the general partner. EHP Operating Partnership owns all of our assets directly or indirectly through various subsidiaries.

AP AIMCAP Holdings LLC

c/o Apollo Real Estate Investment Fund V, L.P.

2 Manhattanville Road

Purchase, New York 10577

(914) 694-8000

AP AIMCAP Holdings LLC, which we refer to as Parent, is a Maryland limited liability company formed in connection with the merger as a joint venture of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC. The principal business of Apollo Real Estate Investment Fund V, L.P. consists of making various real estate related investments. Apollo Real Estate Investment Fund V, L.P. is an affiliate of Apollo Real Estate Advisors. The principal business of AIMCAP VII LLC consists of making real estate related investments. AIMCAP VII LLC is a limited liability company formed by Aimhosp Investments VII LLC and JF Hotel Investors VII LLC. Aimhosp Investors VII LLC is an affiliate of Aimbridge Hospitality, L.P., whose business consists primarily of providing hospitality management services. JF Hotel Investors VII LLC is an affiliate of JF Capital Advisors, LLC, whose business consists primarily of providing hospitality advisory services.

Apollo Real Estate Advisors, a private real estate investment firm with offices in New York, Atlanta, Los Angeles, London and Luxembourg, was founded in 1993. Apollo Real Estate has overseen the investment of thirteen real estate funds and joint ventures, through which it has invested over $7 billion in more than 350 transactions with an aggregate value in excess of $30 billion. Apollo Real Estate funds target a broad range of opportunistic, value-added and debt investments in real estate assets and portfolios throughout the United States, Europe and Japan.

AP AIMCAP Corporation

c/o Apollo Real Estate Investment Fund V, L.P.

2 Manhattanville Road

Purchase, New York 10577

(914) 694-8000

AP AIMCAP Corporation, which we refer to as Merger Sub, is a Maryland corporation and a wholly owned subsidiary of Parent.

The Special Meeting (Page 14)

The Proposals

The special meeting will be held on Wednesday, August 8, 2007, starting at 10:00 a.m. local time at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. In connection with the merger, each outstanding share of Eagle common stock (other than certain specified shares) will be converted into the right to receive $13.35 in cash plus, if our regular dividend has not been declared and paid for the quarter in which the effective time occurs, an amount equal to the portion of $0.175 accrued since the end of the quarter for which dividends were last paid (the aggregate amount being referred to as the “merger consideration”), without interest and less any applicable withholding tax.

At the special meeting, you may also be asked to consider and vote upon a proposal to approve any motion to adjourn the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the foregoing proposal.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Voting

The holders of record of Eagle common stock as of the close of business on the record date, June 15, 2007, are entitled to receive notice of, and to vote at, the special meeting. You will have one vote for each share of Eagle common stock that you owned as of the record date. On the record date, there were 19,158,382 shares of Eagle common stock outstanding.

The holders of a majority of the shares of Eagle common stock that were outstanding on the record date and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote

Completion of the merger requires approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least a majority of the shares of Eagle common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of Eagle common stock outstanding rather than on the number of votes cast, failure to vote your shares of Eagle common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 849,609 shares of Eagle common stock in the form of shares and restricted stock, entitling them to exercise approximately 4.4% of the voting power of Eagle common stock. This amount excludes Eagle common stock that may be issuable upon redemption of Operating Partnership Units (as defined below) held by our executive officers and directors. We currently expect that the executive officers and directors of Eagle will vote their shares of Eagle common stock in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Proxies; Revocation

Any of our stockholders of record entitled to vote may vote by returning the enclosed proxy or by voting at the special meeting. If your shares of Eagle common stock are held in “street name” by your broker or other nominee, you should instruct your broker or other nominee on how to vote your shares of Eagle common stock using the instructions provided by your broker or other nominee. If you elect to vote in person at the special meeting and your shares are held by a broker or other nominee, you must bring to the special meeting a legal proxy from the broker or other nominee authorizing you to vote your shares of Eagle common stock.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary or by your voting in person at the special meeting. If you have instructed a broker or other nominee to vote your shares, you must follow the directions received from your broker or other nominee to change your proxy instructions.

The Merger (Page 18)

On the closing date, Eagle will be merged with and into Merger Sub, with Merger Sub surviving the merger.

The merger of Eagle and Merger Sub will become effective under all applicable laws upon (1) the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or (2) such later time that the parties to the merger agreement may specify in such documents (which will not exceed 30 days after the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland). We sometimes use the term “effective time” in this proxy statement to describe the time the merger of Eagle and Merger Sub becomes effective under all applicable laws.

Recommendation of the Board of Directors (Page 27)

After careful consideration, our board of directors (other than three directors who abstained from the vote; see “—Background of the Merger” beginning on page 18):

•	has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Eagle and our stockholders; and

•	recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated (Page 27)

In connection with the merger, Morgan Stanley & Co. Incorporated delivered to the special committee of our board of directors an opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Eagle common stock in the merger. The full text of Morgan Stanley’s written opinion, dated April 27, 2007, is attached to this proxy statement as Annex B. We recommend that you read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion was delivered to the special committee of our board of directors in connection with its evaluation of the consideration offered in the merger, does not address any other aspect of the merger and does not constitute a recommendation to any holder of Eagle common stock as to how to vote or act with respect to any matters relating to the merger.

Financing (Page 33)

It is expected that in connection with the merger, affiliates of Parent and Merger Sub will contribute some equity to Parent and Merger Sub. In addition, in connection with the execution and delivery of the merger agreement, affiliates of Buyer Parties (as defined below) obtained a debt commitment letter from Bear Stearns Commercial Mortgage, Inc. providing for debt financing in an aggregate principal amount of up to the lesser of (i) $639 million and (ii) 85.0% of the total consideration payable by Buyer Parties for the completion of the merger and other costs such as transaction costs relating to the merger.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.

Restricted Stock Awards (Page 34)

In connection with the merger, each restricted stock award outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive immediately prior to the effective time a cash payment, less any applicable withholding tax, equal to the product of:

•	the merger consideration, multiplied by

•	the aggregate number of shares of Eagle common stock underlying such restricted stock award immediately prior to the effective time.

Interests of Directors and Executive Officers in the Merger (Page 34)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•

the merger agreement provides that our directors and executive officers will have their vested and unvested restricted stock cancelled as of the effective time in return for a cash payment equal to the merger consideration, less any applicable withholding tax;

•

J. William Blackham, our President and Chief Executive Officer, will be entitled to severance benefits and health benefits under his employment agreement if his employment is terminated without cause or he leaves for good reason (as defined in his employment agreement) within 24 months after completion of the merger;

•

each of Raymond D. Martz, our Chief Financial Officer, Treasurer and Secretary, and Brian Guernier, our Senior Vice President—Acquisitions, will be entitled to severance benefits and health benefits under his employment agreement if his employment is terminated without cause or he leaves for good reason (as defined in the employment agreements) within 12 months after completion of the merger;

•

each of Messrs. Blackham, Martz and Guernier is entitled to a tax gross-up payment under his employment agreement to eliminate all taxes that he would otherwise incur as a result of any excise taxes to which he may be subject by reason of their receipt of any payment, under the employment agreement or otherwise, that constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•

at the closing of the merger, we have agreed to deposit into escrow amounts sufficient to fund the change in control payments payable to certain of our executive officers under their employment agreements;

•

pursuant to the terms of our 2005 Deferred Compensation Plan for Non-Employee Directors, each non-employee director participant will be entitled to the accelerated payment of their accounts in the merger, and, pursuant to the merger agreement, the plan will be terminated effective as of the effective time;

•	some of our directors and executive officers are parties to Tax Indemnity and Debt Maintenance Agreements with the Company; and

•	some of our directors and executive officers hold Operating Partnership Units.

No Solicitation of Transactions (Page 52)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Eagle or our subsidiaries. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Merger (Page 56)

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the requisite stockholder vote;

•

the receipt of a tax opinion of DLA Piper US LLP, dated as of the closing date of the merger, to the effect that Eagle was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code for its taxable years through and including the short taxable year ending on the closing of the merger;

•	the absence of any material adverse effect on Eagle and our subsidiaries since April 27, 2007;

•	the absence of any injunction, order, decree or ruling by any governmental authority of competent jurisdiction making illegal or preventing consummation of the merger;

•

the accuracy of our and EHP Operating Partnership’s representations and warranties in all material respects as of the closing, without regard to any materiality or material adverse effect qualification (as though made as of the closing); provided that certain representations and warranties pertaining to our capitalization, authorization and the board recommendation must be true and correct in all respects and certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance, in all material respects, by us and EHP Operating Partnership of our obligations under the merger agreement;

•

the accuracy of Parent and Merger Sub’s representations and warranties in all material respects as of the closing, without regard to any materiality or material adverse effect qualification (as though made as of the closing); provided that, certain representations and warranties need not be true as of the closing if they are limited to an earlier date; and

•	the performance, in all material respects, by Parent and Merger Sub, of their obligations under the merger agreement.

Termination of the Merger Agreement (Page 57)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time for various reasons, including:

•	by mutual written consent of the parties;

•	by either Parent or Eagle if:

•	the effective time shall not have occurred on or before October 1, 2007; or

•	any final and non-appealable governmental order prohibits the consummation of the merger;

•	by Parent if:

•

any of the representations and warranties of Eagle and EHP Operating Partnership in the merger agreement shall have been inaccurate as of the date of the merger agreement or shall have become inaccurate as of a subsequent date such that the conditions to closing cannot be satisfied; or

•

any of the covenants of Eagle and EHP Operating Partnership contained in the merger agreement shall have been breached by Eagle or EHP Operating Partnership such that the conditions to closing cannot be satisfied;

•	by Eagle if:

•

any of the representations and warranties of Buyer Parties shall have been inaccurate as of the date of the merger agreement or shall have become inaccurate as of a subsequent date such that the conditions to closing cannot be satisfied; or

•	any of the covenants of Buyer Parties contained in the merger agreement shall have been breached by any of the Buyer Parties such that the conditions to closing cannot be satisfied;

•	by either Parent or Eagle, by notice to the other, if the requisite stockholder vote has not been obtained;

•	by Parent, by notice to Eagle, if:

•

our board of directors withdraws, qualifies or modifies its recommendation to our stockholders with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement in a manner adverse to Buyer Parties or takes any action inconsistent with such recommendation;

•

we fail to include in this proxy statement the recommendation of our board of directors with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	our board of directors and the special committee approve, endorse or recommend, or publicly announce its intent to approve, endorse or recommend, any Acquisition Proposal (as defined below);

•	Eagle or EHP Operating Partnership enter into any contract relating to an Acquisition Proposal or publicly announce its intent to do so;

•	we fail to comply with the provisions of the merger agreement regarding no solicitation of transactions; or

•

a tender offer relating to our or EHP Operating Partnership’s securities shall have been commenced by someone other than Parent or its affiliates and we shall not have sent to our security holders, within 10 business days after the commencement of such tender offer, a statement disclosing that our board of directors recommends rejection of such tender offer; or

•	by Eagle, prior to the approval of the merger agreement, the merger and the contemplated transactions by the requisite stockholder vote, if:

•

our board of directors and the special committee have concluded in good faith, after consultation with outside legal and financial advisors, that an unsolicited Acquisition Proposal is a Superior Proposal (as defined below);

•

our board of directors withdraws, qualifies or modifies its recommendation to our stockholders with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement in a manner adverse to Buyer Parties;

•	our board of directors and the special committee have authorized, approved or recommended the entering into of an Acquisition Agreement for a Superior Proposal; and

•	we shall have complied with the Superior Proposal Termination Procedures (as defined below) and paid to Parent a termination fee.

Termination Fee and Expense Reimbursement (Page 59)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to reimburse Parent for up to $10.0 million in expenses or pay Parent a termination fee of $12.75 million. If we are required to pay Parent a termination fee, any amount previously paid to Parent as an expense reimbursement will be deducted from the amount later paid as a termination fee; therefore, upon termination of the merger, we will not be required to pay to Parent more than $12.75 million in the aggregate.

Material Federal Income Tax Consequences of the Merger (Page 41)

The receipt of the merger consideration in exchange for your Eagle common stock will be a fully taxable transaction for federal income tax purposes. If you are a U.S. taxpayer, for federal income tax purposes your receipt of the merger consideration will be treated as a taxable sale of Eagle common stock held by you. In general, on each share of Eagle common stock owned by you, you will recognize gain or loss as a result of your receipt of the merger consideration equal to the difference between (i) the merger consideration per share of Eagle common stock exchanged in the merger and (ii) your adjusted tax basis in that share. In addition, because the merger may be a taxable transaction to non-U.S. stockholders, we intend to withhold a portion of the merger consideration that is payable to non-U.S. stockholders and, under certain circumstances, we may be required to withhold a portion of the merger consideration of U.S. stockholders under applicable tax laws. A non-U.S. stockholder is urged to consider selling his, her or its Eagle common stock prior to the merger in order to be subject to generally more favorable provisions that govern the federal income tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs. Your tax consequences will depend on your particular situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger and the other transactions contemplated by the merger agreement to you.

Rights of Objecting Stockholders or Appraisal Rights (Page 44)

Under the applicable provisions of Maryland law, because shares of Eagle common stock were listed on the New York Stock Exchange on the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting, no rights of objecting stockholders or appraisal rights are available with respect to the merger.

Regulatory Approvals (Page 44)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger.

Market Price and Dividend Data (Page 61)

Eagle common stock, par value $0.01 per share, is listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “EHP.” On January 29, 2007, the last trading day prior to the public announcement that we had formed a special committee of independent directors to explore strategic alternatives to enhance stockholder value, including a potential sale of the company, Eagle common stock closed at $9.40 per share, as reported on the NYSE. On April 27, 2007, the last full trading day prior to the date of the public announcement of the merger agreement, Eagle common stock closed at $11.90 per share, as reported on the NYSE. On July 2, 2007, the latest practicable trading day before the date of this proxy statement, Eagle common stock closed at $13.15 per share, as reported on the NYSE.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Eagle. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A. In this proxy statement, we refer to EHP Operating Partnership, L.P. as “EHP Operating Partnership” and Eagle Hospitality Properties Trust, Inc. as “we,” “us,” “our,” “Eagle” or the “Company.” In addition, we refer to AP AIMCAP Holdings LLC as “Parent,” AP AIMCAP Corporation as “Merger Sub” or “the surviving corporation,” AP AIMCAP Holdings LLC and AP AIMCAP Corporation together as “Buyer Parties” and the merger of Eagle and Merger Sub as the “merger.”

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Eagle by a joint venture of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC under an Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle, EHP Operating Partnership, Parent and Merger Sub. Once the merger has been approved by the stockholders of Eagle and the other closing conditions under the merger agreement have been satisfied or waived, Eagle will merge with and into Merger Sub with Merger Sub surviving the merger as the surviving corporation and as a subsidiary of Parent.

Q:	What will I be entitled to receive in the merger?

A:	You will be entitled to receive $13.35 in cash plus, if our regular dividend has not been declared and paid for the quarter in which the effective time occurs, an amount equal to the portion of $0.175 accrued since the end of the quarter for which dividends were last paid, without interest and less any applicable withholding tax, for each outstanding share of Eagle common stock that you own as of the effective time of the merger.

Q:	How does the Eagle board of directors recommend that I vote on the proposals?

A:	Our board of directors (other than three directors who abstained from the vote) recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as promptly as practicable. Because a vote of our stockholders is only one of the conditions to the completion of the merger, we can give you no assurance as to when or whether the merger will occur. We expect to complete the merger on August 15, 2007 if the conditions to completion of the merger are satisfied or waived. For more information, please see “The Merger Agreement—Conditions to the Merger” beginning on page 56.

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares of Eagle common stock?

A:

Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of Eagle common stock for the merger consideration. At that time, if you hold physical stock certificates, you must send those certificates with your completed letter of transmittal to the paying agent. If you do not hold any physical stock certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after the paying agent receives from you a properly completed letter of transmittal together with your certificates, or, if you do not hold any physical certificates, promptly after the paying agent receives your properly completed letter of transmittal and electronic transfer of your shares.

Q:	If I hold units of limited partner interest in EHP Operating Partnership, and if the merger is completed, what will happen to my units?

A:	In connection with the merger, Parent and Merger Sub will offer each holder of units of limited partner interest in EHP Operating Partnership cash in an amount equal to $13.35 per unit plus, to the extent our regular dividend has not been declared and paid for the quarter in which the effective time occurs, an amount equal to the portion of $0.175 accrued since the end of the quarter for which dividends were last paid, without interest and less any applicable withholding tax. We will send separate materials to the limited partners of EHP Operating Partnership regarding such offer, providing instructions on how to receive payment for limited partnership units in EHP Operating Partnership. If a limited partner does not elect to receive the cash consideration for his or her units, he or she will remain a limited partner and continue to hold units of limited partnership interest in EHP Operating Partnership. In addition, prior to the closing, EHP Operating Partnership will declare a distribution in respect of the limited partnership units not otherwise exchanged in the offer by Parent and Merger Sub, in an amount equal to the prorated dividend payable to our common stockholders. The consummation of the offer by Parent and Merger Sub to holders of limited partnership units of EHP Operating Partnership is contingent upon the closing of the merger.

Q:	If I hold Series A preferred stock in Eagle, and if the merger is completed, what will happen to my Series A preferred stock?

A:	Each share of 8.25% Series A Cumulative Redeemable Preferred Stock in Eagle will be converted into one share of the surviving corporation’s 8.25% Series A Cumulative Redeemable Preferred Stock, having terms identical to the terms of our Series A preferred stock. Certificates representing shares of our Series A preferred stock prior to the effective time will represent shares of the surviving corporation’s Series A preferred stock after the effective time. Holders of our Series A preferred stock will not be entitled to vote their shares of Series A preferred stock on the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Following completion of the merger, Eagle common stock and preferred stock will no longer be traded on the NYSE, and Eagle common stock and preferred stock will be deregistered under the Exchange Act. As a result, we will cease to be subject to the reporting obligations under the Exchange Act. On June 20, 2007, Parent submitted a request for a no action letter from the SEC with respect to the delisting and deregistration of our common stock and our preferred stock.

Q:	Will I receive any regular quarterly dividends with respect to the shares of Eagle common stock that I own?

A:	Pending the consummation of the merger, we expect to continue to pay our regular quarterly dividend in an amount not to exceed $0.175 per share of Eagle common stock. In accordance with the merger agreement, if our regular dividend has not been declared and paid for the quarter in which the effective time occurs, the merger consideration will include an amount equal to the portion of $0.175 accrued since the end of the quarter for which dividends were last paid.

Q:	What is the location, date and time of the special meeting?

A:	The special meeting will be held on Wednesday, August 8, 2007, at 10:00 a.m. local time, at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011.

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the shares of Eagle common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of Eagle common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares of Eagle common stock at the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement by indicating a vote against the proposal on your proxy, or by voting against the proposal in person at the special meeting. Under the applicable provisions of Maryland law, no rights of objecting stockholders or appraisal rights are available with respect to the merger.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record at the close of business on the record date, June 15, 2007, are entitled to receive notice of the special meeting and to vote shares of Eagle common stock that they held on the record date at the special meeting or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of Eagle common stock owned on the record date. As of the record date, there were 19,158,382 shares of Eagle common stock outstanding and entitled to vote at the special meeting.

Q:	What happens if I sell my shares of Eagle common stock before the special meeting?

A:	The record date for the special meeting, June 15, 2007, is earlier than the date of the special meeting. If you held your shares of Eagle common stock on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for the shares. The right to receive the merger consideration will pass to the person who owns your shares of Eagle common stock when the merger is completed.

Q:	How do I vote?

A:	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit your proxy or voting instructions in accordance with the voting instruction form received from any broker or other nominee that may hold your shares of Eagle common stock on your behalf as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card?

A:	If you fail to submit your proxy by mail or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as a vote against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the adjournment proposal.

Q:	If my shares of Eagle common stock are held for me by my broker, will my broker vote my shares for me?

A:

If you hold your shares of Eagle common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares of Eagle common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares of Eagle common stock will not be voted, and this will have the same effect as a vote against the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the adjournment proposal.

Q:	May I vote in person?

A:	Yes. You may vote in person at the special meeting, rather than submitting a proxy, if you own shares of Eagle common stock in your own name. If your shares are held by a broker or other nominee and you elect to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker or other nominee authorizing you to vote your shares of Eagle common stock. You may be asked to present photo identification for admittance to the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before the shares of Eagle common stock reflected on your proxy are voted at the special meeting. If you own your shares of Eagle common stock in your own name, you can do this in one of three ways. First, you can send a written notice of revocation of your proxy to our Secretary at our principal executive offices. Second, you can mark, sign, date and return a new proxy card at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow the directions received from the broker or other nominee to change your instructions.

Q:	Have any stockholders already agreed to approve the merger agreement and the merger?

A:	No. There are no agreements between Parent, Merger Sub or any affiliate of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC, and any stockholder of Eagle in which that stockholder has agreed to vote in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the special meeting, the merger agreement and the merger, as well as information about Eagle, EHP Operating Partnership, Parent and Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read this proxy statement carefully, including the annexes. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” beginning on page 64.

Q:	Should I send my stock certificates now?

A:	No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your certificates for the merger consideration. At that time, you must send in your certificates or an executed appropriate instrument of transfer of your shares of Eagle common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of Eagle common stock. Do not send any stock certificates with your proxy card.

Q:	Where can I find more information about Eagle?

A:	We file certain information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.eaglehospitality.com. Except for information specifically incorporated by reference in this proxy statement, information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find Additional Information” beginning on page 64.

Q:	How will proxy holders vote my shares of Eagle common stock?

A:	If you submit a properly executed proxy prior to the special meeting, your shares of Eagle common stock will be voted as you direct. If you submit a properly executed proxy but no direction is otherwise made, your shares of Eagle common stock will be voted “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of directors is soliciting your proxy. The Company will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any amount for soliciting proxies. We will pay approximately $7,500, plus certain other amounts, to our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of Eagle common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Whom can I call with questions?

A:	We have selected MacKenzie Partners, Inc. as our proxy solicitor, which you may contact as follows:

105	Madison Avenue
New	York, New York 10016
proxy@mackenziepartners.com
Call	Collect: (212) 929-5500
or
Toll-Free	(800) 322-2885

If you have further questions, you may contact MacKenzie Partners, Inc. at the address and telephone number indicated above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business or investment strategy;

•	availability, terms, and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry and the market in which we operate, interest rates, or the general economy;

•	the degree and nature of our competition;

•	potential or actual litigation challenging the merger;

•	changes in federal income tax laws;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

the failure by Parent to obtain the necessary debt financing set forth in the debt commitment letter received in connection with the merger and the other transaction contemplated by the merger agreement; and

•	the failure of the merger and the other transactions contemplated by the merger agreement to close for any other reason, including the failure to obtain the approval of our stockholders.

These risks and uncertainties, along with the factors discussed under “Item 1A.—Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” “Business” and “Properties” in our Annual Report on Form 10-K for the year ended December 31, 2006 (see “Where You Can Find Additional Information” beginning on page 64, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE SPECIAL MEETING

The Proposals

This proxy statement is being furnished to our common stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of stockholders to be held on Wednesday, August 8, 2007, at 10:00 a.m. local time at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011. At the special meeting, common stockholders will be asked to:

•

consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle, EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC, a Maryland limited liability company, and AP AIMCAP Corporation, a Maryland corporation and a wholly owned subsidiary of AP AIMCAP Holdings LLC, the merger of Eagle with and into AP AIMCAP Corporation and the other transactions contemplated by the merger agreement;

•	approve any motion to adjourn the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting and at any adjournments or postponements thereof.

Our common stockholders must approve the merger agreement, the merger and the other transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which you are encouraged to read in its entirety.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Voting

The holders of record of Eagle common stock as of the close of business on the record date, June 15, 2007, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 19,158,382 shares of Eagle common stock outstanding.

The holders of a majority of the shares of Eagle common stock that were outstanding on the record date and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Eagle common stock held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. “Broker non-votes” result when the beneficial owners of shares of Eagle common stock do not provide specific voting instructions to their brokers. Under the rules of the NYSE, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger.

Required Vote

Completion of the merger requires the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least a majority of the shares of Eagle common stock that are outstanding and entitled to vote at the special meeting. Each share of Eagle common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of shares of Eagle common stock outstanding rather than on the number of votes cast, failure to vote your shares of Eagle common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, in order for your shares of Eagle common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of Eagle common stock voted by returning the enclosed proxy card or voting in person at the special meeting.

Record holders may cause their shares of Eagle common stock to be voted using one of the following methods:

•	marking, signing, dating and returning the enclosed proxy card by mail; or

•	appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Eagle common stock as described above as promptly as possible.

If you hold your shares of Eagle common stock through a broker or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker or other nominee provides to you. You should instruct your broker or other nominee as to how to vote your shares of Eagle common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee who can give you directions on how to vote your shares of Eagle common stock.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 849,609 shares of Eagle common stock, entitling them to exercise approximately 4.4% of the voting power of Eagle common stock. This amount excludes Eagle common stock that may be issuable upon redemption of Operating Partnership Units held by our executive officers and directors. We currently expect that the executive officers and directors of Eagle will vote their shares of Eagle common stock in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Proxies; Revocation

If you submit a proxy, your shares of Eagle common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Eagle common stock will be voted “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

by delivering a written revocation of your proxy dated after the date of the proxy that is being revoked to the Secretary of Eagle at 100 East RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011; or

•	by delivering to the Secretary of Eagle a later-dated, duly executed proxy at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Eagle common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the broker or other nominee or other party that is the registered owner of the shares of Eagle common stock. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or other nominee, you must bring to the special meeting a legal proxy from the broker or other nominee authorizing you to vote your shares of Eagle common stock.

Eagle will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of Eagle common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $7,500 plus reimbursement of out-of-pocket expenses. In addition, our arrangement with MacKenzie Partners, Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments and Postponements

Although we do not expect to do so, if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement at the special meeting of stockholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Unless otherwise indicated, any signed proxies received by us will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER

Eagle Hospitality Properties Trust, Inc.

Eagle is a Maryland corporation and owns a portfolio of hotels in the United States and Puerto Rico. We own 13 full-service and all-suite hotels encompassing a total of 3,516 rooms and serviced under premier brands licensed to the hotel operators including the Hilton, Embassy Suites, Marriott and Hyatt brands. Our hotels are located throughout the United States, in Arizona, California, Colorado, Florida, New York, Kentucky, Ohio, Illinois and Massachusetts, and in Puerto Rico. Eagle’s principal executive offices are located at 100 East RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011. The telephone number for Eagle’s executive offices is (859) 581-5900.

EHP Operating Partnership, L.P.

EHP Operating Partnership is a Maryland limited partnership. EHP Operating Partnership is the subsidiary operating partnership of Eagle and owns all of our assets directly or indirectly through various subsidiaries. Eagle, as general partner, directly owns a one percent general partner interest and approximately 80.4% of the limited partner interests in EHP Operating Partnership (“Operating Partnership Units”) as of the date of this proxy statement. Limited partners, including certain of our officers and directors, own the remaining Operating Partnership Units. The principal executive offices of EHP Operating Partnership are located at 100 East RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011. The telephone number for EHP Operating Partnership’s executive offices is (859) 581-5900.

AP AIMCAP Holdings LLC

Parent is a Maryland limited liability company formed in connection with the merger as a joint venture of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC. The principal business of Apollo Real Estate Investment Fund V, L.P. consists of making various real estate related investments. Apollo Real Estate Investment Fund V, L.P. is an affiliate of Apollo Real Estate Advisors. The principal business of AIMCAP VII LLC consists of making real estate related investments. AIMCAP VII LLC is a limited liability company formed by Aimhosp Investment VII LLC and JF Hotel Investors VII LLC. The principal business of Aimhosp Investment VII LLC consists of making real estate related investments. Aimhosp Investment VII LLC is an affiliate of Aimbridge Hospitality, L.P., whose business consists of providing hotel real estate and management services. The principal business of JF Hotel Investors VII LLC consists of making real estate investments. JF Hotel Investors VII LLC is an affiliate of JF Capital Advisors, LLC, whose business consists of providing hotel advisory services. To date, Parent has not conducted any activities other than those incident to its formation and the execution of the merger agreement. Upon completion of the merger, Merger Sub and EHP Operating Partnership will be subsidiaries of Parent. The principal executive offices of Parent are located at c/o Apollo Real Estate Investment Fund V, L.P., 2 Manhattanville Road, Purchase, New York 10577. The telephone number for Parent’s principal executive offices is (914) 694-8000.

Apollo Real Estate Advisors, a private real estate investment firm with offices in New York, Atlanta, Los Angeles, London and Luxembourg, was founded in 1993. Apollo Real Estate has overseen the investment of thirteen real estate funds and joint ventures, through which it has invested over $7 billion in more than 350 transactions with an aggregate value in excess of $30 billion. Apollo Real Estate funds target a broad range of opportunistic, value-added and debt investments in real estate assets and portfolios throughout the United States, Europe and Japan.

AP AIMCAP Corporation

Merger Sub is a Maryland corporation formed in connection with the merger as a joint venture of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC. To date, Merger Sub has not conducted any activities other than those incident to its formation and the execution of the merger agreement. In the merger, Eagle will be merged with and into Merger Sub, with Merger Sub being the surviving corporation. The principal executive offices of Merger Sub are located at c/o Apollo Real Estate Investment Fund V, L.P., 2 Manhattanville Road, Purchase, New York 10577. The telephone number for Merger Sub’s principal executive offices is (914) 694-8000.

THE MERGER PROPOSAL

General Description of the Merger

Under the terms of the merger agreement, Parent, a joint venture of Apollo Real Estate Investment Fund V, L.P. and AIMCAP VII LLC, will acquire us and our subsidiaries, including EHP Operating Partnership, through the merger of us with and into Merger Sub. Under the merger agreement, Eagle will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation.

Background of the Merger

As part of the Company’s business strategy, the board of directors and management of the Company have from time to time considered strategic alternatives for the Company in an effort to maximize stockholder value.

As part of meetings of our board of directors on May 2 and 3, 2006, directors Frank C. McDowell and Paul S. Fisher led the board in a discussion of various types of operating strategies for companies in the REIT industry. The independent directors also met separately at this time to discuss strategic initiatives for the Company, and the independent directors determined that the July 2006 meeting of the board of directors should focus solely on corporate strategy.

On June 8, 2006, directors Thomas E. Costello, Thomas R. Engel, Louis D. George, Robert J. Kohlhepp, William P. Butler, and Messrs. McDowell and Fisher met telephonically to discuss certain management issues. Following a discussion led by Mr. Kohlhepp, these directors decided to call a special meeting of the board of directors on July 6.

On June 14, 2006, Messrs. George, Kohlhepp, McDowell, Fisher and Butler met telephonically and discussed, among other things, the creation of a committee of independent directors to explore strategic alternatives available to the Company, including interviewing prospective investment bankers to assist the committee.

At a meeting of our board of directors on July 6, 2006, the board discussed the exploration of a possible sale of the Company. J. William Blackham, our President and Chief Executive Officer, led a discussion of possible valuations under various scenarios and methodologies. The board determined to form a committee of independent directors, which we refer to as the independent committee, to review strategic alternatives for the Company, including the possible sale of the Company through a merger or the sale of all or substantially all of the assets of the Company. Messrs. McDowell, Fisher and Kohlhepp were appointed to the independent committee. The independent committee was authorized and directed to study and make recommendations to the board of directors with respect to the strategic review. The independent committee was also authorized to retain investment banking and other advisors, provided that the committee was not authorized to obligate the Company to pay any fees without the prior approval of the board of directors. At this meeting, the board also determined to form a committee tasked with reviewing and improving the performance of Eagle’s management and board. The board also reiterated its position that the Company was not for sale.

At a meeting of the independent committee on July 18, 2006, the independent committee discussed the retention of a financial advisor to conduct a routine review of strategic alternatives available to the Company.

In late July 2006, Mr. McDowell participated in a conference call with representatives of Morgan Stanley. Morgan Stanley agreed to conduct a routine review of strategic alternatives available to Eagle. The independent committee and Morgan Stanley subsequently entered into an engagement letter regarding the routine review of strategic alternatives.

At meetings of our board of directors on July 27 and 28, 2006, the independent committee updated the board of directors regarding its activities. The independent committee also reported to the board of directors that Morgan Stanley had agreed to conduct a review of strategic alternatives available to Eagle.

In August 2006, management prepared and provided Morgan Stanley with updated projections and its business model for the upcoming two years.

At a meeting of the independent committee in mid-October 2006, Morgan Stanley discussed its review of strategic alternatives available to the Company. Morgan Stanley reviewed, among other things, activities at the Company since its initial public offering, its business model and several valuation methodologies that provided a range of indicative values of the Company’s common stock. The Morgan Stanley presentation outlined for the independent committee the following five strategic alternatives, and possible benefits and negatives of each alternative: (1) pursuing the Company’s business model; (2) pursuing a more aggressive acquisition strategy, funded by the sale of common equity; (3) contributing assets to a joint venture; (4) merging with another REIT in a stock-for-stock transaction; and (5) a sale of the Company for cash. In its discussions, the independent committee expressed concern regarding the Company’s ability to raise sufficient capital to pursue a more aggressive acquisition strategy.

At meetings of our board of directors on October 26 and 27, 2006, the independent committee presented a report on its activities, including a discussion of the presentation Morgan Stanley had made at the independent committee’s prior meeting, a modified version of which was provided to the board. With the agreement of Messrs. Butler, Banta and Costello, the independent committee had directed Morgan Stanley to prepare the modified version because, in the view of the independent committee, if the board of directors were to decide to seek a buyer for the Company, Corporex Companies, LLC (“Corporex”), an affiliate of Messrs. Butler, Banta and Costello, or Mr. Butler himself, might be interested in bidding for the Company. After the meeting of the board of directors, the independent committee met separately to continue its review of strategic alternatives.

At the meeting of our board of directors on November 15, 2006, Mr. Kohlhepp reported on the activities of the independent committee since the last board of directors meeting. He reported that the independent committee had added Messrs. Engel and George to its deliberations, and that the independent committee had unanimously concluded that it was in the best interests of the Company and its stockholders that the Company continue to consider all of its strategic alternatives, including a sale of the Company. He distributed to the board of directors draft resolutions to add Messrs. Engel and George to the independent committee and to expand the authority of the independent committee. After discussion, the board of directors recessed the meeting until November 20, 2006, in order to give the board of directors an opportunity to consider the proposed resolutions.

At a meeting of our board of directors on November 20, 2006, the board adopted resolutions establishing a special committee of independent directors (the “special committee”) to continue the work of the independent committee, and appointed Messrs. McDowell (chairman), Engel, Fisher, George and Kohlhepp to serve on the special committee. Messrs. Butler, Banta and Costello requested not to be considered to serve on the special committee due to their relationship with Corporex and the possibility, at the time, that Corporex or an affiliate would propose a transaction with Eagle. The board authorized and directed the special committee to determine whether a sale of the Company or a sale of all or substantially all of its assets was in the best interests of the Company and its stockholders, to furnish confidential information to third parties, to negotiate the terms of any such sale and to make a recommendation to the board with respect to any such sale. The board also authorized the special committee to retain such advisors, including investment bankers and legal counsel, as the special committee determined necessary. The board determined that the members of the special committee were to be compensated in the amount of $25,000 for service on the special committee, regardless of whether any sale was recommended or completed, and provided the members of the special committee with indemnification to the maximum extent permissible.

On November 30, 2006, Messrs. McDowell and George conducted a telephone interview of representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), a law firm identified by the special committee as potential outside counsel. At the request of Messrs. McDowell and George, the representatives of Skadden participated in a meeting of the special committee on December 1, 2006 to enable the other members of the special committee to ask questions regarding the firm’s qualifications to represent the special committee.

Following deliberation by the special committee without such representatives present, the special committee determined to retain Skadden as outside legal counsel to the special committee, subject to negotiation of the terms of an engagement letter, which Mr. McDowell was authorized by the special committee to negotiate. This determination by the special committee was based on a number of factors, including the reputation and experience of Skadden in merger and acquisition transactions and with REITs, its experience in representing special committees in situations in which an affiliated party might be a participant in a sale process and the absence of any potential conflict of interest that would impair Skadden’s ability to act as counsel to the special committee. The special committee and Skadden subsequently entered into an engagement letter.

Also at its December 1 meeting, the special committee discussed the retention of Morgan Stanley as financial advisor. After deliberation, the special committee determined to retain Morgan Stanley as financial advisor to the special committee, subject to negotiation of the terms of an engagement letter, which Mr. McDowell was authorized by the special committee to negotiate. This determination by the special committee was based on Morgan Stanley’s experience with transactions of the type that the special committee might consider, its experience in the hospitality industry and the absence of any potential conflict of interest that would impair Morgan Stanley’s ability to render a fairness opinion or to act as the financial advisor to the special committee. The special committee and Morgan Stanley subsequently entered into an engagement letter regarding a proposed transaction involving Eagle. The special committee then discussed initial steps to explore a possible sale of the Company. The special committee also discussed whether it was appropriate to instruct Morgan Stanley to contact Mr. Butler in an attempt to determine whether he had an intention to submit an offer for the Company, but determined that it would be inappropriate to initiate any contact with Mr. Butler at that time.

Between the meeting of the special committee on December 1 and its subsequent meeting on December 20, 2006, representatives of Skadden recommended that the special committee retain Venable LLP (“Venable”) as special outside Maryland counsel to the special committee, and, upon Skadden’s recommendation, the special committee determined to retain Venable as special outside Maryland counsel. The special committee and Venable subsequently entered into an engagement letter.

At a meeting of the special committee on December 20, 2006, representatives of Skadden and Venable reviewed with the special committee the duties of directors of a Maryland corporation serving as members of a special committee when dealing with a potential change of control situation. Counsel for Corporex had contacted Skadden to inform Skadden and the special committee that Corporex might deliver a letter to the special committee, but Skadden had not been informed of the nature of the prospective communication or whether such communication would include any proposal to acquire the Company. The special committee also discussed the importance of maintaining a level playing field among all interested bidders, particularly in light of Corporex’s potential interest in acquiring the Company.

Representatives of Morgan Stanley then discussed with the special committee the status of the hotel industry market at that time and the marketing process Morgan Stanley recommended, if the special committee were to decide to pursue such a process, to determine the interest from potential buyers in acquiring the Company. The special committee also discussed the timing of a public announcement of a sale process and the need to retain the services of the Company’s employees if a sale process were to be announced.

At a meeting of the special committee on January 17, 2007, the special committee discussed public announcement of the formation of the special committee and the commencement of the sale process. Morgan Stanley reviewed with the special committee the recommended sale process and a potential timetable for the process. Morgan Stanley also reviewed a list of approximately 60 potential bidders identified by Morgan Stanley.

On January 29, 2007, the Company issued a press release announcing that the board of directors had established the special committee to explore strategic alternatives to enhance stockholder value, including a possible sale of the Company. At the direction of the special committee, Morgan Stanley began contacting potential bidders after the press release was issued. Morgan Stanley ultimately had contact with 66 potential bidders.

At a meeting of the special committee on February 1, 2007, representatives of Morgan Stanley reviewed the market reception of the public announcement of the formation of the special committee and the exploration of strategic alternatives. The special committee then discussed the confidentiality agreement that potential bidders would be asked to sign before they were given access to confidential information regarding the Company. Skadden informed the special committee that the confidentiality agreement would contain “standstill” provisions that would preclude bidders from, among other things, making an unsolicited bid to acquire the Company or forming a group to make a joint bid to acquire the Company. Morgan Stanley informed the special committee that, as instructed by the special committee, its representatives had told potential bidders that they should not be communicating with other potential bidders, including Corporex and Mr. Butler, about the Company. The special committee emphasized its position that bidders should not be permitted to “team up” at this stage of the process.

On February 7, 2007, Morgan Stanley began to provide draft confidentiality agreements and selected publicly available information about the Company to 49 potential bidders who expressed interest in receiving such materials. During the ensuing two months, confidentiality agreements were entered into with 32 potential bidders. On February 16, 2007, Morgan Stanley began to provide confidential offering materials to those bidders who had signed confidentiality agreements. Commencing on February 22, 2007, bidders who had signed confidentiality agreements were provided access to a virtual data room that contained additional corporate and property level data.

In the course of negotiating confidentiality agreements, a number of bidders requested that the terms of the standstill provisions be modified to make it clear that bidders would be released from the standstill provisions once a merger agreement was signed with another party, so the released bidder would be free to make a superior offer. The bidders who requested such modifications to the terms of the standstill provisions were informed that the special committee intended to provide in any binding agreement appropriate waivers of the standstill provisions to permit each bidder to submit a “superior proposal” in accordance with the terms of any such binding agreement, but that the special committee would not provide in the confidentiality agreements for a blanket waiver of the standstill provisions contained therein.

On February 23, 2007, Corporex submitted a letter to the special committee in which Corporex proposed to acquire all of the outstanding common stock of the Company not owned by Corporex at a range of $10.75 to $11.25 per share in cash. Corporex publicly disclosed the letter in a Schedule 13D filing with the SEC on February 27, 2007.

At a meeting of the special committee held on February 27, 2007, representatives of Morgan Stanley updated the special committee on the level of interest in the Company exhibited by potential bidders. Skadden reviewed Corporex’s letter and Schedule 13D filing for the special committee. The special committee discussed potential responses to Corporex’s letter and concluded that it would be inappropriate to terminate the sale process to deal exclusively with Corporex. Instead, the special committee determined to invite Corporex to join the sale process being conducted by Morgan Stanley. The special committee directed the issuance of a press release acknowledging receipt of Corporex’s letter and directed Morgan Stanley to continue the marketing process. Skadden informed the special committee that it was working to reach agreement with counsel for Corporex on the terms of a confidentiality agreement substantially equivalent to those agreed to by other potential bidders.

Also at this meeting, representatives of Morgan Stanley reviewed for the special committee a potential business combination transaction with another REIT hospitality company currently exploring strategic alternatives. Morgan Stanley noted that such a transaction might not capitalize on potential returns available to the Company’s stockholders if the Company were acquired by a private buyer. After discussion, the special committee determined not to pursue that possibility.

On February 28, 2007, the Company issued a press release in which the special committee acknowledged receipt of Corporex’s letter. The press release also disclosed that the special committee had instructed Morgan

Stanley to continue to solicit indications of interest with respect to a possible sale of the Company and that the special committee would review the Corporex letter in that context.

At a meeting of the special committee on March 8, 2007, representatives of Morgan Stanley updated the special committee on the status of the marketing process. Morgan Stanley informed the special committee that first round indications of interest were due from bidders on March 16, 2007 and that Morgan Stanley would review the bids with the special committee shortly thereafter. Skadden updated the special committee on negotiations on the confidentiality agreement with counsel for Corporex.

At a meeting of the special committee on March 20, 2007, representatives of Morgan Stanley reviewed the preliminary indications of interest that had been received. Nine bidders submitted first round indications of interest. Morgan Stanley sought clarification of the bids from, and provided preliminary feedback to, the bidders. Six of the nine bidders raised their indications of interest, resulting in indications of interest ranging from $11.25 per share to $13.25 per share, with six indications of interest at $12.50 per share or above, including an indication of interest from Corporex at $12.55 per share. Morgan Stanley discussed in detail the various bidders and the conversations Morgan Stanley had had with the bidders. Morgan Stanley also reviewed the process for the next round of bids, which would involve additional due diligence, property visits, and the submission of comments on a form of binding merger agreement distributed by the special committee. After discussion, the special committee determined to invite the top eight bidders into the next round of the process, and to request that final bids be submitted in three weeks. The special committee also instructed Morgan Stanley to inform bidders that the special committee would entertain requests from bidders to partner with other equity participants.

On March 21, 2007, Morgan Stanley contacted the eight bidders invited into the second round to inform them of the process and that final bids would be due on April 12, 2007. These bidders were given access to additional information in the data room, and the form of merger agreement, contemplating a transaction structured as a reverse subsidiary merger of a subsidiary of the potential acquirer with and into Eagle, was posted to the data room. During this time, two of the bidders indicated to Morgan Stanley that they did not intend to make a binding offer for the Company. Between March 26 and April 5, four of the remaining bidders conducted tours of all of the Company’s properties and five of the remaining bidders heard presentations by the Company’s management. Also during this period, representatives of Morgan Stanley, Skadden and Venable responded to bidders’ due diligence inquiries and inquiries about the draft merger agreement.

At a time prior to formal bids being due, Messrs. Butler and McDowell had a conversation in which Mr. Butler posed a hypothetical question regarding the special committee’s response if Corporex were to withdraw from the sale process and thereafter work in alignment with the special committee to maximize stockholder value. On the advice of the special committee’s financial and legal advisors the special committee indicated to Mr. Butler that the special committee did not believe that the Company would benefit if Corporex withdrew from the sale process.

In connection with the exploration of strategic alternatives by the special committee, the compensation committee of the board of directors considered and approved change in control severance arrangements for certain of the Company’s executive officers and all of its non-executive officers and employees. On April 10, 2007, the Company amended the employment agreements of two of its executive officers, Raymond D. Martz, Chief Financial Officer, Treasurer and Secretary, and Brian Guernier, Senior Vice President – Acquisitions. In addition, the compensation committee approved a change in control program applicable to non-executive officers and other employees (see “The Merger Proposal—Interests of Eagle’s Directors, Executive Officers and Certain Other Persons in the Merger” beginning on page 34).

On April 12, 2007, the bid deadline was extended to April 16, 2007 at the request of several bidders. On April 16 and 17, 2007, three written bid packages were received, which included a term sheet, a description of the bidder’s debt financing commitment, and a marked version of Eagle’s proposed merger agreement. The range of bids was $12.50 to $13.35 per share, with Corporex reducing its bid to $12.50 per share from its initial indication of interest at $12.55 per share. Three informal bids were received, either orally or via email, with a range of $12.00 to $12.75 per share. However, no formal written materials were received to support these informal bids.

On April 17 and 18, 2007, Morgan Stanley and Skadden clarified the bids and negotiated the terms of the bids.

At a meeting of the special committee on April 18, 2007, Morgan Stanley reviewed the bids that had been received. The bid by Parent of $13.35 per share and by Corporex of $12.50 per share each contemplated the continued payment of the Company’s quarterly dividend of $0.175 per share prorated through the closing. The bid by Bidder A, another unaffiliated bidder, of $13.00 per share did not permit the Company to pay dividends past March 31, 2007; because at least one more quarterly dividend would be paid before the closing of any transaction, Morgan Stanley advised the special committee that Bidder A’s bid should be viewed as a bid of $12.83 to account for the non-payment of the dividend. Skadden reported that Bidder A’s proposed merger agreement provided for a different merger structure than that proposed by the Company and accepted by Parent and Corporex – a structure that was less certain of consummation without a litigation challenge than that proposed by the special committee. The special committee requested that Morgan Stanley and Skadden discuss in detail other provisions in Parent’s bid letter and proposed merger agreement. Morgan Stanley also reported that Parent had requested that the special committee enter into an exclusivity agreement that would preclude the Company from negotiating a deal with another bidder during such period. After further discussion of the bids, the special committee determined to authorize exclusive negotiations with Parent through mid-day, April 23, 2007, and Parent and the Company entered into the exclusivity agreement on April 19, 2007.

Beginning on April 19, 2007, the legal and financial advisors for the special committee and Akin Gump Strauss Hauer & Feld LLP (“Akin”), legal advisor for Parent, began negotiations on the final merger agreement, which continued through the meeting of our board of directors on April 27, 2007. During the course of the negotiations, Akin informed Skadden that Parent preferred to structure the transaction as a forward merger of Eagle into a Maryland corporation. On April 23, 2007, the chairman of the special committee agreed to Parent’s request for an extension of the exclusivity agreement through April 24, 2007, although a written agreement was not executed. On April 24, 2007, Parent requested an extension of the exclusivity agreement through the end of the day on which our board of directors met to consider the Parent bid. As a condition to Parent proceeding with its bid, Parent’s advisors indicated that Parent would require that the special committee agree that the Company would reimburse Parent for its actual, out of pocket expense incurred in preparing its bid, if the board of directors did not approve the merger agreement on substantially the terms negotiated as of April 24, 2007 as a result of the receipt of an alternative proposal.

At a meeting of the special committee held on April 24, 2007, Morgan Stanley and Skadden updated the special committee on the status of the negotiations with Parent. The advisors also reviewed with the special committee Parent’s request for an extension of the exclusivity period and the request for expense reimbursement in specified circumstances. Following further discussion, the special committee determined that sufficient progress was being made in negotiations with Parent to warrant calling special meetings of the special committee and the board of directors. The members of the special committee determined to call special meetings of the special committee and the board of directors on Friday, April 27, 2007 to consider Parent’s bid. After discussion and after Parent agreed to cap its expenses at $2 million, the special committee authorized, and the Company and Parent entered into, an extension of the exclusivity period until midnight on Friday, April 27, 2007, and the Company agreed to reimburse Parent for its expenses, up to $2 million, if the board of directors did not approve the merger agreement on substantially the terms negotiated as of April 24, 2007 as a result of the receipt of an alternative proposal. At this meeting, the special committee also discussed Mr. McDowell’s earlier conversation with Mr. Butler, in which Mr. Butler posed a hypothetical question regarding the special committee’s response if Corporex were to withdraw from the sale process, and the special committee’s earlier decision, on the advice of the special committee’s legal and financial advisors, to indicate to Mr. Butler that the special committee did not believe that the Company would benefit if Corporex withdrew from the sale process.

Morgan Stanley, Skadden and Akin Gump continued work on the merger agreement.

On April 27, 2007, the special committee met with its financial and legal advisors. At this meeting, Venable reviewed with the special committee the duties of its members under Maryland law. Representatives of Morgan Stanley reviewed with the special committee its financial analyses of the $13.35 per share merger consideration. After making its presentation, Morgan Stanley informed the special committee that it was prepared to deliver its opinion to the special committee that the $13.35 per share merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such stockholders. Skadden then reviewed with the special committee in detail the terms of the merger agreement, including material changes in the draft of the agreement presented to the special committee. Skadden also reviewed with the special committee in detail the terms of the guaranty, including the amounts to be guaranteed by Apollo Real Estate Investment Fund V, L.P., an affiliate of Apollo Real Estate Advisors, and the circumstances in which Eagle would recover from Parent a reverse termination fee and reimbursements for certain expenditures made by the Company in fulfilling its obligations under the merger agreement. Morgan Stanley delivered its oral opinion, later confirmed in writing, to the special committee that, as of April 27, 2007, the date of the opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $13.35 per share merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such stockholders. The special committee then determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Eagle and its stockholders and resolved unanimously to recommend that the board of directors approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and that the board of directors recommend to the Company’s stockholders that they vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Following the special committee meeting, the board of directors held a meeting, in which all of the directors participated. At this meeting, Mr. McDowell presented the report and recommendation of the special committee. Venable reviewed the duties of the members of the board of directors under Maryland law, Morgan Stanley made a presentation of its financial analyses of the $13.35 per share merger consideration, and Skadden reviewed the terms of the merger agreement and the guaranty. Prior to the vote, Messrs. Butler, Banta and Costello indicated that upon the advice of the board’s regular outside legal counsel they would abstain from voting because of their relationship with Corporex, a competing bidder. The board of directors, with Messrs. Butler, Banta and Costello abstaining, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Eagle and its stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the guaranty, and recommended to the Company’s stockholders that they vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. After the meeting, Skadden and Akin completed certain minor details on the merger agreement and other related documents and the merger agreement and the guaranty were executed. The Company issued a press release announcing the transaction prior to the opening of trading on April 30, 2007.

On May 25, 2007 and June 15, 2007, in furtherance of the merger agreement Eagle sent written notices to terminate hotel management agreements for ten of Eagle’s hotels. The termination notices were expressly conditioned upon the consummation of the transactions contemplated by the merger agreement, and will be effective upon the later of (i) 60 days after receipt of the notice and (ii) the consummation of the transactions contemplated by the merger agreement.

On May 30, 2007, Eagle received a notice from Commonwealth Hotels, Inc. (“Commonwealth”) disputing Eagle’s right to give notice of termination under eight hotel management agreements with Commonwealth prior to the consummation of the merger. Commonwealth has demanded arbitration of the termination issue, as well as other related issues. Mr. Butler, the Chairman of the Company, is the Chairman of, and the owner of an 85% interest in, Commonwealth. Eagle disagrees with Commonwealth’s claims, and has agreed to arbitration and intends to assert counterclaims in the arbitration.

On May 31, 2007, Corporex Realty & Investment, LLC (“CRI”) filed a complaint in the Commonwealth of Kentucky Kenton Circuit Court against Eagle and EHP Operating Partnership. CRI is an affiliate of Mr. Butler. In the complaint, CRI claims that Eagle and EHP Operating Partnership are in breach of an option agreement relating to Eagle’s Embassy Suites Hotel Cleveland/Rockside and seeks injunctive relief and damages. Eagle and EHP Operating Partnership have filed a motion to stay or in the alternative to dismiss the complaint. A hearing on CRI’s request for a temporary injunction with respect to termination of Commonwealth’s management agreement and Eagle’s and EHP Operating Partnership’s motion for stay or to dismiss is currently set for July 10, 2007.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement to our common stockholders, each of our board directors and the special committee consulted with our management, as well as the special committee’s outside legal and financial advisors and the board of directors consulted with its outside legal advisors, and considered a number of factors, including the following material factors which each of our board of directors and the special committee viewed as supporting its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement to our common stockholders:

•	the discount, in terms of multiples of EBITDA, at which shares of our common stock have traded relative to shares of other public lodging REITs;

•

the favorable conditions for private market sale transactions in the real estate markets generally and the hotel sector specifically, as evidenced by historically low capitalization rates due, in part, to the relatively low interest rate environment and further evidenced by the recent number of larger portfolio acquisitions and “going private” transactions;

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the high cost, relative to the size of the Company, of maintaining public company status, as well as the substantial amounts of time and attention from members of our senior management necessary to ensure compliance;

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the current and historical market prices of shares of our common stock, and the fact that the common share merger consideration of $13.35 per share of our common stock represented a premium of approximately 21% over Eagle’s three-month average closing share price and a premium of approximately 42% over Eagle’s closing stock price on January 29, 2007, the day we announced that the special committee was formed to explore strategic alternatives;

•

the opinion of Morgan Stanley, based upon and subject to the assumptions, qualifications and limitations stated in the opinion, that as of April 27, 2007, from a financial point of view, the $13.35 per share merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair to our common stockholders, and the related financial presentation (see “—Opinion of Morgan Stanley” beginning on page 27);

•

our Company’s future prospects, including market conditions, the future performance of our Company’s assets, the concern that we would not have access to sufficient capital on appropriate terms to execute our business strategy and the potential risks to successful execution of our business strategy, including concerns regarding whether we had sufficient management breadth to execute our business strategy;

•

based upon our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our business strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis, the premium represented by the merger consideration to be received by the holders of shares of our common stock provided more value for our common stockholders on a current basis than the risk-adjusted value that continuing efforts to fulfill the goals set forth in the strategic business plan would offer;

•

the terms and conditions of the merger agreement, which were reviewed by the special committee with its outside financial and legal advisors and by the board of directors with the special committee’s outside financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

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the fact that the all cash merger consideration to be received by the holders of shares of our common stock will provide our common stockholders with immediate liquidity and certainty of value that is not subject to market fluctuations;

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the high probability that the merger and the other transactions contemplated by the merger agreement would be completed, based on, among other things, the financial resources available to Parent, the absence of a financing condition in the merger agreement, the debt financing commitment received by Parent and the guaranty by Apollo Real Estate Investment Fund V, L.P. of the $12.75 million reverse termination fee and up to $3 million of specified expense reimbursements;

•	as discussed above under the heading “—Background of the Merger” beginning on page 18, the sales process undertaken by Morgan Stanley;

•	our ability to declare and pay our quarterly dividend of $0.175 per share of our common stock prorated through the closing;

•

the ability under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written bona fide takeover proposal, if, after consultation with their advisors, our board of directors or the special committee concludes in good faith that such takeover proposal constitutes or is reasonably likely to result in a superior proposal to the merger and the other transactions contemplated by the merger agreement;

•

the ability, under certain circumstances including a three business day waiting period, to terminate the merger agreement upon a determination that a competing, unsolicited proposal is and remains a superior proposal to the merger and the other transactions contemplated by the merger agreement, such determination being made by a majority of the disinterested members of our board of directors and the special committee, and the payment to Parent of a termination fee of $12.75 million (see “The Merger Agreement—Termination beginning on page 57” and “The Merger Agreement—Fees and Expenses beginning on page 59”); and

•	the merger agreement, the merger and the other transactions contemplated by the merger agreement are subject to the approval by the holders of at least a majority of our common stock.

Each of our board of directors and the special committee also considered the following potentially negative factors in its deliberations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement:

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as a result of the merger and the other transactions contemplated by the merger agreement, we would no longer exist as an independent public company and our common stockholders would no longer participate in our growth;

•	the fact that an all cash transaction would be taxable to our common stockholders for U.S. federal income tax purposes;

•	the possibility that the $12.75 million termination fee upon the termination of the merger agreement might discourage other potential bidders from making a competing bid to acquire us;

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our inability to take action to cause specific performance or require Parent and Merger Sub to complete the merger and the other transactions contemplated by the merger agreement, and our exclusive remedy for such failure to complete the merger and the other transactions contemplated by the merger agreement being to seek damages up to the amount of Apollo Real Estate Investment Fund V, L.P.’s $12.75 million guaranty;

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the possibility that if the merger is not completed under certain circumstances, we would be required to pay Parent the $12.75 million termination fee and may not be entitled to reimbursement for amounts spent with respect to the casino at the Company’s Puerto Rico property;

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if the merger and the other transactions contemplated by the merger agreement are not consummated, we would have incurred significant expenses and employees would have expended extensive efforts to complete the merger and the other transactions contemplated by the merger agreement and would have experienced significant distractions, and, as a result, we might experience adverse effects on our operating results, ability to attract or retain employees and our general competitive position;

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some of our executive officers and directors have interests in the merger and the other transactions contemplated by the merger agreement that are in addition to their interests as stockholders (see “The Merger Proposal—Interests of Eagle’s Directors, Executive Officers and Certain Other Persons in the Merger” beginning on page 34); and

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the restrictions on the conduct of our business prior to the effective time, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, might delay or prevent us from undertaking key acquisition and disposition activities, as well as other business opportunities that might arise pending completion of the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the factors considered by our board of directors and the special committee is not intended to be exhaustive, but rather includes many of the material factors considered by our board of directors and the special committee. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of our board of directors and the special committee did not quantify or assign any relative weights to the factors considered and individual directors might have given different weights to different factors. In the event the merger and the other transactions contemplated by the merger agreement are not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendations of the Special Committee and the Board of Directors

After careful consideration and upon the unanimous recommendation of the special committee, our board of directors (other than three directors who abstained from the vote), has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Eagle and our stockholders. Our board of directors (other than those directors who abstained from the vote) recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

Opinion of Morgan Stanley & Co. Incorporated

The special committee retained Morgan Stanley to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination for Eagle. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation as an advisor to special committees in similar transactions. At the meeting of Eagle’s special committee on April 27, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 27, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of April 27, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of Eagle’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of the Company’s common stock, pursuant to the merger agreement, as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of the Company’s common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

•	reviewed the merger agreement, the draft debt commitment letter of Parent substantially in the form of the draft dated April 25, 2007 (the “Commitment Letter”) and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information made available to Morgan Stanley by the Company for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Buyer Parties will obtain financing for the merger in accordance with the terms set forth in the Commitment Letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 27, 2007. Events occurring after such date may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 27, 2007. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

The estimates contained in Morgan Stanley’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Historical Share Price Analysis. Morgan Stanley performed a historical share price analysis to provide background and perspective in comparison to the price per share of the Company’s common stock to be received pursuant to the merger agreement. Morgan Stanley reviewed the historical price performance and average closing price of the Company’s common stock for various periods ending on April 24, 2007. Morgan Stanley observed the following:

	Price	Implied Premium
Closing Price on 4/24/07	$12.19	9.5%
Unaffected Share Price 1/8/07 – 1/22/07 (10 trading day average price ending 5 trading days prior to the date the special committee publicly-announced its review of strategic alternatives)	$9.29	43.7%
One Month Prior Trading Average	$11.78	13.4%
Twelve Month Prior Trading Average	$9.71	37.5%
Last 12 Months Closing High	$12.78	4.5%
All-time Closing High	$12.78	4.5%
Last 12 Months Closing Low	$8.73	52.9%
All-time Closing Low	$7.42	79.9%
Initial Public Offering	$9.75	36.9%

Comparable Company Analysis. Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded lodging companies that share some characteristics with Eagle. Although none of the selected companies is directly comparable to Eagle, the companies included were chosen because they are publicly traded companies with assets and operations that for purposes of this analysis may be considered similar to Eagle. Morgan Stanley analyzed the following companies:

•	Ashford Hospitality Trust Inc.

•	DiamondRock Hospitality Co.

•	FelCor Lodging Trust, Inc.

•	Hersha Hospitality Trust

•	Highland Hospitality Corporation

•	Host Hotels & Resorts, Inc.

•	LaSalle Hotel Properties

•	Strategic Hotel Capital, Inc.

•	Sunstone Hotel Investors, Inc.

Morgan Stanley reviewed financial information including the ratios of aggregate value to forecasted calendar year 2007 and 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock price to funds from operations (“FFO”). For the comparable companies, the forecasted EBITDA and FFO for 2007 and 2008 were based on a compilation of publicly available projections by equity research analysts. Morgan Stanley applied a range of multiples to Eagle’s corresponding financial statistics, as provided by management, to arrive at a range of per share values for Eagle based upon Morgan Stanley’s review of the multiples of the primary comparable companies, specifically FelCor Lodging Trust, Inc., Hersha Hospitality Trust, Highland Hospitality Corporation, and Sunstone Hotel Investors, Inc., and the level of comparability of their portfolios to Eagle’s.

Valuation Metric	Comparable Company Multiple Range	Implied Value Per Share of Eagle
2007 Aggregate Value / EBITDA	12.2x – 13.1x	$11.74 – $13.60
2007 Price / FFO	10.4x – 12.9x	$10.08 – $12.58

No company utilized in the comparable company analysis is identical to Eagle. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eagle, such as the impact of competition on the businesses of Eagle and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Eagle or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis. Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of property owners in the lodging sector since 1996. Morgan Stanley analyzed the transactions to determine the premium paid for the target as determined using the average stock price for the 10 trading days ending five trading days prior to the announcement date. Based on this analysis, Morgan Stanley selected a representative premia range based on the following selected transactions (Target / Acquiror):

•	Highland Hospitality Corp. / JER Partners

•	Innkeepers USA Trust / Apollo Investment Corp.

•	Winston Hotels / Inland American Real Estate Trust

•	Boykin Lodging Co. / Westmont Hospitality Group

•	Meristar Hospitality / Blackstone Group, LP

•	John Q. Hammons Hotels / JQH Acquisition LLC

•	Prime Hospitality / Blackstone Group, LP

•	Sunstone Hotel Investors / SHP Acquisition, LLC

•	Bristol Hotel Co. / FelCor Suites Hotels, Inc.

•	Red Lion Inns, LP / Boykin Lodging Co.

Morgan Stanley applied this range to Eagle’s average stock price for the 10 trading days ending five trading days prior the public announcement of the special committee’s review of strategic alternatives on January 29, 2007 to derive the implied value per Eagle common share:

	Premia Range	Implied Value Per Share of Eagle
Precedent Premia Paid	2.4% – 45.6%	$9.51 – $13.52

No company or transaction utilized in the precedent transaction analyses is identical to Eagle or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Eagle and Parent, such as the impact of competition on the business of Eagle, Parent or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Eagle, Parent or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Net Asset Value. Morgan Stanley also analyzed Eagle as a function of the net value of its assets. Morgan Stanley calculated the net asset value per share for Eagle common stock using Eagle’s 2006 net operating income on a property-by-property basis and asset and liability balances as of December 31, 2006 as provided by management. Morgan Stanley applied a range of capitalization rates of 6.4% to 6.9% to 2006 net operating income for the portfolio to arrive at an aggregate value for the hotel assets. Morgan Stanley added other assets from Eagle’s balance sheet and deducted mark-to-market debt balances, other liabilities, preferred equity at liquidation value and transaction costs from the aggregate value of the hotel assets. This analysis indicated a net asset value range of between $10.17 and $12.67 per share of Eagle common stock.

Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Eagle based upon the continuing operations of Eagle, pursuant to the financial projections provided by the management of Eagle. Morgan Stanley calculated unlevered free cash flows through 2011, defined as hotel EBITDA less corporate general and administrative expenses, cash taxes, capital expenditures, and changes in working capital. Morgan Stanley calculated a range of terminal values by applying a range of capitalization rates of 7.5% to 8.0%. The cash flow streams and terminal values were then discounted back to December 31, 2006 using an estimated range of the weighted average cost of capital for Eagle of 9.3% to 9.8%. This range of discount rates was based on a number of factors, including a review of Eagle’s weighted average cost of debt and its cost of equity using the capital asset pricing model and Eagle’s dividend yield plus projected five year growth rate as per equity analyst research. Morgan Stanley performed its analysis without including any assumed operational benefits from the transaction or related transaction costs. This analysis indicated a discounted cash flow value range of between $11.75 and $13.59 per share of Eagle common stock.

Private Buyer Analysis. Morgan Stanley also analyzed Eagle from the perspective of a potential purchaser that would effect a leveraged buyout of Eagle. Morgan Stanley analyzed Eagle’s cash flows as a private company pursuant to the financial projections provided by the management of Eagle. Morgan Stanley calculated free cash flows to equity holders through 2011, defined as hotel EBITDA less corporate general and administrative expenses, cash taxes, capital expenditures, changes in working capital, interest expense, preferred dividends plus synergies / cost savings. Morgan Stanley assumed that a buyer could borrow 80% of the acquisition costs, including transaction costs, at market rates and could leave Eagle’s preferred stock outstanding. Morgan Stanley also assumed that a private buyer would exit its investment in 2011 at capitalization rates of 7.5% to 8.0%. Morgan Stanley assumed that private buyers would likely target 5-year internal rates of return of 18% to 22% and derived a range of implied values per share that a financial sponsor might be willing to pay to acquire Eagle. This analysis indicated a private buyer implied range of between $10.50 and $12.00 per share of Eagle common stock.

Equity Research Analysts’ Net Asset Values and Price Targets. Morgan Stanley reviewed and analyzed net asset values and price targets for the Company’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of Eagle’s current net asset value and future public market trading price of the Company’s common stock. The range of analyst net asset values for Eagle was $10.34 to $11.00. The range of analyst undiscounted price targets for Eagle was $10.50 to $10.75.

The net asset values and public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for the Company’s common stock and these estimates are subject to uncertainties, including the future financial performance of Eagle and future financial market conditions.

In connection with the review of the merger by the special committee of Eagle’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Eagle.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Eagle. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of the Company’s common stock in connection with the delivery of its opinion dated April 27, 2007 to the special committee of Eagle’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Eagle might actually trade.

The merger consideration was determined through arm’s length negotiations between the special committee of the board of directors of Eagle and Parent and was recommended by the special committee for approval by Eagle’s board of directors and approved by Eagle’s board of directors. Morgan Stanley provided advice to the special committee of Eagle’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Eagle, the special committee of its board of directors or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to the special committee of Eagle’s board of directors was one of many factors taken into consideration by the special committee of Eagle’s board of directors in deciding to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the special committee of Eagle’s board of directors or of Eagle’s board of directors with respect to the consideration or of whether the special committee of Eagle’s board of directors or Eagle’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Parent, the Company or any other company or any currency or commodity that may be involved in this transaction. In addition, affiliates of Morgan Stanley own, in the aggregate, approximately 14.8% of the Company common stock as of the latest public filings.

Under the terms of its engagement letter, Morgan Stanley agreed to provide the special committee of the board of directors with financial advisory services and a financial opinion in connection with the merger, and Eagle agreed to pay Morgan Stanley a customary fee, a substantial portion of which will be paid upon closing of the transaction. Eagle has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Eagle has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Financing

It is expected that in connection with the merger, affiliates of Buyer Parties will contribute some equity to the Buyer Parties. In addition, in connection with the execution and delivery of the merger agreement, affiliates of Buyer Parties obtained a debt commitment letter from Bear Stearns Commercial Mortgage, Inc. providing for debt financing in an aggregate principal amount of up to the lesser of (i) $639 million and (ii) 85.0% of the total consideration payable by Buyer Parties for the completion of the merger and other costs such as transaction costs relating to the merger. In addition to the payment of the merger consideration, the funds to be borrowed pursuant to the debt commitment letter will be used for purposes such as reserves, the tenders for, or redemption or refinancing of, our existing debt, and for other costs and expenses related to the merger. The funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on the acquired hotels, assignment of leases and rents, first priority security interests in all or substantially all furniture, fixtures and equipment, assets, personal property, escrows, reserves, the cash management account and such other pledges and security required by the lenders to secure and perfect their interest in the collateral.

The debt commitment letter terminates on October 22, 2007 and is conditioned on the merger being completed and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including:

•

the occurrence of a “market MAC” after April 25, 2007, provided that the lender must notify Parent of the nature of the market MAC and the lender’s desire to terminate the commitment; provided that Parent may exercise an option after receiving notice of the lender’s intent to terminate pursuant to which the lender will waive its right to terminate and the spread on the loan will be increased; or

•	if on the proposed loan closing date Parent is entitled to terminate the merger agreement for any reason.

For the purpose of the debt commitment letter, “market MAC” means:

•

any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for three or more consecutive business days, including any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days;

•

the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after April 25, 2007, including any acts of terrorism, domestic or foreign, or responses of the United States or its allies, or a national or international economic or financial crisis, the result of which there has occurred any material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

•

any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York for a period of three or more consecutive business days in a manner that prevents the lenders from providing the loan.

The merger agreement does not contain a financing condition or a “market MAC” condition. Under the terms of the merger agreement, Parent has agreed to use its reasonable best efforts to arrange and consummate the financing on the terms and conditions described in the debt commitment letter. If any portion of the financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent has agreed to use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and to obtain a new financing commitment that provides for at least the same amount of financing as the debt commitment letter as originally issued and on terms and conditions no less favorable to Buyer Parties than those included in such debt commitment letter. Parent is obligated to keep us informed with respect to all material activity concerning the status of the debt financing and to give us notice of any material change with respect to the financing, including any termination of the debt commitment letter. Parent must obtain our written consent before it permits any amendment or modification to be made to the debt commitment letter that would materially impair, delay or prevent the merger.

Guaranty; Remedies

In connection with the merger agreement, Apollo Real Estate Investment Fund V, L.P. has agreed unconditionally to guarantee the punctual and complete payment when due of the payment obligations and the timely performance when required of all other obligations of Parent and Merger Sub under the merger agreement, up to a maximum amount of $15.75 million. The guaranty will terminate on the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement by the mutual consent of us and Parent, (iii) the termination of the merger agreement by us or Parent if the effective time of the merger has not occurred on or before October 1, 2007; and (iv) the termination of the merger agreement in any other circumstance, except (x) a termination by Parent for a breach by us of any of our representations or warranties, such that the conditions to closing cannot be satisfied (other than breaches of representations or warranties which were accurate when made but which, as a result of actions taken by us or failure to take commercially reasonable action by us, caused such representations or warranties to become inaccurate), in which case the guaranty will terminate with respect to any and all claims made pursuant to the guaranty more than 180 days after such termination, or (y) a termination by us for a breach by Parent or Merger Sub of any of their respective representations, warranties or covenants, such that the conditions to closing cannot be satisfied.

We cannot seek specific performance to require Parent or Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent or Merger Sub to complete the merger is to seek damages up to the amount of the $15.75 million guaranty.

Interests of Eagle’s Directors, Executive Officers and Certain Other Persons in the Merger

Company Restricted Stock

As of the record date, there were approximately 376,341 shares of Eagle restricted stock granted to our executive officers and directors under our stock award plans.

Under the terms of the merger agreement, each restricted stock award outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive immediately prior to the effective time a cash payment, less any applicable withholding tax, equal to the product of:

•	the merger consideration, multiplied by

•	the aggregate number of shares of Eagle common stock underlying such restricted stock award immediately prior to the effective time.

The following table summarizes the vested and unvested restricted stock awards held by each of our executive officers and directors, in each case as of April 27, 2007, and the aggregate consideration that each of them will receive under the merger agreement in connection with the cancellation of their restricted stock awards:

Name	No. of Outstanding Restricted Stock Awards	Resulting Consideration
Executive Officers:
J. William Blackham	139,031	$1,856,064
Raymond D. Martz	58,012	774,460
Brian Guernier	45,796	611,377
Directors (other than Mr. Blackham):
William P. Butler	83,333	$1,112,496
Robert J. Kohlhepp	7,167	95,679
Frank C. McDowell	7,167	95,679
Louis D. George	7,167	95,679
Thomas R. Engel	7,167	95,679
Thomas E. Costello	7,167	95,679
Thomas E. Banta	7,167	95,679
Paul S. Fisher	7,167	95,679

Employment Agreements

The merger will represent a “change in control” under the employment agreements between Eagle and certain of its executive officers. Various change in control payments could be triggered as a result of the merger.

Under Mr. Blackham’s employment agreement, if Mr. Blackham is terminated without “Cause” by us or terminates his employment for “Good Reason” (as such terms are defined in his employment agreement) or is expected to relocate his home to a location more than 50 miles from the then existing corporate headquarters, each within 24 months from the date of a change in control, Mr. Blackham will be entitled to receive:

•	any accrued but unpaid salary, reimbursement for any outstanding business expenses, continued insurance benefits required by law and any other vested but unpaid rights under any of our benefit plans;

•

any accrued but unpaid bonuses (with respect to 2007 bonuses, this means payment of 50% of the bonus earned since the beginning of the 2007 fiscal year if the merger occurs in the second quarter of 2007, 75% of such bonus earned if the merger occurs in the third quarter of 2007 and 100% of such bonus earned if the merger occurs in the fourth quarter of 2007);

•	vesting as of his last day of employment any unvested restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of three years;

•	continued payment of his base salary for three years;

•

a bonus equal to three times the greater of his average cash and Eagle common stock bonus paid during the last two years and his most recent full year’s cash and Eagle common stock bonus paid, if any; and

•

a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes imposed by reason of his receipt of any payment, under the employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

The employment agreements of Messrs. Martz and Guernier are in substantially the same form as that of Mr. Blackham’s, except that upon termination without “Cause” by us or for “Good Reason” by any of these executives (as such terms are defined in their respective employment agreements) or if the executive is expected to relocate his home to a location more than 50 miles from the then existing corporate headquarters, each within six months before or 12 months following a change in control of the Company, each of these executives will be entitled to the following:

•	any accrued but unpaid salary and other benefits to the date of termination;

•	vesting as of his last day of employment any unvested restricted stock previously issued to him;

•	payment of his life, health and disability insurance coverage following his termination for a period of one year;

•	continued payment of his base salary for one year plus the payment of any bonus earned;

•	if the change in control occurs on or prior to January 31, 2008:

•

a payment equal to a percentage (as described below) of the aggregate value of the cash and the Company common stock bonus earned by such executive officer for the 2007 fiscal year based on the Company’s performance through the change in control date; and

•

an additional payment equal to the greater of the benefits described in the bullet immediately above or the aggregate value of the cash and the Company common stock bonus earned by such executive officer for the 2006 fiscal year (as paid in February 2007).

For purposes of the above bullets, the percentage of the 2007 cash and common stock bonus of Messrs. Martz and Guernier will be determined based on the effective date of the change in control, as follows:

If the change in control occurs during:	The percentage is:
2nd Quarter, 2007	50%
3rd Quarter, 2007	75%
4th Quarter, 2007	100%

Under the terms of each of their employment agreements, each of Messrs. Martz and Guernier is entitled to receive a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes imposed by reason of his receipt of any payment, under the employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

At the closing of the merger, we have agreed to deposit into escrow amounts sufficient to fund the change in control payments payable to certain of our executive officers under their employment agreements.

Pursuant to the merger agreement, Eagle and Parent have agreed to amend the employment agreements of Messrs. Blackham, Martz and Guernier to remove the restrictions on competition with the Company, effective as of the closing of the merger.

The following table sets forth an estimate of the potential severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their employment agreements (described above) following the merger (assuming for illustrative purposes that the executive officer is terminated without Cause in the third quarter of 2007 and utilizing current base salaries).

Amount of Potential Severance Payment
Executive Officer
J. William Blackham	$6,688,198
Raymond D. Martz	2,263,870
Brian Guernier	1,690,510

Deferred Compensation Plan for Non-Employee Directors

The merger will represent a “change in control” under our 2005 Deferred Compensation Plan for Non-Employee Directors. The plan permits our non-employee directors to defer all or a portion of their cash compensation, which are then credited to individual deferral accounts.

Pursuant to the terms of the plan, in the event of a “change in control,” each non-employee director participant, whether terminated or active, will be entitled to accelerated payment of their deferral accounts. Moreover, the merger agreement requires that the plan be terminated effective as of the effective time.

The following table sets forth an estimate of the payments under the plan that will become payable in the merger to currently active non-employee directors and those who served as non-employee directors at any time since the beginning of the 2006 fiscal year:

Amount of Payment
Director
William P. Butler	$667,497
Thomas E. Banta	20,025
Thomas E. Costello	20,025
Thomas R. Engel	20,025
Paul S. Fisher	20,025
Louis D. George	20,025
Robert J. Kohlhepp	20,025
Frank C. McDowell	20,025

Tax Indemnity and Debt Maintenance Agreements

Certain of our directors and officers directly or indirectly owned all or a substantial amount of the ownership interests in the entities that previously owned nine of our 13 hotels. The owners of those entities contributed the entity ownership interests to us as part of our acquisition of those hotel assets.

With respect to seven of these nine hotels, we have agreed to indemnify the contributors and their permitted transferees and persons taxable on the income of any such contributor or permitted transferee for any Damages (as defined in the agreements) they incur if, during the 10-year period following our initial public offering, a Taxable Event (as defined in the agreements) occurs.

Operating Partnership Units

Certain of our directors and executive officers hold Operating Partnership Units (see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 61).

On May 8, 2007, Thomas E. Costello, who abstained from the board’s vote concerning the merger, converted 90,446 Operating Partnership Units on a 1-for-1 basis for shares of Eagle common stock. After this conversion, Mr. Costello holds no Operating Partnership Units. Mr. Costello subsequently sold 5,246 shares of Eagle common stock.

On May 16, 2007, Thomas E. Banta, who abstained from the board’s vote concerning the merger, converted 45,000 Operating Partnership Units on a 1-for-1 basis for shares of Eagle common stock. After this conversion, Mr. Banta holds 24,455 Operating Partnership Units.

Commonwealth Hotels

The Chairman of our board of directors, William P. Butler, is also the Chairman of, and is the owner of an 85% interest in, Commonwealth. In furtherance of the merger agreement, Eagle has caused to be sent written notices to terminate hotel management agreements for ten of Eagle’s hotels, including nine hotels managed by Commonwealth. The termination notices were expressly conditioned upon the consummation of the transactions contemplated by the merger agreement, and will be effective upon the later of (i) 60 days after receipt of the notice and (ii) the consummation of the transactions contemplated by the merger agreement. Each of the management agreements provides for a termination fee payable following the effective date of the termination. Such termination fees will be payable in accordance with the management agreements following the consummation of the transactions contemplated by the merger agreement.

Commonwealth sent to Eagle a notice disputing Eagle’s right to give notice of termination under the hotel management agreements with Commonwealth prior to the consummation of the transactions contemplated by the merger agreement. Commonwealth has demanded arbitration of the termination issue, as well as other related issues. Eagle disagrees with Commonwealth’s claims and has agreed to arbitration and intends to assert counter-claims in the arbitration.

Corporex

An affiliate of Mr. Butler, CRI, filed a complaint in the Commonwealth of Kentucky Kenton Circuit Court against Eagle and EHP Operating Partnership. In the complaint, CRI claims that Eagle and EHP Operating Partnership are in breach of an option agreement relating to Eagle’s Embassy Suites Hotel Cleveland/Rockside and seeks injunctive relief and damages. The claims appear to be based primarily on Eagle’s termination of the hotel management agreement with Commonwealth, the manager of the hotel. Eagle and EHP Operating Partnership believe that the allegations and claims in the complaint are without merit and intend to vigorously defend themselves in this matter. Eagle and EHP Operating Partnership have filed a motion to stay or in the alternative to dismiss the complaint. A hearing on CRI’s request for a temporary injunction with respect to termination of Commonwealth’s management agreement and Eagle’s and EHP Operating Partnership’s motion for stay or to dismiss is currently set for July 10, 2007.

Indemnification of Directors and Officers

The merger agreement provides that Parent and the surviving corporation will cause all existing rights to indemnification, advancement of expenses and exculpation in favor of our or our subsidiaries’ present or former directors or officers as provided in our or our subsidiaries’ charters, bylaws and other similar organizational documents or applicable contracts, as in effect on April 27, 2007, to survive the merger and to continue in full force and effect for a period of at least six years after the effective time.

Parent and the surviving corporation have agreed to indemnify, to the fullest extent permitted by applicable laws, our and our subsidiaries’ present and former directors and officers with respect to all acts and omissions arising out of or relating to their services as our or our subsidiaries’ directors or officers occurring prior to the effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.

The merger agreement requires Parent to maintain, or to cause the surviving corporation to maintain, in effect, for a period of six years after the effective time, directors’ and officers’ liability insurance policies equivalent to our current policies, provided that such obligation will be deemed to be satisfied if Parent or the surviving corporation obtains “tail” insurance policies with a claims period of at least six years from the effective time with at least the same coverage and amounts containing terms and conditions which are no less advantageous for claims arising out of or relating to events that occurred on or prior to the effective time.

Neither Parent nor the surviving corporation is required to expend more than 250% of the annual premium currently paid by us under our current directors’ and officers’ liability insurance policies. If the annual premiums of insurance coverage exceed such a maximum amount, Parent and the surviving corporation must obtain as much comparable insurance as possible for an annual premium equal to 250% of the annual premium currently paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to Parent and the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Certain Financial Projections

In the course of discussions between Eagle and Parent, Eagle provided Parent with selected, non-public financial projections prepared by its senior management for the fiscal year ending December 31, 2007. Eagle does not as a matter of course make public any projections as to future financial performance or earnings with respect to periods after its then-current fiscal year, and the projections set forth below are included in this proxy statement only because this information was provided to our board of directors, Morgan Stanley and Parent in connection with their evaluations of a potential transaction.

The projections set forth below were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, any state securities commission or the American Institute of Certified Public Accountants regarding preparation and presentation of prospective financial information. Our internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect numerous estimates and assumptions related to our business (including with respect to the growth and viability of certain segments of our business) that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. There can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially greater or less than those contained in the projections set forth below. In addition, the projections have not been revised to reflect events that have occurred subsequent to their preparation, and thus, reliance should not be placed on these projections.

The inclusion of the projections in this proxy statement should not be regarded as an indication that Eagle, EHP Operating Partnership, Parent, Morgan Stanley or their respective officers, directors and other affiliates consider such information to be an accurate prediction of future events or necessarily achievable. None of Eagle, EHP Operating Partnership, Morgan Stanley, Parent or their respective officers, directors and other affiliates has made any representations regarding such projected financial information. In light of the uncertainties inherent in forward-looking information of any kind, Eagle cautions you against reliance on such information. Neither Eagle nor EHP Operating Partnership nor their respective officers, directors or other affiliates intend to provide updated or revised projections to reflect the circumstances existing after the date when prepared or to reflect the occurrence of future events, except to the extent required by law. See “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 13.

Eagle Financial Projections Summary(1)

Fiscal year ending December 31, 2007
($ in millions)
Hotel revenues	$186.7
Hotel operating income	$56.9

(1)	Substantially all of our non-current assets consist of real estate, and in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

The following is a reconciliation of hotel revenues to total revenues:

Fiscal year ending December 31, 2007
($ in millions)
Hotel revenues	$186.7
Embassy Suites San Juan hotel revenues	(25.2)
Embassy Suites San Juan participating lease income	7.5

Total revenues	$169.0

The following is a reconciliation of hotel operating income to net income:

For the fiscal year ending December 31, 2007
($ in millions)
Net income	$11.2
Minority interest	1.1
Income tax expense	1.4
Depreciation and amortization	19.5
Interest expense	16.3
General and administrative expenses (corporate)	6.9
Embassy Suites San Juan hotel operating income	8.0
Embassy Suites San Juan participating lease income	(7.5)

Hotel Operating Income	$56.9

Management has prepared updated projections for the Company’s board of directors, which projections have also been provided to Parent pursuant to the merger agreement. The updated projections reflect hotel operating income of $57.5 million for the fiscal year ended December 31, 2007 and, after reconciliation, net income of $11.9 million for the same period.

Delisting and Deregistration of Eagle Common Stock and Preferred Stock

Following completion of the merger, Eagle common stock and preferred stock will no longer be traded on the NYSE, and Eagle common stock and preferred stock will be deregistered under the Exchange Act. As a result, we will cease to be subject to the reporting obligations under the Exchange Act. On June 20, 2007, Parent submitted a request for a no action letter from the SEC with respect to the delisting and deregistration of our common stock and our preferred stock.

Material Federal Income Tax Consequences of the Merger

The following is a summary of certain anticipated material federal income tax consequences of the merger generally relevant to holders of Eagle common stock, assuming that the merger is consummated as contemplated in the merger agreement and this proxy statement. This summary is based upon existing federal income tax law, including the Code, Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation which may be important to particular stockholders in light of their individual circumstances, such as common shares held by stockholders subject to special tax rules (e.g., financial institutions, insurance companies, partnerships or other pass-through entities (and persons holding their common shares through a partnership or other pass-through entity) broker-dealers, and tax-exempt organizations) or to persons that hold our common shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for federal income tax purposes or U.S. stockholders (as defined below) that have a functional currency other than the United States dollar, persons who are subject to the alternative minimum tax, or a person who owns or has owned more than 5% of Eagle common stock or more than 5% of our Series A preferred stock, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that stockholders will hold their shares of Eagle common stock as “capital assets.” Each stockholder is urged to consult his or her tax advisor regarding the federal, state, local, and foreign income and other tax consequences of the merger and the other transactions contemplated by the merger agreement.

For purposes of this summary, a “U.S. stockholder” is a beneficial owner of Eagle common stock that is, for federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the Company or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A stockholder that is not a U.S. stockholder is referred to in this proxy statement as a “non-U.S. stockholder.”

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds Eagle common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the merger and the other transactions contemplated by the merger agreement.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

Consequences to Us of the Merger

We will treat the merger as if we had sold all of our assets to Merger Sub in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in full redemption of Eagle common stock. Since as a REIT we are entitled to receive a deduction for liquidating distributions and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the merger, we anticipate that we will not be subject to federal income tax on any gain recognized in connection with the merger and the other transactions contemplated by the merger agreement.

Consequences to U.S. Stockholders

General. The merger will be treated as a taxable sale by stockholders of their Eagle common stock in exchange for the merger consideration. As a result, a U.S. stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in the shares of Eagle common stock exchanged. Generally, any gain or loss recognized should be capital gain or loss and will constitute long-term capital gain or loss if the U.S. stockholder has held shares of Eagle common stock for more than one year as of the effective time of the merger. If a U.S. stockholder holds blocks of shares which were acquired separately at different times or prices, such stockholder must separately calculate its gain or loss for each block of shares. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code.

Special Rule for U.S. Stockholders Who Have Held Shares Less than Six Months. A U.S. stockholder who has held shares of Eagle common stock for less than six months at the effective time of the merger, taking into account the holding period rules of section 246(c) (3) and (4) of the Code, and who recognizes a loss on the exchange of shares of Eagle common stock in the merger, generally will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such stockholder’s share of any designated retained capital gains, with respect to those common shares.

Unrecaptured Section 1250 Gain. The Internal Revenue Service of the United States, which we refer to in this proxy statement as the “IRS,” has the authority to prescribe regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate stockholders, to the portion, if any, of the capital gain realized by a noncorporate stockholder on the sale of REIT shares to the extent that such gain is attributable to the REIT’s “unrecaptured Section 1250 gain.” The IRS has not yet issued such regulations, but it may issue regulations that apply to the merger retroactively.

Consequences to Non-U.S. Stockholders

General. Non-U.S. stockholders generally will be required to compute the amount of their recognized capital gain or loss with respect to their shares of Eagle common stock calculated in the same manner as U.S. stockholders. However, the manner in which a non-U.S. stockholder’s capital gain or loss will be taxed will depend on the treatment of the merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, which we refer to in this proxy statement as “FIRPTA.” In particular, the consequences to a non-U.S. stockholder will depend on whether its receipt of the merger consideration will be taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the merger and the other transactions contemplated by the merger agreement, as a sale of shares for purposes of determining the tax consequences to U.S. stockholders, or whether its receipt of the merger consideration will be taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. As the following discussion indicates, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. stockholders. Accordingly, we urge non-U.S. stockholders to consult with their tax advisors regarding the proper treatment of the merger and the other transactions contemplated by the merger agreement under FIRPTA. A non-U.S. stockholder is urged to consider selling its shares prior to the merger in order to be subject to the generally more favorable provisions that govern the tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs.

U.S. Taxation if Taxed as a Sale of Shares. Non-U.S. stockholders will recognize gain or loss equal to the difference in the amount of cash received in the merger and the stockholder’s adjusted tax basis in shares of Eagle common stock exchanged. Subject to the discussion below regarding the treatment of some of the merger proceeds as a distribution, a non-U.S. stockholder should not be subject to federal income taxation on any gain recognized, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (2) that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) that stockholder’s shares of Eagle common stock constitute a “U.S. real property interest,” or “USRPI,” within the meaning of FIRPTA.

A non-U.S. stockholder’s shares of Eagle common stock will constitute a USRPI if (1) we are not a “domestically-controlled qualified investment entity” at the effective time of the merger and (2) the selling non-U.S. stockholder owns (after application of certain constructive ownership rules) more than five percent (5%) of Eagle common stock (based on the fair market value of Eagle common stock) at any time during the five years preceding the sale or exchange. We will be a domestically controlled qualified investment entity at the effective time of the merger if non-U.S. stockholders held less, directly or indirectly, than 50% of the value of our outstanding equity interests at all times during the 5 year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our outstanding equity interests has been or will be sufficient for us to qualify as a domestically-controlled qualified investment entity at the effective time of the merger.

In addition, shares of Eagle common stock will not constitute a USRPI if (a) as of the effective date of the merger, we did not hold any USRPIs and (b) all of the USRPIs held by us during the five-year holding period ending with the effective time of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear.

If a non-U.S. stockholder’s shares of Eagle common stock constitute a USRPI within the meaning of FIRPTA or if the gain from the merger is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that stockholder will be subject to federal income tax generally at regular capital gains rates with respect to that gain. In addition, the non-U.S. stockholders that are corporations may be subject to the 30% branch profits tax.

If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that stockholder will be subject to a 30% tax on his capital gains.

U.S. Taxation if Taxed as a Distribution. The discussion above assumes that non-U.S. stockholders will be treated as selling their shares of Eagle common stock for purposes of the FIRPTA provisions of the Code. It is possible that the IRS could contend that, under the FIRPTA provisions of the Code, some portion of the merger proceeds were received in a distribution from us rather than on a sale of Eagle common stock. If the IRS were successful, a non-U.S. stockholder who owned (after application of certain constructive ownership rules) more than five percent (5%) of Eagle common stock (based on the fair market value of Eagle common stock) at any time during the 1-year period ending on the date on which the merger consideration is distributed would be subject to federal income tax at capital gain rates on the merger consideration to the extent the distribution was attributable to gain that we recognized from the sale of USRPIs (including the disposition of our interest in the Partnership as part of the merger). This tax would apply regardless of whether or not (1) the non-U.S. stockholder conducted a U.S. trade or business, (2) the non-U.S. stockholder was present in the U.S. for 183 days or more during the taxable year of disposition, or (3) shares of Eagle common stock constituted a USRPI. As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale or exchange of shares of Eagle common stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. To avoid potential liability to the IRS, we intend to treat the merger consideration as a distribution from us. Accordingly, we intend to withhold federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to the gain from the sale of U.S. real property interests unless the non-U.S. stockholder owns (after application of certain constructive ownership rules) five percent (5%) or less of Eagle common stock (based on the fair market value of Eagle common stock), in which case we intend to withhold federal income tax at a 30% rate unless reduced by an applicable income tax treaty and the non-U.S. stockholder provides us with an applicable Form W-8.

Income Tax Withholdings. Under certain circumstances, including if the receipt of the merger consideration is properly treated as a sale or exchange of shares of Eagle common stock, a non-U.S. stockholder may be entitled to a refund or credit against the stockholder’s U.S. tax liability with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. stockholders should consult their own tax advisors regarding withholding tax considerations.

Treaties. An applicable income tax treaty may modify certain of these consequences for a non-U.S. stockholder eligible for treaty benefits. Non-U.S. stockholders should consult with their tax advisors regarding application of such a treaty.

Consequences to Holders of Our Series A Preferred Stock

The merger will be treated as a taxable transaction to holders of our Series A preferred stock. The federal income tax consequences to holders of our Series A preferred stock generally will be the same as the consequences to holders of Eagle common stock described above, except that (i) the capital gain or loss recognized by a holder of our Series A preferred stock will be measured by the difference between the holder’s adjusted tax basis in the shares of Series A preferred stock exchanged and the fair market value of the shares of Series A preferred stock of the surviving entity received by the holder and (ii) a non-U.S. shareholder’s ownership percentage for purposes of the FIRPTA provisions of the Code may be made by reference to its ownership of Series A preferred stock (after application of constructive ownership rules). Holders of Series A preferred stock are urged to consult with their tax advisors with respect to the tax consequences to them of the merger and the other transactions contemplated by the merger agreement.

Regulatory Approvals

We believe that no material federal or state regulatory approvals are required to be obtained by us, EHP Operating Partnership, Parent or Merger Sub in connection with the merger.

Rights of Objecting Stockholders or Appraisal Rights

Under the applicable provisions of the Maryland General Corporation Law, stockholders of Eagle will not have any appraisal rights or rights of objecting stockholders with regard to the merger because shares of Eagle common stock were listed on the NYSE on the record date.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. This summary of the merger agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information.”

Structure

At the effective time, Eagle will merge with and into Merger Sub, Eagle’s separate corporate existence will cease, and Merger Sub will survive the merger and continue to exist as a subsidiary of Parent. All of our and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and Merger Sub’s liabilities, will become those of the surviving corporation. Following the completion of the merger, Eagle common stock will be delisted from the NYSE and deregistered under the Exchange Act and will no longer be publicly traded.

Organizational Documents

The charter of Merger Sub and the bylaws of Merger Sub as in effect immediately prior to the effective time will be the charter and bylaws, respectively, of the surviving corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

Effective Time

The merger will become effective at such time as the articles of merger with respect to the merger have been accepted for record by the State Department of Assessments and Taxation of Maryland or a later time agreed to by the parties to the merger agreement and specified in the articles of merger (not to exceed 30 days after the articles of merger are accepted for record).

Closing

The closing of the merger will occur no later than the second business day after the conditions to the merger (other than conditions which by their terms are required to be satisfied or waived at closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or waived by the party entitled to the benefit of such conditions.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation, subject to any rights under a nomination rights agreement between us and Corporex Companies, LLC, and the officers of Eagle immediately prior to the effective time will be the officers of the surviving corporation, in each case to hold office until their successors are elected and qualified.

Treatment of Common Stock, Preferred Stock, Restricted Stock and Operating Partnership Units

Eagle Common Stock

At the effective time, each share of Eagle common stock (other than shares owned by Eagle subsidiaries or Parent or any of its subsidiaries) issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. The surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, and any amount so withheld will be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Eagle Preferred Stock

At the effective time, each share of our Series A preferred stock will be converted into one share of Series A preferred stock of the surviving corporation having terms identical to the terms of our Series A preferred stock.

Eagle Restricted Stock

At the effective time, all of our restricted stock will fully vest and will be converted into the right to receive the merger consideration.

Operating Partnership Units

Parent and Merger Sub (together, “Buyer Parties”) will offer each holder of units of limited partnership interest in EHP Operating Partnership (“Operating Partnership Units”) the opportunity to receive cash in an amount equal to the merger consideration, in exchange for each issued and outstanding Operating Partnership Unit held by such holder. Such offer will be conditioned upon and subject to the concurrent closing of the merger. As in the case of the merger consideration payable to the holders of Eagle common stock, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration payable to holders of Operating Partnership Units any amounts required to be deducted and withheld under any applicable tax law, and any amount so withheld will be treated as having been paid to the holder from whose consideration the amounts were so deducted and withheld.

No Further Ownership Rights

From and after the effective time, holders of shares of our common stock will cease to be, and will have no rights as, stockholders of Eagle, other than the right to receive the merger consideration, and holders of Operating Partnership Units who accept the offer by the Buyer Parties will cease to be, and will have no rights as, limited partners of EHP Operating Partnership other than the right to receive the merger consideration.

Exchange and Payment Procedures

At or before the effective time, Parent will deposit with a paying agent (the “paying agent”) reasonably satisfactory to us an amount equal to the aggregate merger consideration (the “aggregate merger consideration”) to be received by holders of our common stock and holders of Operating Partnership Units that elect to accept the offer of the Buyer Parties.

At the effective time, our share transfer books will be closed, and there will be no further registration of transfers of shares of our common stock. If, after the effective time, any certificate representing shares of our common stock is presented to the surviving corporation, the paying agent or the transfer agent for any reason, it will be exchanged for the merger consideration.

Promptly (and no later than two business days) after the effective time, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. Separate materials will be sent to the limited partners of EHP Operating Partnership providing instructions on how to surrender their Operating Partnership Units in exchange for the merger consideration.

If shares of our common stock are represented by a stock certificate, the holder of such shares will not be entitled to receive the merger consideration with respect to such shares until surrendering to the paying agent the applicable stock certificate(s) (or an acceptable affidavit of loss in lieu thereof and the posting of a bond in an amount reasonably directed by the surviving corporation or the paying agent). The merger consideration may be paid to a person other than the person in whose name a corresponding stock certificate is registered if the certificate is properly endorsed or is otherwise in proper form for transfer, and the person requesting payment either pays any applicable transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or establishes to the satisfaction of Parent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration.

None of Parent, Merger Sub, the surviving corporation, Eagle, EHP Operating Partnership or the paying agent, or any employee, officer, director, agent or affiliate thereof, will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Any portion of the aggregate merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock and holders of Operating Partnership Units for 12 months after the effective time will be delivered to the surviving corporation. Holders of shares of our common stock and holders of Operating Partnership Units who have not surrendered their shares or units within 12 months after the effective time may only look to the surviving corporation for payment of the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

Eagle and EHP Operating Partnership made certain representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith (the “disclosure schedule”). These representations and warranties relate to, among other things:

•

the due organization, valid existence, good standing and power and authority to own, lease and operate the properties and to carry on the businesses of Eagle, EHP Operating Partnership and our other subsidiaries;

•	our ownership interests in our subsidiaries;

•	our charter and bylaws and the similar organizational documents of our subsidiaries;

•	our capitalization and EHP Operating Partnership’s capitalization;

•

our and EHP Operating Partnership’s power and authority to enter into the merger agreement, perform obligations thereunder, and consummate the merger and the other transactions contemplated by the merger agreement (the “contemplated transactions”);

•	the enforceability of the merger agreement against Eagle and EHP Operating Partnership;

•

the absence of conflicts with, violations or breaches of or defaults under, our or our subsidiaries’ organizational documents, applicable laws or certain contracts as a result of entering into the merger agreement or consummating the merger;

•	consents and approvals of governmental entities required as a result of the merger agreement or the merger;

•	permits, licenses and other approvals of governmental entities possessed by Eagle and its subsidiaries;

•	the absence of conflicts with, violations or breaches of or defaults under, applicable laws, permits from governmental entities or certain contracts;

•	SEC filings of the Company since December 31, 2004;

•	the disclosure controls and procedures of the Company, and the absence of any material weaknesses in the design or operation of internal controls over financial reporting of the Company;

•	the absence of unknown liabilities;

•	the absence of a material adverse effect since December 31, 2006;

•	the absence of litigation and orders against us or our subsidiaries;

•	the Company’s employee benefit plans and amounts payable to employees of the Company as a result of the consummation of the merger;

•	labor matters affecting us and our subsidiaries;

•	the information relating to us and our subsidiaries contained in this proxy statement or other documents to be filed with the SEC in connection with the merger agreement;

•

real property owned and leased by us and our subsidiaries, ground leases pursuant to which any of our subsidiaries is a lessee, and rights of first offer or refusal held by third parties with respect to real property owned or leased by us or our subsidiaries;

•	personal property owned or leased by us and our subsidiaries;

•	the right to use intellectual property owned by or licensed to us or our subsidiaries;

•	tax matters affecting us and our subsidiaries, including tax protection agreements to which the Company or our subsidiaries are a party;

•	environmental matters affecting us and our subsidiaries;

•	material contracts of the Company and our subsidiaries;

•	the absence of undisclosed broker’s or finder’s fees;

•	the receipt by the special committee of a fairness opinion from Morgan Stanley;

•	our and our subsidiaries’ insurance policies;

•	the recommendation and approval by our board of directors, upon the recommendation of the special committee of the merger agreement, the merger and the contemplated transactions;

•

the absence of material transactions between us or any of our subsidiaries, on the one hand, and any of our officers, directors or affiliates, on the other hand, of the type that are required to be disclosed under item 404 of Regulation S-K which have not been so disclosed prior to the date of the merger agreement;

•	action taken by the Company in order to exempt the merger agreement, the merger and the contemplated transactions from the requirements of certain antitakeover statutes or provisions; and

•	the outstanding indebtedness of the Company.

For the purposes of the merger agreement, “material adverse effect” means any event, change, effect, circumstance or development that:

•

has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of Eagle and our subsidiaries, taken as a whole;

•	has had, or would reasonably be expected to have, a material adverse effect on our or EHP Operating Partnership’s ability to timely consummate the transactions contemplated by the merger agreement or to timely perform any of our or EHP Operating Partnership’s respective obligations under the merger agreement; or

•	has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the merger or the contemplated transactions.

A “material adverse effect” will not have occurred, however, as a result of any effects, except if Eagle and our subsidiaries, taken as a whole, are materially and disproportionately affected thereby, arising out of or resulting from:

•	a change in the market price or trading volume of our common stock or our preferred stock;

•	the announcement of the execution of the merger agreement or the performance of obligations under the merger agreement;

•	any adverse change after the date of the merger agreement in the securities, financial, credit or real estate markets;

•	any other change after the date of the merger agreement in general economic or business conditions;

•	an outbreak or escalation of hostilities, a national emergency or war, or the occurrence of an act of terrorism;

•	other changes (including changes in laws and generally acceptable accounting principles) in the conditions in the hotel, lodging and hospitality industry; or

•	earthquakes, hurricanes or other natural disasters or acts of God.

The merger agreement also contains certain representations and warranties made by Buyer Parties to Eagle and EHP Operating Partnership that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing and power and authority to own, lease and operate the properties and to carry on the businesses of Buyer Parties;

•	the ownership interest of Parent in Merger Sub and the absence of prior activities of Buyer Parties;

•	the power and authority of Buyer Parties to enter into the merger agreement, perform obligations thereunder, and consummate the merger and the contemplated transactions;

•	the enforceability of the merger agreement against Buyer Parties;

•

the absence of conflicts with, violations or breaches of or defaults under, the organizational documents of Buyer Parties, applicable laws or certain contracts as a result of entering into the merger agreement or consummating the merger;

•	consents and approvals of governmental entities required as a result of the merger agreement or the merger;

•

the information supplied by Parent, Merger Sub and any affiliate of Parent for inclusion or incorporation by reference in this proxy statement or other documents to be filed with the SEC in connection with the merger agreement;

•	the absence of litigation against Buyer Parties, and the absence of orders against Parent, Merger Sub and their affiliates;

•

the financing commitment obtained by Parent, and the ability of Buyer Parties to pay the aggregate merger consideration and to perform all of their other obligations under the merger agreement and to consummate the merger and the contemplated transactions;

•	the solvency of Parent, Merger Sub and the surviving corporation;

•	the delivery to us by an affiliate of Parent of a guaranty;

•

the absence of an ownership interest by Parent or any of its subsidiaries, including Merger Sub, in any of our common stock, any Operating Partnership Units or other securities of Eagle or any of our subsidiaries;

•	agreements between Parent, Merger Sub or any affiliate of Parent, on the one hand, and any officer, director or member of management of Eagle, on the other hand;

•	the absence of broker’s or finder’s fees; and

•	the acknowledgment of Buyer Parties that Eagle and EHP Operating Partnership make no representations or warranties as to any matter whatsoever except as expressly set forth in the merger agreement.

The representations and warranties in the merger agreement and in any certificate delivered pursuant to the merger agreement will terminate at the effective time.

Conduct of Our Business Pending the Merger

We have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedule, during the period beginning on the date of the merger agreement and ending at the effective time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), we will not take any action except in the ordinary course of business consistent with past practice, and we will use commercially reasonable efforts:

•	to preserve substantially intact our and our subsidiaries’ business organization;

•

to keep available the services of our and our subsidiaries’ present officers, managers and employees and to preserve our and our subsidiaries’ current relationships with lessees and other persons with which we and our subsidiaries have significant business relations; and

•	to preserve our status as a real estate investment trust, or REIT.

We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement and the disclosure schedule or unless Parent either gives its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or does not respond to an initial request by Eagle for consent within two business days of such initial request and also fails to respond to a second request by Eagle for consent within two business days of such second request, we will not and our subsidiaries will not do any of the following:

•	amend our or our subsidiaries’ organizational documents;

•

authorize for issuance, issue, sell or pledge or agree or commit to issue, sell or pledge any ownership interest of Eagle or any of our subsidiaries or any options or other rights to acquire any such ownership interest;

•	repurchase, redeem or otherwise acquire any equity securities of Eagle or EHP Operating Partnership;

•

reclassify, combine, split or subdivide any of our or our subsidiaries’ capital stock, or declare, set aside, make or pay any dividend, except regular dividends of not more than $0.175 per quarter on shares of our common stock paid in cash at times consistent with past practice, corresponding distributions on Operating Partnership Units, dividends on shares of our preferred stock declared and paid in accordance with their terms, and corresponding distributions on preferred partnership units of EHP Operating Partnership;

•	acquire or enter into any agreement to acquire any real property;

•	incur any indebtedness or issue any debt securities, except in the ordinary course of business in accordance with our budget or to pay regular quarterly cash dividends on our common stock and our preferred stock and corresponding distributions on Operating Partnership Units and preferred partnership units of EHP Operating Partnership;

•	modify or amend any material contract or enter into any new material contract;

•	increase the compensation or other benefits payable to our directors, officers or employees;

•	enter into certain agreements with any of our or our subsidiaries’ directors, officers or other employees;

•	prepay any long-term debt or pay, discharge or satisfy any material claims, liabilities or obligations;

•	take any material action with respect to accounting policies or procedures;

•	enter into any new lease (including renewals) for in excess of 5,000 square feet of net rentable area at any of our properties;

•	terminate or materially modify or amend any lease that relates to in excess of 5,000 square feet of net rentable area, pursuant to which we are the landlord;

•	terminate or materially modify or amend any ground lease pursuant to which any of our subsidiaries is lessee;

•

authorize, or enter into any commitment for, any new material capital expenditure other than (i) capital expenditures made in connection with permitted new leases, (ii) capital expenditures identified in Eagle’s 2007 operating budget, (iii) other capital expenditures not exceeding $250,000 in the aggregate, and (iv) capital expenditures in the ordinary course of business to maintain the physical and structural integrity of our properties, including emergency expenditures;

•

waive, release, assign, settle or compromise any material litigation other than where the amounts to be paid are fully covered by insurance, provided that we may not settle any pending or threatened claims brought by or on behalf of our stockholders or involving any of our officers, directors or affiliates without the prior written consent of Parent, if we must contribute to such settlement an amount greater than the amount specified in the disclosure schedule;

•

other than as required by law or necessary to preserve our status as a REIT or to qualify or preserve the status of any of our subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary, make any material tax election or rescission;

•	other than in the ordinary course of business, settle, pay or compromise any material income tax liability;

•

acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to acquire, in a single transaction or in a series of related transactions, any corporation, partnership, limited partnership, limited liability company or other entity, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice;

•	dispose of real property owned or leased by us and our subsidiaries;

•	other than in the ordinary course of business or pursuant to contractual obligations, transfer, lease or otherwise dispose of any entity, business or assets;

•

other than as expressly required by contracts in effect prior to the date of the merger agreement, make any loans, advances or capital contributions to, or investments in, any corporation, partnership, limited partnership, limited liability company or other entity (other than Eagle or any of our direct or indirect wholly-owned subsidiaries);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of Eagle or any of our subsidiaries;

•	fail to maintain in full force and effect existing insurance policies;

•

voluntarily adopt, renew, terminate, change or increase in any material respect any liability or other obligation of Eagle or any of our subsidiaries under any operating standards, loyalty programs or amenity packages with the franchisors of any of our or our subsidiaries’ properties, except as required by contracts existing on the date of the merger agreement;

•	modify or amend in any material respect, or terminate, any contract with an affiliate of Eagle or modify in any material respect any material relationship between Eagle and our affiliates;

•	enter into any contracts for parking arrangements at our properties;

•	modify, amend or change any existing tax protection agreement in a manner that would adversely affect Eagle, any of our subsidiaries or Parent, or enter into any new tax protection agreement; or

•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Transactions

Eagle has agreed that we and our subsidiaries will not, directly or indirectly, and will instruct our representatives not to, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate any inquiries regarding, or the making, submission, reaffirmation or announcement of any Acquisition Proposal (as defined below);

•	take any action that could reasonably be expected to lead to an Acquisition Proposal;

•

furnish any nonpublic information regarding Eagle or EHP Operating Partnership, or provide any access to the books, records or personnel of Eagle or EHP Operating Partnership, to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations with any person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	enter into any letter of intent or other agreement relating to an Acquisition Proposal.

For purposes of the merger agreement, “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest involving:

•	any direct or indirect sale, lease, acquisition or disposition of more than 20% of the assets of Eagle and our subsidiaries, taken as a whole;

•	any direct or indirect acquisition or purchase of more than 20% of the equity securities of Eagle and our subsidiaries, taken as a whole;

•

any direct or indirect acquisition or disposition of a business or businesses that constitute 20% or more of the cash flow, net revenues, net income or assets of Eagle and our subsidiaries, taken as a whole;

•	any tender offer that would result in a person owning 20% or more of Eagle’s outstanding equity securities;

•

any merger, consolidation or other business combination (other than the merger) pursuant to which the stockholders of the Company prior to the consummation of the transaction would hold less than 80% of the equity interests of the surviving corporation;

•	any similar transaction or business combination involving the Company or any of its businesses, equity securities or assets; or

•	any combination of the foregoing.

Any violation of the section of the merger agreement regarding no solicitation of transactions by any of our representatives (other than any director of Eagle whose affiliate is, as of the date of the merger agreement, a party to a confidentiality agreement with Eagle containing terms (including “standstill provisions”) materially consistent with the confidentiality agreement between Eagle and Parent) shall be deemed to be a breach of the section of the merger agreement regarding no solicitation of transactions by Eagle.

Prior to the approval by our stockholders of the merger agreement, the merger and the contemplated transactions, the merger agreement does not prohibit us from furnishing information regarding Eagle and EHP Operating Partnership to, or entering into or conducting discussions or negotiations with, any person in response to a bona fide written Acquisition Proposal submitted to us if:

•	we and our representatives have not breached or violated the section of the merger agreement regarding no solicitation of transactions;

•

our board of directors or the special committee concludes in good faith, after consulting with outside legal counsel, that failure to furnish information or enter discussions or negotiations would be inconsistent with their duties to stockholders under applicable law;

•

our board of directors or the special committee concludes in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and

•

prior to furnishing any nonpublic information to any such person, Eagle receives from such person an executed confidentiality agreement containing terms (including “standstill provisions”) materially consistent with the confidentiality agreement between Eagle and Parent.

We have agreed to provide to Parent, as promptly as reasonably practicable following the furnishing of any such information to a third person, any information concerning Eagle and EHP Operating Partnership that was not previously provided to Parent.

We have agreed to waive the provisions of any standstill agreement to which we are a party, to permit any actions by the parties thereto permitted by the terms of the section of the merger agreement regarding no solicitation of transactions.

For purposes of the merger agreement, “Superior Proposal” means any Acquisition Proposal, with all references to 20% within the definition of Acquisition Proposal increased to 50%, that is made by a third party on terms that our board of directors (acting through the special committee) determines, in its good faith judgment, after consulting with financial advisors and outside legal advisors, and after taking into account, among other things, all of the terms, conditions and circumstances of the Acquisition Proposal, to be more favorable to our stockholders from a financial point of view than the terms of the merger and the contemplated transactions (after giving effect to any modification to the merger agreement proposed by Buyer Parties) and to be reasonably capable of being consummated.

Within 48 hours of our receipt of any Acquisition Proposal or any indication from any person considering making an Acquisition Proposal or any inquiry or request for information, discussion or negotiations regarding any Acquisition Proposal, except to the extent that doing so would result in a breach of the duties of our directors, we have agreed to advise Parent orally and in writing of:

•	the receipt of any such inquiry or proposal;

•	the material terms and conditions of such inquiry or proposal, together with a copy thereof (if available) or if not in writing, a written description thereof;

•	the identity of the person making such inquiry or proposal; and

•	our intention to furnish information to, or enter into discussions or negotiations with, such person.

We have also agreed to keep Parent reasonably informed on a prompt basis as to any material developments regarding any such inquiry or proposal, and we have agreed not to enter into any confidentiality agreement that would prohibit us from providing such information to Parent.

Except as described below, our board of directors and the special committee may not (i) withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or fail to make, its recommendation that our stockholders approve the merger agreement, the merger and the contemplated transactions, (ii) approve or recommend an Acquisition Proposal, (iii) authorize the entry into any agreement (an “Acquisition Agreement”) contemplating an Acquisition Proposal or (iv) take any action to exempt any person from any state anti-takeover laws. Our board of directors and the special committee may take any such actions in response to a Superior Proposal if our board of directors or the special committee concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors to our stockholders and after following the Superior Proposal Termination Procedures (as defined below).

For purposes of the merger agreement, “Superior Proposal Termination Procedures” means: (i) notifying Parent of a Superior Proposal, (ii) a majority of the disinterested directors of our board of directors and the special committee determine in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the recommendation of our board of directors would be inconsistent with such directors’ duties to our stockholders, (iii) Eagle promptly notifies Parent of such determination, and (iv) at least three business days following receipt by Parent of notice of a Superior Proposal, and taking into account any revised proposal made by Parent following receipt of such notice, a majority of the disinterested directors of our board of directors and the special committee has concluded such Superior Proposal remains a Superior Proposal and has again made the determination in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the recommendation of our board of directors would be inconsistent with such directors’ duties to our stockholders.

Employee Benefits

The surviving corporation will assume our obligations under existing employment and severance plans, programs, policies and agreements. As of the effective time, we have agreed to enter into escrow agreements, which will be binding on the surviving corporation, with an escrow agent and each of our executive officers and we have agreed to deposit certain amounts into escrow, which will be used to fund payments which become due to our executive officers as the result of a change in control.

For a period of not less than 18 months after the closing of the merger, each of our and our subsidiaries’ continuing employees will receive compensation and benefits no less favorable in the aggregate than compensation and benefits provided to such employee prior to the closing of the merger. To the extent any continuing employee is eligible to participate in any employee benefit plan of Parent or its subsidiaries, such employee will receive benefits credit for their years of service with Eagle and will also receive credit for amounts paid for deductibles, co-payment and out of pocket maximums during the year that includes the closing of the merger.

Our board of directors will adopt a resolution so that the disposition of our common stock by any of our officers or directors who is a covered person of Eagle for purposes of Section 16 of the Exchange Act, pursuant to the merger agreement and the merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Prior to the effective time, our board of directors will take necessary action to terminate our deferred compensation plan for non-employee directors.

Indemnification and Insurance of Our Directors and Officers

The merger agreement provides that for a period of six years after the effective date, Buyer Parties will:

•	indemnify and hold harmless our and our subsidiaries’ directors and officers to the fullest extent authorized or permitted by applicable law; and

•

promptly pay on behalf of, or within 10 days after any request for advancement, advance to our and our subsidiaries’ directors and officers, to the fullest extent authorized or permitted by applicable law, any expenses incurred in defending, serving as a witness with respect to, or otherwise participating with respect to any claim, including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the contemplated transactions.

Buyer Parties also agreed that all current rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing in favor of our or our subsidiaries’ current or former officers and directors, as provided in our charter and bylaws and in any indemnification agreements, will be assumed by the surviving corporation in the merger and will survive the merger and will continue in full force and effect.

The merger agreement requires Parent to maintain, or to cause the surviving corporation to maintain, for a period of six years following the effective time, policies of directors’ and officers’ liability insurance with coverage substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by Eagle and our subsidiaries, subject to a maximum expense by Parent or the surviving corporation of not more than 250% of the annual premium currently paid by Eagle under our current directors’ and officers’ insurance policy.

The obligations regarding indemnification and insurance of our directors and officers must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets (including by dissolution). Parent will cause the surviving corporation to perform all of its obligations regarding indemnification and insurance of our directors and officers.

The obligations regarding indemnification and insurance of our directors and officers is intended to be for the benefit of, and is enforceable by, our and our subsidiaries’ directors and officers and their respective heirs and personal representatives.

Agreement to Take Further Action

Upon the terms and subject to the conditions of the merger agreement, each party to the merger agreement has agreed to:

•	make promptly filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the merger agreement and the merger, if required; and

•

use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger, including using commercially reasonable efforts to obtain all permits, consents and other approvals of governmental authorities and parties to contracts with Eagle and our subsidiaries necessary for the consummation of the merger and the contemplated transactions and to fulfill the conditions to the merger; and

•	cooperate and assist one another in connection with the foregoing.

Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any action asserted by any party in order to avoid the entry of, or to have vacated or reversed, any order, that delays or prevents the consummation of the merger.

Eagle and EHP Operating Partnership have agreed, at the expense of Buyer Parties, to assist:

•	with the defeasance, to the extent permitted, by Buyer Parties of our existing loans;

•	Buyer Parties in the assumption of any of our loans which are not subject to defeasance; and

•	with the assignment of permits and licenses and obtaining estoppels with respect to our real property.

Eagle agreed to take specified actions with respect to the casino at the Company’s property in Puerto Rico.

Conditions to the Merger

The obligations of the parties to the merger agreement are subject to the satisfaction or waiver in writing of the following mutual conditions:

•	the approval of the merger agreement, the merger and the contemplated transactions by the requisite stockholder vote;

•

any waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated, and any approval of a governmental authority required by the HSR Act has been obtained; and

•

no governmental authority in the United States or Puerto Rico shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and makes consummation of the merger illegal or prohibits consummation of the merger, provided that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered.

The obligations of Buyer Parties to consummate the merger are subject to the satisfaction or waiver in writing of the following additional conditions:

•

other than with respect to our and EHP Operating Partnership’s representations and warranties regarding capital structure, authority and the recommendations of the special committee and our board of directors, each of the representations made by us in the merger agreement that is qualified as to materiality or material adverse effect being true and correct in all respects, and those not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the date of the closing of the merger, as though made on and as of such closing date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date);

•

our and EHP Operating Partnership’s representations and warranties regarding capital structure, authority and the recommendations of the special committee and our board of directors being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger as though made as of such closing date (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date);

•

we shall have performed, in all material respects, all obligations and complied with, in all material respects, our agreements and covenants to be performed or complied with by us under the merger agreement on or prior to the effective time;

•

we shall have delivered to Parent a certificate, dated the date of the effective time, signed by an officer of Eagle and certifying as to the truth and correctness of our and EHP Operating Partnership’s representations and warranties and the performance of our and EHP Operating Partnership’s obligations under the merger agreement;

•

since the date of the merger agreement, there shall not have been any material adverse effect that has occurred and is continuing, and Parent shall have received a certificate signed on behalf of Eagle by a duly authorized officer of Eagle so certifying; and

•

Parent shall have received a tax opinion of DLA Piper US LLP or other counsel to Eagle reasonably satisfactory to Parent, dated as of the date of the closing of the merger, in form and substance reasonably satisfactory to Parent, opining that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ended December 31, 2004 through and including the short taxable year ending on the date of the closing of the merger.

Our obligations to consummate the merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

•

each of the representations and warranties of Buyer Parties contained in the merger agreement that is qualified as to materiality or material adverse effect being true and correct in all respects, and those not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the date of the closing of the merger, as though made on and as of such closing date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date;

•

Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under the merger agreement on or prior to the effective time; and

•

Parent shall have delivered to us a certificate, dated the date of the effective time, signed by an officer of Parent and certifying as to the truth and correctness of Buyer Parties’ representations and warranties and the performance of Parent’s obligations under the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time as follows:

•	by mutual written consent of Parent and Eagle;

•	by either Parent or Eagle if:

•

the effective time shall not have occurred on or before October 1, 2007, provided that this right to terminate the merger agreement shall not be available to a party whose failure to fulfill any obligation under the merger agreement or other breach under the merger agreement materially contributed to the failure of the effective time to occur on or before October 1, 2007; or

•

any governmental authority shall have issued an injunction or other ruling or taken any other action which has become final and non-appealable and makes consummation of the merger illegal or otherwise prohibits consummation of the merger, provided that this right to terminate shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order and to have such governmental order vacated or made inapplicable to the merger;

•	by Parent if each of it and Merger Sub is not in material breach of its obligations under the merger agreement, if:

•

any of the representations and warranties of Eagle and EHP Operating Partnership in the merger agreement shall have been inaccurate as of the date of the merger agreement, such that the condition pertaining to the representations and warranties of Eagle and EHP Operating Partnership in the merger agreement would be incapable of being satisfied, subject to a 30 day cure period;

•

any of the representations and warranties of Eagle and EHP Operating Partnership in the merger agreement become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), such that the condition pertaining to the representations and warranties of Eagle and EHP Operating Partnership in the merger agreement would be incapable of being satisfied, subject to a 30 day cure period; or

•

any of the covenants of Eagle and EHP Operating Partnership contained in the merger agreement shall have been breached by Eagle or EHP Operating Partnership, such that the condition pertaining to the compliance with covenants by Eagle would be incapable of being satisfied, subject to a 30 day cure period;

•	by Eagle if each of Eagle and EHP Operating Partnership is not in material breach of its obligations under the merger agreement, if:

•

any of the representations and warranties of Buyer Parties shall have been inaccurate as of the date of the merger agreement, such that the condition pertaining to the representations and warranties of Buyer Parties in the merger agreement would be incapable of being satisfied, subject to a 30 day cure period;

•

any of the representations and warranties of Buyer Parties become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), such that the condition pertaining to the representations and warranties of Buyer Parties in the merger agreement would be incapable of being satisfied, subject to a 30 day cure period; or

•

any of the covenants of Buyer Parties contained in the merger agreement shall have been breached by any of the Buyer Parties such that the condition pertaining to the compliance with covenants by Parent would be incapable of being satisfied, subject to a 30 day cure period;

•	by either Parent or Eagle, by notice to the other, if the requisite stockholder vote has not been obtained;

•	by Parent, by notice to Eagle, if any of the following (each, a “Company Triggering Event”) shall have occurred:

•

our board of directors withdraws, qualifies or modifies its recommendation to our stockholders with respect to the merger agreement, the merger and the contemplated transactions in a manner adverse to Buyer Parties or takes any action inconsistent with such recommendation;

•

we fail to include in this proxy statement the recommendation of our board of directors with respect to the merger agreement, the merger and the contemplated transactions or a statement to the effect that our board of directors and the special committee has determined and believes that the merger agreement, the merger and the contemplated transactions are in the best interests of our stockholders;

•	our board of directors and the special committee approve, endorse or recommend, or publicly announce its intent to approve, endorse or recommend, any Acquisition Proposal;

•	Eagle or EHP Operating Partnership enter into any contract relating to an Acquisition Proposal or publicly announce its intent to do so;

•	we fail to comply with the provisions of the merger agreement regarding no solicitation of transactions; or

•

a tender offer relating to our or EHP Operating Partnership’s securities shall have been commenced by someone other than Parent or its affiliates and we shall not have sent to our security holders, within 10 business days after the commencement of such tender offer, a statement disclosing that our board of directors recommends rejection of such tender offer; or

•

by Eagle, prior to the approval of the merger agreement, the merger and the contemplated transactions by the requisite stockholder vote and if we have not breached or violated the provisions or the merger agreement regarding no solicitation of transactions in any material respect, if:

•

our board of directors and the special committee have concluded in good faith, after consultation with outside legal and financial advisors, that an unsolicited Acquisition Proposal is a Superior Proposal;

•

our board of directors withdraws, qualifies or modifies its recommendation to our stockholders with respect to the merger agreement, the merger and the contemplated transactions in a manner adverse to Buyer Parties;

•	our board of directors and the special committee have authorized, approved or recommended the entering into of an Acquisition Agreement for a Superior Proposal; and

•	we shall have complied with the Superior Proposal Termination Procedures and paid to Parent a termination fee of $12,750,000 simultaneously with such termination.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the contemplated transactions will be paid by the party to the merger agreement incurring such fees and expenses, except:

•

the surviving corporation will pay all charges and expenses, including those of the paying agent, in connection with the transactions involved in the sections above titled “—Treatment of Common Stock, Preferred Stock, Restricted Stock and Operating Partnership Units” and “—Exchange and Payment Procedures,” and Parent will, to the extent necessary, reimburse the surviving corporation for such charges and expenses;

•	the filing fees for the premerger notification and report forms under the HSR Act, if any, will be shared 50% by the Buyer Parties and 50% by Eagle and EHP Operating Partnership;

•

if the merger agreement is terminated by Parent pursuant to termination provisions regarding (i) the inaccuracy at the time of the merger agreement of the representations and warranties made by Eagle and EHP Operating Partnership, (ii) a breach by Eagle or EHP Operating Partnership of any of their covenants contained in the merger agreement or (iii) the occurrence of a Company Triggering Event, then we will pay to Parent $12,750,000 within two business days following such termination;

•

if the merger agreement is terminated by Eagle pursuant to the termination provision regarding entering into an Acquisition Agreement for a Superior Proposal, then we will pay to Parent a termination fee of $12,750,000 at or prior to the time of, and as a condition to the effectiveness of, such termination;

•

if the merger agreement is terminated by Parent or Eagle pursuant to the termination provision regarding the failure to obtain the requisite stockholder vote, then we will pay to Parent the aggregate amount of the fees and expenses that have been paid or that become payable by Buyer Parties in connection with the preparation, negotiation and enforcement of the merger agreement, to a maximum of $10,000,000 (collectively, “Buyer Expenses”), provided that if prior to such termination an Acquisition Proposal (for purposes of this provision, 50% is substituted for 20% in the definition of Acquisition Proposal) shall have been made to Eagle and EHP Operating Partnership or publicly announced, and concurrently with termination of the merger agreement or within 12 months thereafter, we enter into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (a “Tail Acquisition”), then we will pay to Parent on the earlier of the date that we enter into the Acquisition Agreement or such Acquisition Proposal is consummated, $12,750,000 less all Buyer Expenses previously paid;

•

if the merger agreement is terminated by Parent or Eagle pursuant to the provision permitting termination if the effective time does not occur before October 1, 2007, and a Tail Acquisition occurs, then we will pay to Parent on the earlier of the date that we enter into the Acquisition Agreement or such Acquisition Proposal is consummated, $12,750,000;

•

if the merger agreement is terminated by Parent pursuant to the termination provisions regarding the representations and warranties made by Eagle and EHP Operating Partnership becoming inaccurate as of a date subsequent to the date of the merger agreement, then:

•	Parent and Merger Sub will collectively pay Eagle the aggregate amount of money expended by Eagle at the direction of Parent in connection with Eagle’s obligations under the merger agreement regarding the casino at Eagle’s property in Puerto Rico and the expenses incurred by Eagle in connection with the defeasance or assumption of loans and the assignment of permits and licenses and obtaining estoppels with respect to real property (collectively, “Eagle Expenses”); and

•

Eagle will pay to Parent the Buyer Expenses, provided that if a Tail Acquisition occurs, then we will pay to Parent, on the earlier of the date that we enter into the Acquisition Agreement or such Acquisition Proposal is consummated, $12,750,000 less Buyer Expenses plus Eagle Expenses (except, if Eagle Expenses exceed Buyer Expenses, the total amount to be paid by Eagle under this provision will not exceed $12,750,000);

provided that if we have taken any action, or failed to take any commercially reasonable action, that has caused any representations or warranties of Eagle or EHP Operating Partnership to become inaccurate such that the condition regarding the representations and warranties of Eagle and EHP Operating Partnership is incapable of being satisfied, then Parent shall not be required to pay Eagle Expenses to us, and we will pay to Parent, within two business days following termination, $12,750,000.

•

if the merger agreement is terminated by Eagle pursuant to the termination provisions regarding the inaccuracy of the representations and warranties of Buyer Parties or the breach by Buyer Parties of covenants contained in the merger agreement, then Buyer Parties shall collectively pay to us, within three business days following termination of the merger agreement, the Eagle Expenses and a reverse termination fee of $12,750,000;

provided that if receipt of such reverse termination fee would cause us to fail to meet certain requirements to maintain our REIT status under the Code, then Buyer Parties will pay such amounts the receipt of which would cause us to fail to meet such requirements into an escrow account, and we will receive amounts paid into the escrow account if and when receipt of such amounts would not cause us to fail to meet requirements to maintain our REIT status under the Code, except that any portion of such funds held in escrow for five years will be released to Parent.

Remedies

Parent’s and Merger Sub’s right to terminate the merger agreement and receive payment, as applicable, of the termination fee of $12,750,000 and the Buyer Expenses are the sole and exclusive remedy of Parent and Merger Sub against Eagle and its subsidiaries and any of their respective affiliates, stockholders, partners, members, directors, officers or agents; provided that prior to termination of the merger agreement, Parent shall be entitled to specific performance of the terms of the merger agreement or an injunction to prevent any breach of the merger agreement.

Our right to terminate the merger agreement and receive payment, as applicable, of the reverse termination fee of $12,750,000 and the Eagle Expenses are our sole and exclusive remedy against Parent, Merger Sub and any of their respective affiliates, stockholders, partners, members, directors, officers or agents; provided that the maximum aggregate liability of Parent and Merger Sub shall be limited to the amount of the $15,750,000 guaranty.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed by the parties to the merger agreement at any time prior to the effective time, provided that after our stockholders have approved the merger agreement, the merger and the contemplated transactions, no amendment may be made without further stockholder approval if, pursuant to law or in accordance with the rules of the NYSE, such amendment requires further approval by our stockholders. The merger agreement also provides that, at any time prior to the effective time, we or Parent may, by a signed, written instrument, extend the time for the performance of any obligation or other act of the other parties, waive any inaccuracy in the representations and warranties of the other parties, or waive compliance with any agreement of the other parties or any condition to its own obligations contained in the merger agreement.

MARKET PRICE DATA

Eagle common stock is traded on the NYSE under the symbol “EHP.” The following table sets forth the high and low closing prices of shares of Eagle common stock as reported on the NYSE (rounded to the nearest cent).

	Market Price Range		Dividend
	High	Low
Fiscal Year Ending December 31, 2007:
Third Quarter (through July 2, 2007)	$13.15	$13.15	(1)
Second Quarter	13.38	10.85	$0.175(2)
First Quarter	11.29	9.15	$0.175

Fiscal Year Ended December 31, 2006:
Fourth Quarter	$9.99	$9.05	$0.175
Third Quarter	9.71	8.73	0.175
Second Quarter	9.99	8.78	0.175
First Quarter	10.08	7.63	0.175

Fiscal Year Ended December 31, 2005:
Fourth Quarter	$9.89	$7.42	$0.175
Third Quarter	10.32	9.27	0.175
Second Quarter	9.62	8.76	0.175
First Quarter	10.26	8.97	0.175

(1)	The merger agreement provides that, pending consummation of the merger, we may continue to pay quarterly cash dividends not to exceed $0.175 per share at times consistent with past practices, provided that the dividend will be prorated for the quarter in which the closing of the merger occurs.
(2)	The second quarter dividend was declared on June 1, 2007 and is payable on July 16, 2007 to holders of record on June 29, 2007.

On January 29, 2007, the last trading day prior to the public announcement that we had formed a special committee of independent directors to explore strategic alternatives to enhance stockholder value, including a potential sale of the company, the closing price of Eagle common stock on the New York Stock Exchange was $9.40 per share. On April 27, 2007, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of Eagle common stock on the New York Stock Exchange was $11.90 per share. On July 2, 2007, the latest practicable trading day before the date of this proxy statement, the closing price of Eagle common stock on the New York Stock exchange was $13.15 per share. You are encouraged to obtain current market quotations for Eagle common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 15, 2007, there were 19,158,382 shares of Eagle common stock issued and outstanding. The following table sets forth, as of June 15, 2007, information with respect to the beneficial ownership of Eagle common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock of Eagle;

•	each of the current directors and named executive officers of Eagle; and

•	all directors and executive officers of Eagle as a group.

The amounts and percentages of Eagle common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Shares Beneficially Owned
	Number	Percentage (1)
Name and Address of Beneficial Owner
William P. Butler (2)(3)	4,228,957	17.7%
J. William Blackham (2)(4)	250,927	*
Raymond D. Martz (2)(5)	60,712	*
Brian Guernier (2)(6)	49,985	*
Thomas E. Banta (2)(7)(8)	76,622	*
Thomas E. Costello (2)(8)(9)	102,764	*
Thomas R. Engel (2)(8)	7,367	*
Paul S. Fisher (2)(8)	7,167	*
Louis D. George (2)(8)	8,667	*
Robert J. Kohlhepp (2)(8)	17,167	*
Frank C. McDowell (2)(8)	27,167	*
Artisan Partners Limited Partnership and its affiliates (10)	1,599,200	9.0%
Franklin Resources, Inc. (11)	943,000	5.3%
Glazer Capital, LLC (12)	1,076,650	6.0%
Kennedy Capital Management (13)	1,017,345	5.7%
Hotchkis and Wiley Capital Management, LLC (14)	1,048,800	6.0%
Morgan Stanley (15)	1,506,225	8.5%
Morgan Stanley Investment Management Inc. (16)	1,113,025	6.3%

All Directors and Executive Officers as a group (11 persons)	4,831,437	20.3%

*	Less than 1%.

(1)	The total number of shares outstanding used in calculating this percentage assumes that no Operating Partnership Units held by other persons are exchanged for shares of Eagle common stock.

(2)	The address for this individual is c/o Eagle Hospitality Properties Trust, Inc., 100 East RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011.

(3)	The number of shares owned includes 83,333 shares of restricted stock granted on October 6, 2004 and that vest in five equal installments on each anniversary of that date, subject to acceleration at the discretion of Eagle’s governance and compensation committee upon Eagle achieving certain targeted returns and, pursuant to the merger agreement, the vesting of these shares of restricted stock will be accelerated upon consummation of the merger, and shares of common stock purchased on the open market. In addition, Mr. Butler is also the beneficial owner of the shares owned by the following entities because of his relationship with those entities: KY Florida Hotel Investors, Inc., Corporex, Corporex Realty & Investment, LLC, CPX RiverCenter Development, LLC, Denver International Suites, LLC, CPX-DIA Key Partners, LLC, and Florence Hotel, Inc. The number of shares beneficially owned includes 3,868,542 shares issuable upon redemption of Operating Partnership Units. Unless otherwise described in this footnote, Mr. Butler has sole voting and dispositive power with respect to these shares. With respect to KY Florida Hotel Investors, Inc., Mr. Butler shares voting and dispositive power with respect to the shares with the other director of that entity, Daniel T. Fay. With respect to Florence Hotel, Inc., Mr. Butler shares voting and dispositive power with respect to the shares owned by the corporation because he is a director of that corporation along with Mr. Fay. Mr. Butler disclaims beneficial ownership of the 208,332 shares owned by Corporex Companies LLC (“Corporex”) as such shares or the proceeds from any future sale thereof are intended to be held in a trust for the benefit of other Corporex employees.

(4)

The number of shares owned includes 83,333 shares of restricted stock granted on October 6, 2004, 11,547 shares of restricted stock granted on March 13, 2006 and 44,151 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the date of grant, subject to acceleration at the discretion of Eagle’s governance and compensation committee upon Eagle achieving certain targeted returns and, pursuant to the merger agreement, the vesting of these shares of restricted stock will be accelerated upon consummation of the merger. Mr. Blackham disclaims beneficial ownership of 5,000 shares that are held in trust for the benefit of his sister’s children and the shares owned by Florence Hotel, Inc. The number of shares beneficially owned includes 103,896 shares issuable upon redemption of Operating Partnership Units

(5)	The number of shares owned includes 20,000 shares of restricted stock granted on May 2, 2005, 11,172 shares of restricted stock granted on March 13, 2006 and 28,078 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the grant date, subject to acceleration at the discretion of Eagle’s governance and compensation committee upon Eagle achieving certain targeted returns and, pursuant to the merger agreement, the vesting of these shares of restricted stock will be accelerated upon consummation of the merger.

(6)	The number of shares owned includes 15,000 shares of restricted stock granted on November 13, 2004, 13,749 shares of restricted stock granted on March 13, 2006 and 18,018 shares of restricted stock granted on February 21, 2007 that vest in five equal installments on each anniversary of the grant date, subject to acceleration at the discretion of Eagle’s governance and compensation committee upon Eagle achieving certain targeted returns and, pursuant to the merger agreement, the vesting of these shares of restricted stock will be accelerated upon consummation of the merger.

(7)	Number of shares beneficially owned includes 24,455 shares issuable upon redemption of Operating Partnership Units. On May 16, 2007, Mr. Banta, who abstained from the board’s vote concerning the merger, converted 45,000 Operating Partnership Units on a 1-for-1 basis for shares of Eagle common stock. After this conversion, Mr. Banta holds 24,455 Operating Partnership Units.

(8)	The number of shares owned includes 1,500 shares of restricted stock granted on February 28, 2007 that vest on October 27, 2007, the vesting of which will be accelerated upon consummation of the merger, pursuant to the merger agreement.

(9)	On May 8, 2007, Mr. Costello, who abstained from the board’s vote concerning the merger, converted 90,446 Operating Partnership Units on a 1-for-1 basis for shares of Eagle common stock. After this conversion, Mr. Costello holds no Operating Partnership Units. Mr. Costello subsequently sold 5,246 shares of Eagle common stock.

(10)	Artisan Partners Limited Partnership is located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Information obtained from Schedule 13G/A filed with the SEC on January 26, 2007. Artisan Partners Limited Partnership has shared voting and dispositive power with respect to these shares.

(11)	Franklin Resources, Inc. is located at One Franklin Parkway, San Mateo, California 94403. Information obtained from Schedule 13G/A filed with the SEC on February 5, 2007. Franklin Resources, Inc. and its related principal shareholders disclaim beneficial ownership of these shares.

(12)	Glazer Capital, LLC is located at 237 Park Avenue, Suite 900, New York, NY 10017. Information obtained from Schedule 13G filed with the SEC on June 25, 2007.

(13)	Kennedy Capital Management, Inc. is located at 10829 Olive Blvd., St. Louis, Missouri 63141. Information obtained from Schedule 13G/A filed with the SEC on February 13, 2007.

(14)

Hotchkis and Wiley Capital Management, LLC is located at 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017. Information obtained from Schedule 13G filed with the SEC on February 14, 2007. Hotchkis and Wiley Management, LLC disclaims beneficial ownership of the shares.

(15)	Morgan Stanley is located at 1585 Broadway, New York, NY 10036. Information obtained from Schedule 13G filed with the SEC on February 15, 2007.

(16)	Morgan Stanley Investment Management Inc. is located at 1221 Avenue of the Americas, New York, NY 10020. Information obtained from Schedule 13G filed with the SEC on February 15, 2007.

HOUSEHOLDING OF PROXY MATERIALS

Some brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Eagle will promptly deliver a separate copy of this proxy statement to you if you call or write Eagle at the following address or telephone number: Eagle Hospitality Properties Trust, Inc., 100 East RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011, telephone (859) 581-5900, Attention: Secretary. If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker or other nominee record holder, or you may contact Eagle at the above address and telephone number.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2008 only if the merger is not completed. In order to be eligible for inclusion in Eagle’s proxy materials for Eagle’s 2008 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by Eagle not later than December 4, 2007. In addition, nominations by stockholders of candidates for director and proposals by stockholders other than pursuant to the Rule 14a-8 under the Exchange Act process must be submitted in accordance with Eagle’s current bylaws. Eagle’s bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to our Secretary, at our principal executive offices, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, under the current bylaws a stockholder nomination or proposal intended to be considered at our annual meeting in 2008 must have been received by Eagle’s Secretary after the close of business on January 2, 2008 and prior to the close of business on February 1, 2008. Eagle’s Secretary will provide a copy of Eagle’s bylaws upon written request and without charge.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Eagle files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Eagle, which file electronically with the SEC. The address of that site is http://www.sec.gov. Except for the documents specifically incorporated by reference into this proxy statement as listed below, the information contained on the SEC’s website and our website is expressly not incorporated by reference into this proxy statement.

Eagle files annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Eagle’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.eaglehospitality.com under Investors—SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street

New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Eagle Hospitality Properties Trust, Inc., 100 RiverCenter Boulevard, Suite 480, Covington, Kentucky 41011. Upon such request, we will provide to you a copy of any document incorporated herein by reference within one business day of our receipt of your request. If you would like to request documents, please do so by August 1, 2007, in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the Special Meeting:

•	Eagle’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	Eagle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•	Eagle’s Current Reports on Form 8-K, filed with the SEC on January 29, 2007, March 1, 2007, March 7, 2007, April 11, 2007, April 30, 2007, May 31, 2007, June 8 2007 and June 21, 2007.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 3, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

EAGLE HOSPITALITY PROPERTIES TRUST, INC.,

EHP OPERATING PARTNERSHIP, L.P.,

AP AIMCAP HOLDINGS LLC

and

AP AIMCAP CORPORATION

Dated as of April 27, 2007

i

ii

Exhibit A	Form of Merger Sub Charter
Exhibit B	Articles Supplementary Establishing and Fixing the Rights and Preferences of 8.25% Series A Cumulative Redeemable Preferred Shares of the Surviving Entity

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2007 (this “Agreement”), is made and entered into by and among Eagle Hospitality Properties Trust, Inc., a Maryland corporation (the “Company”), EHP Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership” and, together with the Company, the “Company Parties”), AP AIMCAP Holdings LLC, a Maryland limited liability company (“Parent”), and AP AIMCAP Corporation, a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL ”);

WHEREAS, the Special Committee of independent directors of the Company (the “Special Committee”) has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Contemplated Transactions”) are advisable and in the best interests of the Company and its stockholders and (b) recommended the approval of this Agreement, the Merger and the Contemplated Transactions by the board of directors of the Company (the “Company Board”);

WHEREAS, the Company Board, based on the unanimous recommendation of the Special Committee, has (a) determined that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the Contemplated Transactions, (c) directed that this Agreement, the Merger and the Contemplated Transactions be submitted for consideration at the Company Stockholders’ Meeting and (d) recommended the approval of this Agreement, the Merger and the Contemplated Transactions by the Company’s stockholders;

WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and deemed it advisable and in the best interests of the Operating Partnership to enter into this Agreement and to consummate the Merger and the Contemplated Transactions;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of Merger Sub and its stockholders;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the Merger;

WHEREAS, pursuant to the terms of the Operating Partnership Agreement, upon the terms and subject to the conditions set forth in this Agreement, each Existing Unit Holder will have the opportunity to elect to receive, for each Existing Unit, the Electing Unit Consideration, as described in Section 3.02;

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a full and unconditional guaranty (the “Guaranty”) of the obligations arising under this Agreement of the Parent Parties executed by Apollo Real Estate Investment Fund V, L.P. (the “Guarantor”);

WHEREAS, upon the terms and subject to the conditions set forth herein, at the Closing, Merger Sub and the Company shall execute Articles of Merger (the “Articles of Merger”) and shall file such Articles of Merger in accordance with the MGCL to effectuate the Merger;

WHEREAS, the parties hereto intend that for U.S. federal and state income Tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Common Share Cash Merger Consideration and Preferred Shares Merger Consideration and the assumption of the Company Liabilities, followed by liquidating distributions of (i) Common Share Cash Merger Consideration and accrued dividend on Common Shares to the holders of Company Common Shares and (ii) Preferred Shares Merger Consideration to the holders of Company Series A Preferred Shares pursuant to Sections 331 and 562 of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from or by any Person other than Parent and Merger Sub contemplating or otherwise relating to or involving (i) any direct or indirect (A) sale, lease, exchange, transfer, acquisition or disposition of more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, (B) acquisition or purchase of more than 20% of the shares of capital stock, partnership interests or other equity securities of the Company and its Subsidiaries, taken as a whole or (C) acquisition or disposition of a business or businesses that constitute 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 20% or more of the outstanding equity securities of the Company; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, pursuant to which the stockholders of the Company prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting Person or parent thereof; (iv) any similar transaction or business combination involving the Company or any of its businesses, shares of stock, partnership interests, other equity interests or assets; or (v) any combination of any of the foregoing.

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

“Affiliate” or “affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in The City of New York.

“Certificate” means any certificate representing Company Common Shares.

“Company Bylaws” means the Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of the Company as amended and supplemented and in effect on the date hereof, including, as in effect on the date hereof, the Articles Supplementary of the 8.25% Series A Cumulative Redeemable Preferred Shares.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect”: An event, change, effect, circumstance or development will be deemed to have a “Company Material Adverse Effect” if such event, change, effect, circumstance, development or other matter (a) has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries, taken as a whole, excluding any effects arising out of or resulting from (i) any change in the market price or trading volume of the Company Common Shares or the Company Series A Preferred Shares, (ii) the announcement of the execution of this Agreement or the performance of obligations under this Agreement or (iii) any adverse change following the date of this Agreement in the securities, financial, credit or real estate markets, or other change following the date of this Agreement in general economic or business conditions, or an outbreak or escalation of hostilities, a national emergency or war, or the occurrence of any act of terrorism, or other changes (including changes in Law and GAAP) in the conditions in the hotel, lodging and hospitality industry, or earthquakes, hurricanes or other natural disasters or acts of God, in each case in this part (iii), except if the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby, (b) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company Parties to timely consummate the Contemplated Transactions or to timely perform any of their respective obligations under this Agreement, or (c) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the Contemplated Transactions.

“Company Termination Fee” shall be an amount equal to $12,750,000.

“Company Triggering Event” means (i) a Recommendation Withdrawal; (ii) the failure of the Company to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board and the Special Committee has determined and believes that this Agreement, the Merger and the Contemplated Transactions are in the best interests of the Company’s stockholders; (iii) the approval, endorsement or recommendation of the Company Board and the Special Committee of, or the public announcement of its intent to approve, endorse or recommend, any Acquisition Proposal; (iv) the entry into a Contract (other than a confidentiality agreement entered into in compliance with Section 7.04(a)) by any of the Company Parties relating to an Acquisition Proposal, or the public announcement of its intent to do so; (v) the failure of the Company to comply with Section 7.04(a); or (vi) a tender or exchange offer relating to securities of any of the Company Parties shall have been commenced by someone other than Parent or its Affiliates and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature other than the Plans, including, in each case, any amendments, supplements or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the sections contained in Article IV of this Agreement, provided, however, that the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of human health (as such matters relate to Hazardous Substances) or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Governmental Authority” means any United States, foreign, territorial, provincial, state, commonwealth, municipal, tribal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof: the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, and radon; and (iv) chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances and radioactive materials regulated by any Governmental Authority.

“Intellectual Property” means United States and international (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Knowledge of the Company” means the actual knowledge of J. William Blackham and Raymond D. Martz after such inquiry as is reasonable under the circumstances.

“Law” means any United States, foreign, territorial, commonwealth, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, executive order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or any other stock exchange, if applicable).

“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind (other than licenses of Intellectual Property or similar agreements relating to Intellectual Property which are not intended to secure an obligation) in respect to such asset.

“Nomination Rights Agreement” means that certain Nomination Rights Agreement, dated as of October 6, 2004, by and among the Company and Corporex Companies, LLC.

“Operating Partnership Agreement” means that certain Agreement of Limited Partnership of the Operating Partnership, dated as of October 6, 2004, by and among the Company and the limited partners listed on Exhibit A thereto, and that certain Amendment to Agreement of Limited Partnership of the Operating Partnership, dated as of June 13, 2005.

“Ownership Limitation” has the meaning set forth in the Company Charter, as amended from time to time, as in effect on the date hereof.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that would be expected to prevent, hinder or materially delay Parent or Merger Sub from consummating the Merger or the Contemplated Transactions or otherwise prevent it from performing its obligations under this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith by appropriate proceedings in respect thereof during which collection or enforcement is stayed and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary of the Company; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction with respect thereto or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used); (v) with respect to real property, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used); and/or (vii) other Liens being contested in good faith in the ordinary course of business and for which there are adequate reserves on the financial statements of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government, or political subdivision, agency or instrumentality of a government.

“Representatives” means, with respect to any Person, the equity holders, partners, employees, consultants, officers, directors, agents, attorneys accountants, advisors, debt and equity financing sources and representatives of such Person.

“Reverse Termination Fee” shall be an amount equal to $12,750,000.

“Scheduled Indebtedness” means (without duplication), at any time and with respect to the Company, (a) indebtedness of the Company for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which the Company has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which the Company is liable as a partner of such other party; (c) indebtedness of others in the amount secured by a Lien on assets of the Company, whether or not the Company shall have assumed such indebtedness; and (d) obligations of the Company in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of the Company (other than trade payables or bank drafts arising in the ordinary course).

“Subsidiary” of the Company, Parent or any other Person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means any Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Company Board (acting through the Special Committee) determines, in its good faith judgment, after consulting with its or the Special Committee’s, as applicable, financial advisors and outside legal counsel, taking into account, among other things, all of the terms, conditions and circumstances of the Acquisition Proposal, to be more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger and the Contemplated Transactions (after giving effect to any modification to this Agreement proposed by the Parent Parties) and to be reasonably capable of being consummated.

“Superior Proposal Notice” means at least three (3) Business Days written notice from the Company to Parent that the Company or its Special Committee is in receipt of an unsolicited Superior Proposal and is prepared to approve, authorize or recommend such Superior Proposal or the applicable amendment to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal or amendment thereto (and a copy thereof, if available) and identifying the third party making such Superior Proposal or amendment thereto.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

(b) the following terms have the meaning set forth in the sections set forth below:

Defined Terms	Location of Definition
2006 Balance Sheet	Section 4.08
2007 Budget	Section 6.01(k)
Acquisition Agreement	Section 7.04(c)
Additional Company Common Share Merger Consideration	Section 3.01(c)
Agreement	Preamble
Articles of Merger	Recitals
Blue Sky Laws	Section 4.05(b)
Capital Expenditures	Section 6.01(k)
CERCLA	Section 4.18(c)
Claim	Section 7.06(a)
Closing	Section 2.04
Closing Date	Section 2.04
Code	Section 4.11(b)
Commitment Letters	Section 5.07
Commitments	Section 5.07
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.23
Company Common Share Cash Merger Consideration	Section 3.01(c)
Company Common Share Merger Consideration	Section 3.01(c)
Company Employees	Section 7.05(b)
Company Expenses	Section 9.03(e)
Company Intellectual Property	Section 4.16
Company Leases	Section 4.14(f)
Company Parties	Preamble
Company Properties	Section 4.14(a)
Company Property	Section 4.14(a)
Company Representatives	Section 7.04(a)
Company Series A Preferred Shares	Section 3.01(d)
Company Stockholder Approval	Section 7.02
Company Stockholders’ Meeting	Section 7.02

Defined Terms	Location of Definition
Confidentiality Agreement	Section 7.03(b)
Contemplated Transactions	Recitals
Continuing Employees	Section 7.05(b)
Effective Time	Section 2.03
Electing Unit	Section 3.03(d)
Electing Unit Consideration	Section 3.02(a)
Electing Unit Holder	Section 3.02(a)
Election Form	Section 3.02(b)
Encumbrances	Section 4.14(a)
Environmental Permits	Section 4.18(a)
ERISA	Section 4.11(a)
Exchange Act	Section 4.05(b)
Executive Officers	Section 7.05(a)
Existing Unit Holder	Section 3.02(a)
Existing Units	Section 3.02(a)
Expenses	Section 7.06(a)
Financing	Section 5.07
GAAP	Section 4.07(b)
Governmental Order	Section 9.01(c)
Ground Lease	Section 4.14(d)
Ground Leases	Section 4.14(d)
Guaranty	Recitals
Guarantor	Recitals
HSR Act	Section 4.05(b)
Incentive Plan	Section 3.01(c)
Indemnified Parties	Section 7.06(a)
Insurance Amount	Section 7.06(d)
IRS	Section 4.11(a)
Material Contract	Section 4.19
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals
Net Parent Expenses	Section 9.03(e)
NYSE	Section 4.05(b)
Operating Partnership	Preamble
Operating Partnership Offer	Section 3.02(a)
Other Filings	Section 4.13
Outside Date	Section 9.01(b)
Parent	Preamble
Parent Consent Addressees	Section 10.03
Parent Expenses	Section 9.03(a)(i)
Parent Parties	Preamble
Parent Plan	Section 7.05(b)
Paying Agent	Section 3.03(a)
Payment Fund	Section 3.03(a)
Permits	Section 4.06(a)
Plans	Section 4.11(a)
Preferred Share Merger Consideration	Section 3.01(d)
Property Restrictions	Section 4.14(a)
Proxy Statement	Section 4.05(b)

Defined Terms	Location of Definition
Recommendation Withdrawal	Section 7.02
REIT	Section 4.17(b)
Remaining Unit Holder	Section 3.02(a)
Required Vote	Section 4.04(a)
Restricted Share	Section 3.01(c)
SDAT	Section 2.03
SEC	Section 4.05(b)
SEC Reports	Section 4.07(a)
Section 16	Section 7.05(b)
Securities Act	Section 4.05(b)
Series A Preferred Partnership Units	Section 3.02(a)
Special Committee	Recitals
Surviving Entity	Section 2.01
Surviving Entity Charter and Bylaws	Section 2.02
Surviving Entity Series A Preferred Shares	Section 3.01(d)
Tax Protection Agreements	Section 4.17(n)
Tax Returns	Section 4.17(a)
Termination Date	Section 9.01
Third Party	Section 4.14(e)
Transfer Taxes	Section 7.08

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, include any rules and regulations promulgated under the statute) and references to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.01 General. Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into the Merger Sub and the separate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 3-114 of the MGCL.

Section 2.02 Charter and Bylaws. Merger Sub’s Charter in the form attached as Exhibit A hereto and Merger Sub’s bylaws as in effect immediately prior to the Effective Time, shall be the charter and bylaws, respectively, of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by applicable Law (the “Surviving Entity Charter and Bylaws”).

Section 2.03 Effective Time. At the Closing, Merger Sub and the Company shall duly execute and file the Articles of Merger in accordance with the MGCL. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland (“SDAT”) or such later time as the parties hereto shall have agreed upon and designated in the Articles of Merger, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

Section 2.04 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, NY 10022, or at such other place as agreed to by the parties hereto.

Section 2.05 Directors and Officers of the Surviving Entity; General Partner.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, subject to any rights under the Nomination Rights Agreement, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case to hold office until their successors are elected and qualified.

(b) The general partner of the Operating Partnership immediately after the Effective Time shall be the Surviving Entity, and the limited partners of the Operating Partnership immediately after the Effective Time shall be those Existing Unit Holders that elect not to accept the Operating Partnership Offer or did not timely submit an Election Form to the Company.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Effects on Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their respective stockholders:

(a) Each common share of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger.

(b) Each Company Common Share that is owned by any Subsidiary or by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (including each restricted share (a “Restricted Share”) granted under the Company’s 2004 Long-Term Incentive Plan (the “Incentive Plan”) or otherwise, but other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount equal to the sum of (i) $13.35 (the “Company Common Share Cash Merger Consideration”), and (ii) to the extent the Company’s regular dividend with respect to the fiscal quarter in which the Effective Time occurs has not previously been declared and paid, an amount in cash equal to $0.175 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Effective Time (including the date on which the Effective Time occurs) by (y) the total number of days in the fiscal quarter during which the Effective Time occurs, without interest (the “Additional Company Common Share Merger Consideration” and, together with the Company Common Share Cash Merger Consideration, the “Company Common Share Merger Consideration”).

(d) Each share of the Company’s 8.25% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series A Preferred Shares”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Entity’s 8.25% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share having the rights and preferences set forth in Exhibit B hereto (the “Surviving Entity Series A Preferred Shares” and the consideration issued in exchange for the Company Series A Preferred Shares, the “Preferred Share Merger Consideration”).

(e) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Restricted Shares granted pursuant to the Incentive Plan or otherwise, all Restricted Shares automatically shall become fully vested and free of any forfeiture restriction immediately prior to the Effective Time, and shall be considered Company Common Shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration. Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions, including adopting any plan amendments and obtaining any required consents, as shall be required to effectuate the actions contemplated by this Section 3.01(e).

(f) If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Company Common Shares or Company Series A Preferred Shares shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization, or any dividend or other distribution payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or other similar transaction, the Company Common Share Merger Consideration or the Preferred Share Merger Consideration, as applicable, shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement to effect the Merger and the Contemplated Transactions shall not have increased or decreased as a result of such adjustment.

Section 3.02 Effect on Units of Partnership Interest of the Operating Partnership.

(a) In connection with the Merger and in accordance with the procedures set forth in this Section 3.02, Parent and Merger Sub shall offer (the “Operating Partnership Offer”) to each holder (each an “Existing Unit Holder”) of units of limited partnership interest (the “Existing Units”) of the Operating Partnership the opportunity to receive in cash, in exchange for each issued and outstanding Existing Unit held by such holder, an amount equal to the sum of (i) $13.35 and (ii) to the extent the Company’s regular dividend with respect to the fiscal quarter in which the Effective Time occurs has not previously been declared and paid, an amount in cash equal to $0.175 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Effective Time (including the date on which the Effective Time occurs) by (y) the total number of days in the fiscal quarter in which the Effective Time occurs, without interest (the “Electing Unit Consideration”) as long as the Company receives an Election Form from such holder (an “Electing Unit Holder”) in accordance with the provisions of this Section 3.02. Any Existing Unit Holder who elects not to accept the Operating Partnership Offer or does not timely and properly return an Election Form as set forth in this Section 3.02 (a “Remaining Unit Holder”), shall remain as a limited partner of the Operating Partnership and continue to hold Existing Units with the rights, terms and conditions set forth in the Operating Partnership Agreement, and shall not be entitled to receive the Electing Unit Consideration. The term “Existing Unit” shall not include those units of partnership interest issued by the Operating Partnership to the Company in consideration of the contribution by the Company to the Operating Partnership of the entire net proceeds received by the Company from the issuance of the Company Series A Preferred Shares (such units, “Series A Preferred Partnership Units”).

(b) The Company shall prepare a form of election in form and substance reasonably acceptable to Parent (the “Election Form”), describing the Operating Partnership Offer and pursuant to which each Existing Unit Holder will have the right to specify the number, if any, of Existing Units which it desires to have exchanged for the right to receive an amount equal to the Electing Unit Consideration. In order for an Existing Unit Holder to be eligible to elect to have its Existing Units redeemed pursuant to the Operating Partnership Offer, such Existing Unit Holder shall have submitted an Election Form in accordance with the procedures and time periods specified in this Section 3.02 and as shall be described more fully in the Election Form.

(c) The Company shall mail or cause to be mailed an Election Form to each Existing Unit Holder, together with any other materials that the Company and Parent determine to be necessary or prudent, no later than twenty (20) Business Days prior to the Closing Date. An election to receive the Electing Unit Consideration in the Operating Partnership Offer shall be effective only if a properly executed Election Form is received by the Company or its designees prior to 5:00 p.m., Eastern Time on the Business Day prior to the Closing Date, or such other date as the Company and Parent shall agree. If an Existing Unit Holder fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to remain as a limited partner of the Operating Partnership and continue to hold Existing Units. Parent and the Company agree that (i) the Existing Unit Holders shall have the right to revoke any election made in connection with the Operating Partnership Offer at any time prior to the expiration of the time period stated in the Election Form, and (ii) the Operating Partnership Offer shall be conducted in accordance with applicable Law and the Operating Partnership Agreement. Parent and the Company, by mutual agreement, shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Electing Unit Consideration, as applicable.

(d) Prior to the Closing Date, the Operating Partnership shall declare a distribution with respect to each Existing Unit that is not an Electing Unit in an amount equal to the Additional Company Common Share Merger Consideration, the record date for such distribution to be the close of business on the date of the Effective Time or such other date as the Company, as general partner of the Operating Partnership, and Parent shall agree. Such distribution shall be paid as promptly as practicable after the Effective Time (but in any event within five (5) Business Days after the Effective Time).

(e) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Election Form, (i) Parent or the Company, as the case may be, shall promptly inform the other of such occurrence, and (ii) Parent and the Company shall, in cooperation with each other, prepare any such amendment or supplement to the Election Form, in form and substance reasonably satisfactory to Parent, the indication of such satisfaction not to be unreasonably withheld or delayed.

(f) The obligation of the Company and Parent to consummate the Operating Partnership Offer shall be conditioned upon, and shall be subject to, the concurrent Closing of the Merger as provided in this Agreement.

Section 3.03 Paying Agent.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment in accordance with this Article

III of the Company Common Share Merger Consideration and the Electing Unit Consideration (collectively, such cash being referred to as the “Payment Fund ”). On or before the Effective Time, Parent shall deposit with the Paying Agent the Company Common Share Merger Consideration and the Electing Unit Consideration, for the benefit of the holders of Company Common Shares and Electing Units, respectively. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration and the Electing Unit Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving Entity.

(b) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the Effective Time, persons who held Company Common Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby.

(c) Promptly after the Effective Time (but in any event within two (2) Business Days after the Effective Time), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held of record Company Common Shares: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, as contemplated by this Section 3.03. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

(d) As of the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III. The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares, in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged therefor and represented by such Certificates. As of the Effective Time, the holders of Existing Units for which a properly executed Election Form is timely received (an “Electing Unit”) shall cease to be, and shall have no rights as, limited partners of the Operating Partnership other than the right to receive the Electing Unit Consideration provided under this Article III.

(e) Any portion of the Payment Fund which remains undistributed to the holders of Company Common Shares or Electing Units for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of Company Common Shares and Electing Units prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the Company Common Share Merger Consideration and the Electing Unit Consideration, as applicable.

(f) None of Parent, Merger Sub, the Surviving Entity, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration or the Electing Unit Consideration, as applicable, if the Payment Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) The Paying Agent shall invest the cash included in the Payment Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Payment Fund. To the extent that there are losses with respect to such investments or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration or the Electing Unit Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Certificates representing Company Series A Preferred Shares prior to the Effective Time shall represent Surviving Entity Series A Preferred Shares after the Effective Time.

Section 3.04 Withholding Rights. The Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Electing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares or Electing Units in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent, as applicable.

Section 3.05 Further Actions. If at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Company, its Subsidiaries, the Operating Partnership or Merger Sub or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or its designees shall be authorized to execute and deliver, in the name and on behalf of the Company, its Subsidiaries, Merger Sub and the Operating Partnership, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, its Subsidiaries, Merger Sub and the Operating Partnership all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Company, its Subsidiaries, the Operating Partnership or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

OPERATING PARTNERSHIP

Except as set forth in the Company’s SEC Reports or in the Disclosure Schedule, the Company and the Operating Partnership hereby represent and warrant to Parent Parties as follows:

Section 4.01 Organization and Qualification; Subsidiaries; Authority.

(a) Each of the Company and the Operating Partnership is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite corporate, limited partnership or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, limited partnership, limited liability company or similar power and authority, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s other Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, limited partnership, limited liability company or similar power and authority, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing (to the extent applicable), in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A correct and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding equity of each Subsidiary owned by the Company, directly or indirectly, is set forth in Section 4.01(b) of the Disclosure Schedule.

Section 4.02 Organizational Documents. The Company Charter and the Company Bylaws, the Operating Partnership Agreement, the certificate of limited partnership of the Operating Partnership and the organizational documents of the other Subsidiaries of the Company are in full force and effect, have been made available to the Parent Parties and no dissolution, revocation or forfeiture proceeding regarding the Company or any of its Subsidiaries has been commenced. The Company is not in violation of the Company Charter or the Company Bylaws, the Operating Partnership is not in violation of the Operating Partnership Agreement or its certificate of limited partnership, and none of the other Subsidiaries of the Company is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or equivalent organizational documents, except, in each case, for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent Parties materially correct and complete copies of the minute books of the Company of meetings of the Company Board and committees of the Company Board held since January 1, 2006, except that the Company shall not be obligated to make available those portions of any minutes of meetings of the Company Board or committees of the Company Board related to the deliberations by the Company Board or such committee with respect to the consideration of strategic alternatives or that would involve issues of privilege.

Section 4.03 Capitalization.

(a) The authorized shares of stock of the Company consist of (i) 100,000,000 Company Common Shares and (ii) 10,000,000 shares of preferred stock, of which 4,000,000 shares are classified as Company Series A Preferred Shares. At the close of business on April 27, 2007, 18,011,926 Company Common Shares were issued and outstanding and 4,000,000 Company Series A Preferred Shares were issued and outstanding, 535,114 Company Common Shares were reserved for issuance pursuant to the Incentive Plan, subject to adjustment on the terms set forth in such plan, and 5,861,907 Company Common Shares were reserved for issuance upon the redemption of Existing Units, and the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws.

(b) Except for the Existing Units owned by limited partners of the Operating Partnership other than the Company, or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to repurchase, redeem or otherwise acquire any shares of stock or equity interests of the Company or any of its Subsidiaries or to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking relating to the voting of stock or equity securities or interests of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 4.03(c) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of common stock of the Company, nor, to the Knowledge of the Company, as of the date of this Agreement, do any third party agreements or understandings exist with respect to the voting of any such shares. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

(d) Except as set forth in Section 4.03(d) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(e)(i) As of the date of this Agreement, 23,873,833 Existing Units are validly issued and outstanding and not subject to preemptive rights, and 5,861,907 Existing Units are owned by limited partners of the Operating Partnership other than the Company.

(i) The Company is the sole general partner of the Operating Partnership and, as of the date hereof, owns, directly or indirectly, 18,011,926 Existing Units and 4,000,000 Series A Preferred Partnership Units. Except as set forth in Section 4.03(e) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Operating Partnership to issue, transfer or sell any partnership interests of the Operating Partnership or any investment that is convertible into or exercisable or exchangeable for any such partnership interests. The partnership interests in the Operating Partnership that are owned by the Company are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable securities laws.

(ii) Each Existing Unit may, under certain circumstances set forth in the Operating Partnership Agreement, be redeemed for cash or for Company Common Shares on a one-for-one basis, subject to adjustment as provided in the Operating Partnership Agreement.

Section 4.04 Authority Relative to this Agreement; Validity and Effect of Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the Contemplated Transactions (other than (i) the approval of this Agreement, the Merger and the Contemplated Transactions by the affirmative vote of the holders of a majority of the total number of shares of capital stock of the Company outstanding and entitled to vote thereupon voting together as a single class (the “Required Vote”), and (ii) the filing with, and acceptance for record by, the SDAT of the Articles of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. The Required Vote is the only vote of the holders of any class or series of stock of the Company required to approve this Agreement, the Merger and the Contemplated Transactions.

(b) The Operating Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the Contemplated Transactions have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Operating Partnership and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Except for the Company Stockholder Approval and except as set forth in Section 4.05(a) of the Disclosure Schedule, the execution and delivery by the Company and the Operating Partnership of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership, or (3) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any of the Company’s other Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any other Subsidiary of the Company or by which any property or asset of the Company, the Operating Partnership or any other Subsidiary of the Company is bound, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Operating Partnership or any other Subsidiary of the Company pursuant to, or give rise to a right of purchase, first offer or forced sale under any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.05(b) of the Disclosure Schedule, the execution and delivery by the Company and the Operating Partnership of this Agreement does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover

Laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE ”), and (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance with Laws.

(a) Each of the Company, the Operating Partnership and the other Subsidiaries of the Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Operating Partnership or the other Subsidiaries of the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all the Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of any of the Permits, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company, the Operating Partnership or any other Subsidiary of the Company is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership or any other Subsidiary of the Company or by which any property or asset of the Company, the Operating Partnership or any other Subsidiary of the Company is bound, (ii) any Permit, or (iii) any Material Contract to which the Company, the Operating Partnership or any other Subsidiary of the Company is a party or by which the Company, the Operating Partnership or any other Subsidiary of the Company or any property or asset of the Company, the Operating Partnership or any other Subsidiary of the Company is bound, except in the case of clauses (i), (ii) and (iii) for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has filed with the SEC all forms, reports, statements, schedules, certifications, and documents (including all exhibits) required to be filed by it with the SEC since December 31, 2004 (the “SEC Reports”). The SEC Reports (including any documents or information incorporated by reference), as of their respective filing dates (i) complied, and all documents filed by the Company with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder each as in effect on the date so filed, and (ii) at the time filed with the SEC, did not contain any untrue statement of a material fact, or, in the case of documents filed on or after the date hereof will not contain any untrue statement of a material fact, and did not omit, or, in the case of documents filed on or after the date hereof, will not omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference into the SEC Reports (including, in each case, any notes thereto): (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (iii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as the case may be, as of the dates thereof and for the periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) The Company has made available to the Parent Parties correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Parent Parties any such material correspondence sent or received after the date hereof. To the Knowledge of the Company, as of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any SEC Reports.

(d) The Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including the consolidated Subsidiaries of the Company, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) The Company has not identified, based on its most recent evaluation, any material weaknesses in the design or operation of internal controls over financial reporting.

Section 4.08 No Unknown Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (a) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2006, including the notes thereto (the “2006 Balance Sheet”), (b) as incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (c) as incurred or to be incurred by the Company or any Subsidiary of the Company pursuant to, in connection with, or as a result of, the Merger and the Contemplated Transactions, (d) as set forth in Section 4.08 of the Disclosure Schedule or (e) as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.09 Absence of Certain Changes or Events. Since December 31, 2006 through the date hereof, except (a) as contemplated by this Agreement, (b) as set forth in Section 4.09 of the Disclosure Schedule or (c) as disclosed in the SEC Reports filed since December 31, 2006 and prior to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.10 Absence of Litigation. Except (a) as listed in Section 4.10 of the Disclosure Schedule or (b) as set forth in the SEC Reports filed prior to the date hereof, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against any of the Company or any of its Subsidiaries or any of its or their respective properties or assets or any director, officer or employee of any of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, (i) prevent or materially impair or delay the ability of the Company or the Operating Partnership to perform its obligations under this Agreement, the consummation of the Merger or the Contemplated Transactions or (ii) have or reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (x) prevent or materially impair or delay the ability of the Company or the Operating Partnership to perform its obligations under this Agreement, the consummation of the Merger or the Contemplated Transactions or (y) have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Disclosure Schedule lists as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary of the Company is a party, with respect to which the Company or any Subsidiary of the Company has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary of the Company for the benefit of any employee, officer or director of the Company or any Subsidiary of the Company (collectively, the “Plans”). The Company has made available to Parent copies of the following: (i) the Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS ”), if any, (iii) the most recently received IRS determination letter, if any, relating to a Plan, and (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, (i) each Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and any such non-compliance would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and (iii) all employer or employee contributions, premiums and expenses to or in respect of each Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the SEC Reports in accordance with GAAP. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. None of the Company, any of its Subsidiaries, nor any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Subsidiary of the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the Contemplated Transactions.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) (i) result in the acceleration or creation of any rights of any Person to compensation or benefits under any Plan or other compensatory arrangement, loan forgiveness or result in an obligation to fund benefits with respect to any Plan or other compensatory arrangement; or (ii) constitute an event under any Plan or other arrangement that will or may result in any payment of deferred compensation subject to Section 409A of the Code.

(f) The Company has made available to the Parent Parties all of the employment agreements, bonus agreements, severance agreements, severance plans and similar obligations that include amounts that are payable as a result of consummation transactions contemplated hereby. Section 4.11(f) of the Disclosure Schedule sets forth a good faith estimate of the amounts that will become payable to employees of the Company under the terms of any employment agreements, bonus agreements, severance agreements, severance plans and similar obligations as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.12 Labor Matters.

(a) Except as set forth in Section 4.12 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, (ii) except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries, and (iii) no labor organization or group of employees of the Company or any of its Subsidiaries has made a written demand for recognition or certification (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed with the National Labor Relations Board or any other labor relations tribunal or authority concerning any employee of the Company or any of its Subsidiaries.

(b) There are no unfair labor practice charges, grievances or complaints filed by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries that have not been settled or remedied that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 4.13 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement (including information incorporated by reference) or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company or the Operating Partnership with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are required to be filed by the Company in connection with the Merger or the other Contemplated Transactions will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.14 Property and Leases.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by the Company and the Subsidiaries as of the date of this Agreement, including fee interests, ground leasehold interests and other similar leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). The Operating Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.14(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties that, individually or in the aggregate, do not interfere materially with the current use or operation of such property, (iii) Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys that, individually or in the aggregate, do not interfere materially with the current use or operation of such property, (iv) mechanics’, carriers’, workmen’s or repairmen’s liens and other encumbrances for which there are adequate reserves on the financial statements of the Company (collectively, “Encumbrances”), (v) Property Restrictions which do not interfere, individually or in the aggregate, materially with the current use of such property, and (vi) as set forth in Section 4.14(a) of the Disclosure Schedule, except in the case of clauses (i) through (vi) above as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date hereof, except as set forth in Section 4.14(b) of the Disclosure Schedule, the Company has no Knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same that would have a Company Material Adverse Effect; or (ii) of written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance, building or similar Law have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties, that, in the case of clauses (i) and (ii) above, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 4.14(d) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease or other similar lease pursuant to which the Operating Partnership or any other Subsidiary of the Company is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). To the Knowledge of the Company, each Ground Lease is in full force and effect and neither the Operating Partnership nor any other Subsidiary of the Company has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all amendments thereto, which copies are correct and complete in all material respects.

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedule, as of the date hereof, neither the Operating Partnership nor any other Subsidiary has granted or is subject to any unexpired option agreements or rights of first offer or refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any Subsidiary of the Company (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof. Neither the Company nor any other Subsidiary has entered into any agreements or letters of intent to purchase, lease or otherwise acquire any real property.

(f) The Company has made available to Parent copies of all leases that are in effect as of the date hereof and to which the Company or any of its Subsidiaries is a party as landlord with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the “Company Leases”) that relate to in excess of 2,500 square feet of net rentable area, which copies are correct and complete in all material respects. The Company Leases are in full force and effect and neither the Company nor any of its Subsidiaries has received written notice that it is in default under any Company Lease, except for violations or defaults that have been cured. As of the date hereof, neither the Company nor any of its Subsidiaries has delivered a written notice to a tenant under a Company Lease that it is in default under such Company Lease, and, except as set forth in Section 4.14(f) of the Disclosure Schedule, no such tenant is in monetary or, to the Knowledge of the Company, material non-monetary default under such Company Lease.

Section 4.15 Personal Property. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all tangible personal assets owned, used or held for use by them, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.15 of the Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such tangible personal property is subject to any Encumbrances, except for Permitted Liens or Encumbrances that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Intellectual Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (a) to the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted does not infringe upon the material Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary of the Company that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Subsidiary of the Company has the right to use such Intellectual Property in the operation of its business as currently conducted.

Section 4.17 Taxes. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a) Each of the Company and the Subsidiaries of the Company (i) has timely filed (or had filed on their behalf) all material Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes required to be paid by it, other than with respect to matters for which appropriate reserves have been established in accordance with GAAP. The most recent financial statements contained in the SEC Reports reflect appropriate reserves in accordance with GAAP for all Taxes payable by the Company and the Subsidiaries of the Company for all taxable periods and portions thereof through the date of such financial statements. Copies of all federal Tax Returns for the Company and the Subsidiaries of the Company with respect to the taxable years ending on or after December 31, 2004 have been made available to representatives of Parent. Neither the Company nor any of the Subsidiaries of the Company has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority.

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2004 through December 31, 2006, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that includes the Closing Date. As of the date hereof, no challenge to the Company’s status as a REIT is pending or has been threatened in writing and delivered to the Company. No Subsidiary of the Company is taxable as a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each Subsidiary of the Company that is a partnership, joint venture, limited liability company or “foreign eligible entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(2) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(d) Neither the Company nor any of the Company’s Subsidiaries holds any asset the disposition of which would subject the Company or any Subsidiary of the Company directly to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulation Section 1.337(d)-7.

(e) Since January 1, 2005, neither the Company nor any Subsidiary of the Company has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(f) The Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions or excess interest” described in section 857(b)(7) of the Code.

(g) All material deficiencies asserted or assessments made with respect to the Company or any Subsidiary of the Company as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary of the Company have been fully paid or are being contested in good faith. There are no audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary of the Company by any taxing authority pending or, as of the date hereof, to the Knowledge of the Company, threatened in writing. Neither the Company nor any Subsidiary of the Company is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports filed prior to the date of this Agreement).

(h) The Company and the Subsidiaries of the Company have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) As of the date hereof, to the Knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary of the Company is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k) Neither the Company nor any Subsidiary of the Company is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary of the Company, pursuant to which it will have any obligation to make any payments after the Closing.

(l) Neither the Company nor any Subsidiary of the Company has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(m) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary of the Company.

(n) There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary of the Company for any breach of any Tax Protection Agreement. As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary of the Company is a party pursuant to which: (a) any liability to direct or indirect holders of units of limited partnership interest in the Operating Partnership (“Units”) relating to Taxes may arise, whether or not as a result of the consummation of the Contemplated Transactions; (b) in connection with the deferral of income Taxes of a direct or indirect holder of Units, the Company or the Subsidiaries of the Company have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) permit holders of Units, including persons related to such holders, to guarantee debt of the Operating Partnership and/or (v) only dispose of assets in a particular manner.

(o) Neither the Company nor any Subsidiary of the Company has any liability for Taxes of any Person other than the Company and the Subsidiaries of the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(p) Neither the Company or any Subsidiary of the Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(q) No Subsidiary of the Company has been characterized as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(r) As of the date hereof, the Company does not have any earnings and profits attributable to any non-REIT year of the Company, as applicable, or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.

Section 4.18 Environmental Matters. Except as set forth in the environmental reports previously provided to the Parent Parties or listed in Section 4.18 of the Disclosure Schedule, or as disclosed in the SEC Reports, or as would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect:

(a) to the Knowledge of the Company, the Company and the Subsidiaries of the Company (i) are and have been in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are and have been in compliance with their respective Environmental Permits;

(b) to the Knowledge of the Company, there has been no release of Hazardous Substances for which the Company may reasonably be expected to be liable on any real property owned, leased or operated by the Company or the Subsidiaries of the Company;

(c) neither the Company nor any Subsidiary of the Company has received any written notice alleging that the Company or any Subsidiary of the Company may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or any other Environmental Law.

Notwithstanding any other provision of this Agreement, this Section 4.18 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.19 Material Contracts. Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.19 of the Disclosure Schedule, none of the Company or any Subsidiary of the Company is a party to or bound by any contract that, as of the date hereof:

(a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(b) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary of the Company, or that restricts the conduct of any line of business by the Company or any Subsidiary of the Company or any geographic area in which the Company or any Subsidiary of the Company may conduct business (other than licenses with respect to Intellectual Property entered into in the ordinary course of business);

(c) creates any partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(d) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any real property;

(e) is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary of the Company, or any guaranty thereof in excess of $750,000;

(f) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

(g) is a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or its Subsidiaries);

(h) is a Contract that reflects transactions, other than in the ordinary course of business, that involve expenditures, in cash or any other form of consideration, in excess of $1,000,000;

(i) is a Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Company Parties with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(j) is a Contract relating to the development or construction of, or additions or expansions to, any real property that would involve the expenditure by the Company Parties in excess of $250,000;

(k) is a Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(l) is a Contract relating to the operations of the Company Properties, including the management agreements and franchise agreements;

(m) is a Contract relating to the settlement or proposed settlement of any legal proceeding, which involves the issuance of equity securities or the payment by the Company, separate and apart from any amounts contributed by the Company’s insurers, of an amount greater than the amount set forth in Section 7.11 of the Disclosure Schedule; or

(n) is a material Contract granting a License to or from the Company or its Subsidiaries in Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than software that is generally commercially available).

Each contract of the type described in this Section 4.19, whether or not set forth in Section 4.19 of the Disclosure Schedule, is referred to herein as a “Material Contract.” Notwithstanding anything above, the term

“Material Contract” shall not include any contract that (1) is terminable upon sixty (60) days notice without penalty or premium or (2) will be fully performed or satisfied at or prior to Closing. Each Material Contract is valid and binding, in all material respects, on the Company and/or each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is in default under any Material Contract and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as, individually or in the aggregate, (i) would not prevent or materially delay the consummation of the Merger or the Contemplated Transactions or (ii) have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no counterparty of the Company or any of its Subsidiaries, as applicable, under any Material Contract has failed to perform its material obligations thereunder when required to be so performed and each is current in its material obligations to the Company or its Subsidiaries, as applicable, thereunder.

Section 4.20 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company promptly will make available to the Parent Parties a correct and complete copy of all agreements between the Company and Morgan Stanley & Co. Incorporated.

Section 4.21 Opinion of Financial Advisor. The Special Committee has received an opinion of Morgan Stanley & Co. Incorporated to the effect that the consideration to be received by the holders of shares of the Company Common Shares pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion shall be provided to Parent promptly after the date hereof for informational purposes only.

Section 4.22 Insurance. Section 4.22 of the Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received as of the date hereof, any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.22 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or its Subsidiaries, other than as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.23 Special Committee Recommendation; Company Board Recommendation. Upon the recommendation of the Special Committee, the Company Board, by resolutions duly adopted at meetings duly called and held, has duly (a) determined that this Agreement, the Merger and the Contemplated Transactions are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the Contemplated Transactions, (c) directed that this Agreement, the Merger and the Contemplated Transactions be submitted for consideration at the Company Stockholders’ Meeting and (d) recommended that the stockholders of the Company approve this Agreement, the Merger and the Contemplated Transactions at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

Section 4.24 Related Party Transactions. Except as set forth in Section 4.24 of the Disclosure Schedule, there are no material transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director or Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof.

Section 4.25 State Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the Contemplated Transactions from, and this Agreement, the Merger and the Contemplated Transactions are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States, including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Company Charter or Company Bylaws.

Section 4.26 Outstanding Indebtedness. The Company’s consolidated Scheduled Indebtedness is not more than $265,878,000 as of the date hereof, and Section 4.26 of the Disclosure Schedule sets forth an estimate of all such Scheduled Indebtedness as of April 27, 2007.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub, hereby represent and warrant to the Company Parties as of the date hereof as follows:

Section 5.01 Corporate Organization.

(a) Parent is duly organized and is validly existing and in good standing under the laws of the State of Maryland, and Parent has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and proposed by Parent to be conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The charter and bylaws of Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is in good standing under the Laws of any other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding shares of common stock of Merger Sub are owned of record and beneficially by Parent.

Section 5.02 Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of, and controlled by, Parent. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Merger and the Contemplated Transactions and none of Parent or Merger Sub has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Parent has no Subsidiaries other than Merger Sub, and Merger Sub has no Subsidiaries.

Section 5.03 Power and Authority.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Contemplated Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing with, and acceptance for record by, the SDAT of the Articles of Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Merger or to consummate the Contemplated Transactions.

(c) The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the Contemplated Transactions.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of Parent and Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation of Parent or the charter of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub, or by which any of Parent’s or Merger Sub’s properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of Parent’s or Merger Sub’s properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent or Merger Sub do not, and the performance of Parent’s or Merger Sub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, if required, (C) the filing with the SEC of the Proxy Statement, and (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05 Information Supplied. The information supplied by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other

Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect. None of Parent or Merger Sub, or any of their affiliates is subject to any order, judgment, writ, injunction or decree, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Financing. Parent has a binding commitment (the “Commitment”), a correct and complete copy of which has been furnished to the Company (the “Commitment Letter”), from a reputable financial institution to enable it to borrow up to $639,000,000 in funds (the “Financing”). Parent will have sufficient funds to permit each of Parent and Merger Sub to pay the Merger Consideration and to perform all of its other obligations under this Agreement and to consummate the Merger and the Contemplated Transactions, including all related expenses. The Commitment, in the form so delivered, is a legal, valid and binding obligation of Parent and the other parties thereto and is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment. As of the date hereof, none of Parent and Merger Sub has (x) any reason to believe that Parent or Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment or (y) any knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated by the Commitment not being made available to Parent on a timely basis in order to consummate the Merger and the Contemplated Transactions. Parent or Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment to be paid on or before the date of this Agreement.

Section 5.08 Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Sub is entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time and after giving effect to the Merger and the Contemplated Transactions, each of the representations in the following clauses (i)-(iv) will be true and correct with respect to the Surviving Entity: (i) the sum of the Surviving Entity’s debts, including contingent and unliquidated debts, will not be greater than the Surviving Entity’s property, at a fair valuation; (ii) the present fair salable value of the Surviving Entity’s assets will not be less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured; (iii) the Surviving Entity will not have unreasonably small capital with which to conduct any business in which it is or is about to become engaged; and (iv) the Surviving Entity will not intend to incur, and will not believe and should not reasonably believe that it will incur, debts beyond its ability to pay as they mature.

Section 5.09 Guaranty. Concurrently with the execution of this Agreement, an affiliate of Parent has delivered to the Company the Guaranty.

Section 5.10 No Ownership of Equity Interest. Neither Parent nor any of its Subsidiaries, including Merger Sub, owns any Company Common Shares, Existing Units or other securities of the Company, the Operating Partnership or any of the Company’s Subsidiaries.

Section 5.11 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent and Merger Sub, or any Affiliate of Parent, on the one hand, and any officer, director or member of the management of the Company.

Section 5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 5.13 No Other Representations and Warranties. Parent and Merger Sub acknowledge that the Company and the Operating Partnership make no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limiting the generality of the foregoing) that the Company and the Operating Partnership make no representations or warranties with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company, the Operating Partnership and the Company’s other Subsidiaries or (ii) the future business and operations of the Company, the Operating Partnership and the Company’s other Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the businesses of the Company, the Operating Partnership and the Company’s other Subsidiaries shall be conducted, and the Company, the Operating Partnership and the Company’s other Subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve (i) substantially intact the business organization of the Company, the Operating Partnership and the Company’s other Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company, the Operating Partnership and the Company’s other Subsidiaries with lessees and other Persons with which the Company, the Operating Partnership or any other Subsidiary of the Company has significant business relations and (ii) the Company’s status as a REIT within the meaning of the Code. Except as required, permitted or otherwise contemplated by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule, none of the Company, the Operating Partnership and the Company’s other Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, with respect to consents required by the Company under this Section 6.01, the Company shall send to the Parent Consent Addressees identified in Section 10.03 a written request for such consent and if Parent does not object in writing within two (2) Business Days after delivery of such initial request for consent, the Company shall send to the Parent Consent Addressees identified in Section 10.03 a second request for such consent (identified as a second request for consent) and if Parent does not object in writing to such second request for consent within two (2) Business Days after such second request, consent of Parent shall be deemed to have been given:

(a) amend or otherwise change the Company Charter, Company Bylaws, Operating Partnership Agreement, the certificate of limited partnership of the Operating Partnership or the organizational documents of any Subsidiary;

(b)(i) authorize for issuance, issue, sell or pledge or agree or commit to issue, sell or pledge any shares of any class of capital stock or other ownership interest (including Existing Units) of the Company, the

Operating Partnership or any other Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including Existing Units), of the Company phantom stock awards or any other rights that are linked to the price of the Company’s capital stock, other than the (A) issuance of Company Common Shares upon exercise of or the vesting of equity awards under the Incentive Plan, which awards are outstanding on the date of this Agreement or granted upon consent of Parent as contemplated by this Section 6.01, (B) issuance of Existing Units to the Company in connection with any such equity award under the Incentive Plan, and (C) issuance of Company Common Shares in exchange for Existing Units pursuant to the Operating Partnership Agreement; or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of, the vesting of or the lapse of restrictions on any equity awards under the Incentive Plan or the redemption of Existing Units pursuant to the Operating Partnership Agreement;

(c)(i) reclassify, combine, split, or subdivide any of its capital stock or (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) dividends by any of the Company’s direct or indirect Subsidiaries to the Company or any other Subsidiary of the Company, (B) regular dividends of not more than $0.175 per quarter on Company Common Shares declared and paid in cash at times consistent with past practice, (C) corresponding regular quarterly distributions on Existing Units declared and paid to holders of Existing Units, (D) dividends on the Company Series A Preferred Shares declared and paid in accordance with the terms thereof, and (E) corresponding distributions on Series A Preferred Partnership Units. Notwithstanding the foregoing, the Company and the Operating Partnership (proportionately to all Existing Unit Holders) shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code;

(d) acquire, or enter into any option, commitment or agreement to acquire, any real property, other than acquisitions of, or options, commitments or agreements to acquire, real properties identified in Section 6.01(d) of the Disclosure Schedule;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business in accordance with the Company’s 2007 Budget (which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities or other similar lines of credit in the ordinary course of business provided that the Company shall not refinance mortgage indebtedness secured by one or more Company Properties without Parent’s written consent); and (ii) indebtedness for borrowed money incurred in order for the Company to pay regular quarterly cash dividends to holders of Company Common Shares and Company Series A Preferred Shares or payments made to holders of Company Common Shares and Electing Units pursuant to Section 3.01(c) and Section 3.03(a), and for the Operating Partnership to make corresponding distributions payable to Existing Unit Holders and the Series A Preferred Partnership Units;

(f)(i) modify or amend any Material Contract other than in the ordinary course of business consistent with past practice or as required by Plans or any applicable Law, or (ii) except as otherwise permitted by Parent pursuant to this Section 6.01, enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.19 of the Disclosure Schedule as a Material Contract;

(g) except in accordance with the Company’s 2007 bonus or incentive plans for Company Employees listed under the heading 2007 Bonus Compensation Plans in Section 4.03(b) of the Disclosure Schedule or the employment agreements with officers of the Company listed in Section 4.03(b) of the Disclosure Schedule, or as may be required by any Plans in effect on the date hereof or by applicable Law, (i) increase the compensation or other benefits payable to its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice with respect to non-officer or non-director employees of the Company or any Subsidiary of the Company, or (ii) enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h) pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or pre-payments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(i) except as required by the SEC or as recommended by the Company’s independent auditors or changes in GAAP which become effective after the date of this Agreement, take any material action, other than in the ordinary course of business, with respect to accounting policies or procedures;

(j)(i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 5,000 square feet of net rentable area at a Company Property, (ii) other in the ordinary course of business, and except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 5,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Ground Lease;

(k) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures to be made in connection with Company Leases that the Company is permitted to enter into pursuant to Section 6.01(j) or as otherwise approved by Parent, (ii) Capital Expenditures identified in the Company’s 2007 operating and capital budget as provided to Parent (the “2007 Budget”) and described in Section 6.01(k) of the Disclosure Schedule, (iii) other Capital Expenditures not exceeding $250,000, in the aggregate, and (iv) Capital Expenditures in the ordinary course of business to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(l) waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are fully covered by insurance coverage maintained by the Company; provided, in each case that any such waiver, release, settlement or compromise includes a full release of the Company with respect to the matters covered by the subject litigation; provided, further, that no pending or threatened claim brought by or on behalf of the Company’s stockholders or involving any officer, director or Affiliate of the Company may be settled without the prior written consent of Parent; provided, however, that no such consent shall be necessary for any settlement unless the Company must contribute, separate and apart from any amounts contributed by the Company’s insurers, an amount greater than the amount set forth in Section 7.11 of the Disclosure Schedule;

(m)(i) make any material Tax election or rescission, unless such election or rescission is required by law or necessary (A) to preserve the status of the Company as a REIT under the Code, or (B) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election) or (ii) other than in the ordinary course of business or as set forth in Section 6.01(m) of the Disclosure Schedule, settle, pay or compromise any material federal, state, local or foreign income Tax liability;

(n) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice (it being understood that this clause (n) shall not apply to capital expenditures by the Company, which shall be covered by clause (k) above);

(o) dispose of any Company Property or, other than for transactions that are in the ordinary course of business or pursuant to Contracts in effect prior to the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or, other than in the ordinary course of business, assets; provided, however, that this subsection (o) shall not apply with respect to Intellectual Property that is licensed, cancelled, abandoned or allowed to lapse, expires or is otherwise disposed of in the ordinary course of the Company’s or its Subsidiaries’ business;

(p) other than as expressly required by Material Contracts in effect prior to the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;

(r) fail to maintain in full force and effect the existing insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses (unless such coverage cannot be maintained on substantially similar terms, in which case the Company shall consult with Parent);

(s) voluntarily adopt, renew, terminate, change or increase in any material respect any liability or other obligations of the Company or any of its Subsidiaries under any operating standards, loyalty programs or amenity packages with the franchisors of any of the properties of the Company or its Subsidiaries except as required by Contracts existing as of the date hereof;

(t) modify or amend in any material respect or terminate any Contract with an Affiliate of the Company or modify in any material respect any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets;

(u) enter into any Contracts for parking arrangement at the Company Properties, which cannot be terminated upon 30 days notice at minimal cost;

(v) modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect the Company, any Subsidiary of the Company or Parent, or enter into any new Tax Protection Agreement; or

(w) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 6.02 Conduct of Business by Parent Pending the Merger. Except (a) as otherwise permitted or contemplated by this Agreement, (b) as required in connection with the Financing or (c) as required by Law, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause Merger Sub and each of Parent’s other Subsidiaries not to, (i) take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger or the Contemplated Transactions or result in any of the conditions to the Merger not being satisfied, (ii) merge, consolidate or enter into any other business combination transaction with any Person, (iii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent, Merger Sub or any of Parent’s other Subsidiaries, or (iv) agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by clauses (i) through (iii) of this Section 6.02.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Other Filings. As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare (in consultation with Parent) and file (the Company shall use commercially reasonable efforts to file within 21 days after the date hereof) with the SEC the preliminary Proxy Statement, and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the Merger and the Contemplated Transactions. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable. The Company shall notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors, shall be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and, to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its Representatives and the SEC concerning the Proxy Statement.

Section 7.02 Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date that the Proxy Statement is cleared by the SEC (and shall use commercially reasonable efforts such that the Company Stockholders’ Meeting shall initially be set on a date no more than 50 days after the Proxy Statement is so cleared), for the purpose of voting upon the approval of this Agreement, the Merger and the Contemplated

Transactions (the “Company Stockholder Approval”). Except in accordance with Section 7.04(c), none of the Company Board, the Special Committee nor any committee thereof shall (A) withdraw, qualify or modify in a manner adverse to the Parent Parties, or publicly propose to withdraw the Company Board Recommendation (B) authorize, adopt or propose any resolution to withdraw, qualify or modify the Company Board Recommendation in a manner adverse to the Parent Parties, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Company Board Recommendation (any action described in clauses (A) through (D) above, a “Recommendation Withdrawal”). Subject to Section 7.04(c), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the Contemplated Transactions and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Legal Requirements to obtain such approval. The Company shall keep the Parent Parties updated with respect to proxy solicitation results as reasonably requested by Parent.

Section 7.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, promptly following notice from Parent to the Company, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford Parent reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary of the Company. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s or any of its Subsidiaries’ employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the property managers, landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite inspection, procedure or investigation (including any onsite environmental investigation or study) without the prior written consent of the Company; provided, however, Parent agrees to indemnify and hold the Company and its Subsidiaries and Affiliates harmless for any damages, claims, or losses that Parent or its representatives cause in the course of or result directly or indirectly from any inspection, procedure or investigation that Parent or its representatives perform pursuant hereto. Subject to the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement. The Company shall use commercially reasonable efforts to request each company which manages any Company Property to provide information to the Parent Parties concerning such properties, the management thereof and all other matters related thereto.

(b) All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated February 27, 2007 (the “Confidentiality Agreement”), between Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 7.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04 No Solicitation of Transactions.

(a) The Company and its Subsidiaries shall not, directly or indirectly, and shall instruct their respective officers, directors, financial advisors, attorneys and agents (“Company Representatives”) not to directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate any inquiries regarding, or the making, submission, reaffirmation or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Company Parties, or provide any access to the books, records or personnel of any of the Company Parties, to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations with any Person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, arrangement, understanding, agreement, agreement in principle or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.04(a) by any Company Representative (other than any director of the Company whose Affiliate is, as of the date hereof, a party to a confidentiality agreement with the Company containing terms (including “standstill provisions”) materially consistent with the Confidentiality Agreement), whether or not such Person is purporting to act on behalf of any of the Company Parties or otherwise, shall be deemed to be a breach of this Section 7.04(a) by the Company. Notwithstanding the foregoing, from the date hereof and prior to the approval of this Agreement, the Merger and the Contemplated Transactions by the Required Vote, nothing in this Agreement (including this Section 7.04(a)) shall, subject to Section 7.04(b), prohibit the Company from furnishing any information regarding the Company Parties to, or entering into or conducting discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal that is submitted to the Company by such Person during such period (and not withdrawn) if (A) neither the Company nor any Company Representative shall have breached or violated this Section 7.04(a) in any respect that results in such Acquisition Proposal, (B) the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the members of the Company Board under applicable Legal Requirements, (C) the Company Board or its Special Committee concludes in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (D) prior to furnishing any such nonpublic information to such Person, the Company receives from such Person an executed confidentiality agreement containing terms (including “standstill provisions”) materially consistent with the Confidentiality Agreement. As promptly as reasonably practicable following the furnishing of information pursuant to this Section 7.04(a), the Company shall provide to Parent any information concerning any of the Company Parties that is furnished to any third Person or its Representatives which was not previously provided to Parent. Notwithstanding anything to the contrary in this Agreement, the provisions of any standstill agreement to which the Company is a party are hereby waived to permit any actions by the parties thereto permitted by the terms of this Section 7.04.

(b) From and after the execution of this Agreement, except to the extent that doing so would result in a breach of the duties of the directors of the Company, each of the Company Parties shall promptly, and in any event within forty-eight (48) hours following the initial receipt by it of any Acquisition Proposal, any indication by any Person considering making an Acquisition Proposal, any request for information relating to any of the Company Parties (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal which any of the Company Parties or any of their respective Company Representatives may receive after the date hereof, advise Parent orally and in writing of (i) the receipt, directly or indirectly, of any such inquiries, negotiations or proposals relating to any Acquisition Proposal by the Company, (ii) the material terms and conditions of such Acquisition Proposal, indication, inquiry or request, together with a copy thereof (if available) or if not in writing, a written description thereof, (iii) the identity of the Person making such Acquisition Proposal and (iv) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such Acquisition Proposal, indication, inquiry or request. None of the Company Parties shall, after the date hereof, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.

(c) The Company Board and the Special Committee may not (i) withdraw, qualify or modify, in a manner adverse to the Parent Parties, or fail to make, the Company Board Recommendation, (ii) approve, authorize or recommend, or propose publicly or approve, authorize or recommend, an Acquisition Proposal, (iii) authorize or permit the Company to enter into any agreement (an “Acquisition Agreement”) contemplating an Acquisition Proposal (other than the confidentiality agreement referred to above) or (iv) permit the Company Parties to take any action to exempt or make not subject to any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirements or any “excess share” or similar ownership limitation provisions (including the Ownership Limitation) applicable to the Company, any Person (other than the Parent Parties and their respective Affiliates) or any action taken by any such Person, which Person or action would have otherwise have been subject to the restrictive provisions thereof and/or not exempt therefrom. Notwithstanding anything to the contrary herein, at any time prior to the earlier of the Required Vote and the termination of this Agreement pursuant to Article IX, the Company Board or its Special Committee may take one or more of the actions described in the preceding clauses (i) – (iv) in response to a Superior Proposal if the Company Board or its Special Committee concludes in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal counsel, that failure to take such action would be inconsistent with the duties of the members of the Company Board to the Company’s stockholders under applicable Legal Requirements, but only after following the Superior Proposal Termination Procedures.

(d) Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall immediately (i) request that all confidential information previously furnished to any third party be returned promptly and (ii) deny access to any data room containing any such information to any third party (other than the Parent Parties and their respective Representatives), in each case, subject to the Company’s rights and obligations in Section 7.04(a).

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from making any “stop-look-and-listen” communication or from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders.

Section 7.05 Employee Benefits Matters.

(a) From and after the Effective Time, the Surviving Entity shall assume in accordance with their terms the Company’s obligations under all employment, severance and termination plans, arrangements, programs, policies, and agreements (including change-in-control provisions) of employees or independent contractors of the Company and its Subsidiaries, in each case existing immediately prior to the execution of this Agreement. Copies of agreements with the Company’s President, Chief Financial Officer and Senior Vice President – Acquisitions (the “Executive Officers”) setting forth certain of such obligations are attached to Section 7.05 of the Disclosure Schedule. As of the Effective Time, the Company will enter into escrow agreements, substantially in the form attached to Section 7.05 of the Disclosure Schedule, with an escrow agent and with each such Executive Officer, which shall be used to fund payments which become due to the Executive Officers as the result of a change in control, and the Company shall deposit all such amounts set forth in Section 7.05 of the Disclosure Schedule to the escrow funds established pursuant to such escrow agreements, subject to the terms thereof. Such escrow agreements shall be binding upon the Surviving Entity.

(b) For a period of not less than eighteen (18) months after the Closing Date, for each employee of the Company or any of its Subsidiaries (collectively, the “Company Employees”) who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide terms and conditions, compensation and benefits (including group health, life, disability, bonus and severance plans) that are not less favorable in the aggregate to such employee and the employee’s dependents and beneficiaries, as appropriate, as the Company or such Subsidiary of the Company provided to such employee immediately prior to the Closing Date. To the extent a Continuing Employee becomes eligible to participate in an employee benefit plan, program, or arrangement maintained by Parent or its Subsidiaries (each, a “Parent Plan”), such Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under such Parent Plan to the same extent as such employee was entitled, before the Closing Date, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits). In addition, with respect to each Parent Plan providing medical or health benefits in which Continuing Employees become eligible to participate, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan. To the extent applicable, nothing in this section shall modify any Continuing Employee’s status as an at-will employee.

(c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d) Prior to the Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s 2005 Deferred Compensation Plan for Non-Employee Directors. Such action shall be contingent upon, and effective as of, the Effective Time.

(e) The provisions of this Section 7.05 shall survive the Closing and are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or to give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement. Nothing in this Section 7.05 is intended as or shall be construed to be an amendment to any Plan.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director or officer may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the Contemplated Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, or any of its Subsidiaries at or prior to the Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the charter and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Parent shall, or shall cause the Surviving Entity to, maintain for a period of six (6) years following the Effective Time policies of directors’ and officers’ liability insurance with coverage substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the Contemplated Transactions. The provisions of this Section 7.06(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 7.06 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in this Section 7.06(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or the Surviving Entity be required under this Section 7.06(d) to expend annually in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company under the Company’s current directors’ and officers’ insurance policy (the “Insurance Amount”); provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and Parent or the Surviving Entity shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. Parent shall pay or cause Surviving Entity to pay for all premiums under the tail or run-off insurance policies and directors’ and officers’ insurance and indemnification policies contemplated by this Section 7.06(d) not exceeding the Insurance Amount.

(e) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 7.06.

(f) Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06.

(g) This Section 7.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns. In the event that the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Entity assume and honor the obligations set forth in this Section 7.06.

Section 7.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Merger and the Contemplated Transactions and to fulfill the conditions to the Merger, including (x) consents set forth in Section 4.05(a) of the Disclosure Schedule, and (y) consents required to prevent, individually or in the aggregate, a Company Material Adverse Effect from occurring prior to the Effective Time. Any costs or expenses in connection with obtaining any consent referred to in the prior sentence shall be the responsibility of the Parent Parties, except for costs or expenses in connection with a consent referred to in clause (y), which shall be the responsibility of the Company.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Merger and the Contemplated Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) The Company Parties, at the expense of the Parent Parties (which shall be paid or reimbursed promptly upon request by the Company Parties), shall assist (i) with the defeasance by the Parent Parties of existing loans of the Company Parties (to the extent defeasance is permitted thereunder), (ii) the Parent Parties in the assumption of any of loans of the Company Parties which are not subject to defeasance, and (iii) with the assignment of permits and licenses and obtaining estoppels with respect to real property of the Company Parties.

Section 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Merger and the Contemplated Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and holders of Existing Units, all Transfer Taxes.

Section 7.09 Public Announcements. The parties hereto agree that no public release or announcement concerning the Merger or the Contemplated Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.10 Financing.

(a) Parent shall use its reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter (provided that the Parent Parties may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof, or otherwise so long as the terms would not reasonably be expected to adversely impact the ability of the Parent Parties to consummate the Merger and the Contemplated Transactions or the likelihood of consummation of the Merger and the Contemplated Transactions or delay the Closing), including (i) satisfying on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (ii) entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; (iii) enforcing its rights under the Commitment Letter; and (iv) consummating the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give the Company prompt notice of any material change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would materially impair, delay or prevent the Merger or the Contemplated Transactions without the prior written consent of the Company, and shall provide the Company promptly (and in any event within 24 hours) with any amendments or alterations to the Commitment Letter.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated for any reason, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and the Contemplated Transactions and shall use its commercially reasonable efforts to obtain, and will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in such Commitment Letter.

Section 7.11 Stockholder and Limited Partner Litigation. In case of any stockholder litigation against the Company and/or its directors or limited partner litigation against the Operating Partnership and/or the Company, as its general partner, in each case, relating to the Merger or the Contemplated Transactions, the Company Parties and/or counsel(s) selected by such directors or the Company will control the defense of any such litigation; provided that the Company Parties shall (a) promptly notify (and thereafter keep apprised of any material development relating thereto) the Parent Parties of any such stockholder or limited partner litigation, (b) provide the Parent Parties and their outside counsel with the opportunity to participate in the defense of any such stockholder or limited partner litigation, including by providing copies of any pleadings or motions to be filed by the Company Parties and/or the directors of the Company reasonably in advance of any planned filing thereof, and considering in good faith any comments or recommendations with respect thereto by the Parent Parties and their outside counsel and by otherwise consulting with and considering in good faith any comments or recommendations of the Parent Parties and their outside counsel in connection therewith; provided, however, that counsel to the Company or such directors shall make any ultimate decision based on the best interests of the Company or such directors as applicable, and (c) not settle, compromise or otherwise resolve any such stockholder or limited partner litigation brought prior to Closing without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall not be unreasonable for Parent to withhold such consent if such settlement, compromise or resolution does not include a release of the Company Parties and the Parent Parties and their respective Representatives and Affiliates, in a form reasonably satisfactory to Parent, in the event the Company must contribute to such settlement, separate and apart from any amounts contributed by the Company’s insurers, an amount greater than the amount set forth in Section 7.11 of the Disclosure Schedule; provided, however, that no Person shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any such Person.

Section 7.12 Fees and Expenses. The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III, and Parent shall, to the extent necessary, reimburse the Surviving Entity for such charges and expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. The filing fees for the premerger notification and report forms under the HSR Act, if any, shall be shared 50% by the Parent Parties and 50% by the Company Parties.

Section 7.13 State Takeover Laws. If any fair price, moratorium or control share acquisition” statute or other similar anti-takeover statute or regulation enacted under state Laws in the United States is or shall become applicable to the Merger or the Contemplated Transactions, the Parent Parties and the Company and their respective boards of directors shall, subject to Section 7.04, use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Merger and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the Merger and the Contemplated Transactions.

Section 7.14 Notification of Certain Matters. Subject to applicable Laws and the instructions of any Governmental Entity, each of the Company Parties and the Parent Parties shall keep the other apprised of the status of matters relating to completion of the Merger and the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by the Parent Parties or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws and the instructions of any Governmental Entity, neither the Company nor any Parent Party shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

Section 7.15 Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Closing.

Section 7.16 Puerto Rico Casino. The Company shall implement its undertakings set forth in Section 6.01 of Disclosure Schedule with respect to the casino in the Company Property located in Puerto Rico.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Operating Partnership, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:

(a) The Required Vote shall have been obtained.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approval of a Governmental Authority required thereunder shall have been obtained.

(c) No Governmental Authority in the United States or Puerto Rico shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Merger illegal or prohibits consummation of the Merger; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order, including taking such action as is required to comply with Section 7.07, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)(i) Other than with respect to Sections 4.03, 4.04 and 4.23, each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Company

Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Company Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) the representations and warranties set forth in Sections 4.03, 4.04 and 4.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation or warranty relates to any earlier date, in which case such representation or warranty shall be true and correct as of such date).

(b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 8.02(a) and 8.02(b).

(d) Since the date of this Agreement, there shall not have been any Company Material Adverse Effect that has occurred and is continuing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence.

(e) Parent shall have received a tax opinion of DLA Piper US LLP, or other counsel to the Company reasonably satisfactory to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code commencing with the Company’s taxable year ended December 31, 2004 through and including the taxable year ending on the Closing Date. Such opinion shall be based, in part, on the customary assumptions and customary factual representations of the Company and its Subsidiaries.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Parent Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

(b) Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board and the board of directors of Parent, and whether before or after the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 1, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement or other breach under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order and to have such Governmental Order vacated or made inapplicable to the Merger, as applicable;

(d) by Parent if each of it and Merger Sub is not in material breach of its obligations under this Agreement, (i) if any of the representations and warranties of the Company Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.02(a) would be incapable of being satisfied, (ii) if any of the Company Parties’ representations and warranties herein become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.02(a) would be incapable of being satisfied or (iii) any of the covenants of the Company Parties contained in this Agreement shall have been breached by any of the Company Parties, such that the condition set forth in Section 8.02(b) would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by Parent to the Company pursuant to this Section 9.01(d);

(e) by the Company if each of the Company and the Operating Partnership is not in material breach of its obligations under this Agreement, (i) if any of the representations and warranties of the Parent Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.03(a) would be incapable of being satisfied, (ii) if any of the representations and warranties of the Parent Parties herein shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would be incapable of being satisfied or (iii) if any of the covenants of the Parent Parties herein contained in this Agreement shall have been breached by any of the Parent Parties such that the condition set forth in Section 8.03(b) would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within thirty (30) days after notice by the Company to Parent pursuant to this Section 9.01(e);

(f) by either Parent or the Company, by notice to the other if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and approve the Merger and the Contemplated Transactions and (ii) this Agreement shall not have been adopted and the Merger and the Contemplated Transactions shall not have been approved at such Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Vote;

(g) by Parent, by notice to the Company if a Company Triggering Event shall have occurred; or

(h) by the Company, prior to the adoption and approval of this Agreement, the Merger and the Contemplated Transactions by the Required Vote and if the Company has not breached or violated Section 7.04 in any material respect, if the Company Board and the Special Committee have concluded in good faith, after consultation with the Company’s (or the Special Committee’s, as applicable) outside legal and financial advisors, that an unsolicited Acquisition Proposal is a Superior Proposal and a Recommendation Withdrawal has been made and the Company Board and the Special Committee have authorized, approved or recommended, subject to the Superior Proposal Termination Procedures, the entering into of an Acquisition Agreement for a Superior Proposal but only if (i) after providing a written Superior Proposal Notice to Parent, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company Board and the Special Committee shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the duties of the members of the Company Board to the Company’s shareholders under applicable Legal Requirements, (iii) the Company shall have promptly notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three (3) Business Days following receipt by Parent of the Superior Proposal Notice, and taking into account any revised proposal made by Parent following receipt of the Superior Proposal Notice, a majority of the disinterested directors of the Company Board and the Special Committee has concluded such Superior Proposal remains a Superior Proposal and has again made the determinations referred to in clause (ii) above (the steps in clauses (i) through (iv) above, the “Superior Proposal Termination Procedures”), and (v) the Company has paid the Company Termination Fee pursuant to Section 9.03(a)(i) simultaneously with such termination (any purported termination pursuant to this Section 9.01(h) shall be void and of no force or effect unless the Company shall have made such payment).

Section 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Article IX, this Agreement shall forthwith become void and be of no further force or effect and the Merger and the Contemplated Transactions shall be abandoned without further action by any of the parties hereto without any further liability or obligation on the part of any party hereto or its respective Affiliates; provided, however, that (i) this Section 9.02, Section 9.03 and Article X shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any of its representations or warranties or any willful breach of any of its covenants or other provision agreements contained in this Agreement prior to such termination.

Section 9.03 Fees and Expenses.

(a) Except as set forth in Section 7.12 and in this Section 9.03, all fees and expenses incurred in connection with this Agreement, the Merger and any of the Contemplated Transactions (including fees and expenses payable to Representatives) shall be paid by the party hereto incurring such fees and expenses, whether or not the Contemplated Transactions are consummated; provided, however, that:

(i) if this Agreement is terminated by (A) Parent pursuant to Section 9.01(d)(i), Section 9.01(d)(iii) or Section 9.01(g) or (B) the Company pursuant to Section 9.01(h), then the Company shall pay to Parent in accordance with Section 9.03(b), in the case of a termination pursuant to clause (A) above, as promptly as practicable following such termination (and, in any event, within two (2) Business Days following such termination), and in the case of a termination pursuant to clause (B) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the Company Termination Fee;

(ii) if this Agreement is terminated by (A) Parent pursuant to Section 9.01(f) or (B) the Company pursuant to Section 9.01(f), then the Company shall pay to Parent in accordance with Section 9.03(b) the Parent Expenses promptly following receipt of an invoice therefor, together with a documented itemization setting forth in reasonable detail all of the Parent Expenses for which the Buyer Parties are seeking reimbursement, provided that if (A) prior to such termination, an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 9.03(a)(ii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal, and (B) concurrently with the termination of this Agreement or within twelve (12) months thereafter, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent in accordance with Section 9.03(b), on the earlier of the date that the Company enters into the Acquisition Agreement or such Acquisition Proposal is consummated, an amount equal to the Company Termination Fee less all Parent Expenses previously paid;

(iii) if this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b), and (A) an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 9.03(a)(iii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal, and (B) concurrently with the termination of this Agreement or within twelve (12) months thereafter, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent in accordance with Section 9.03(b), on the earlier of the date that the Company enters into the Acquisition Agreement or such Acquisition Proposal is consummated, an amount equal to the Company Termination Fee; and

(iv) if this Agreement is terminated by Parent pursuant to Section 9.01(d)(ii), then (A) Parent and Merger Sub shall collectively pay the Company the Company Expenses promptly following receipt of an invoice therefor, together with a documented itemization setting forth in reasonable detail all of the Company Expenses for which the Company Parties are seeking reimbursement and (B) the Company shall pay to Parent in accordance with Section 9.03(b) the Parent Expenses promptly following receipt of an invoice therefor, together with a documented itemization setting forth in reasonable detail all of the Parent Expenses for which the Buyer Parties are seeking reimbursement, provided that if (A) prior to such termination, an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such termination date, and for purposes of this Section 9.03(a)(iv), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal, and (B) concurrently with the termination of this Agreement or within twelve (12) months thereafter, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent in accordance with Section 9.03(b), on the earlier of the date that the Company enters into the Acquisition Agreement or such Acquisition Proposal is consummated, an amount equal to the Company Termination Fee less the Net Parent Expenses; provided however that if this Agreement is terminated by Parent pursuant to Section 9.01(d)(ii) and the Company has taken any action, or failed to take any commercially reasonable action, that has caused any representations or warranties of either of the Company Parties to become inaccurate such that the condition set forth in Section 8.02(a) is incapable of being satisfied, then Parent shall not be required to pay the Company Expenses to the Company and the Company shall pay to Parent in accordance with Section 9.03(b), as promptly as practicable following the termination of this Agreement (and, in any event, within two (2) Business Days following such termination), the Company Termination Fee.

(v) if this Agreement is terminated by the Company pursuant to Section 9.01(e), including as a result of a breach by either Parent or Merger Sub of its respective obligations to effect the Closing pursuant to Section 2.04 and satisfy its obligations under Article III, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments necessary pursuant to Section 3.03, then Parent and Merger Sub shall collectively pay to the Company or as directed by the Company (A) the Company Expenses promptly following receipt of an invoice therefor, together with a documented itemization setting forth in reasonable detail all of the Company Expenses for which the Company Parties are seeking reimbursement and (B) the Reverse Termination Fee as promptly as possible (but in any event within three Business Days) following termination of this Agreement.

(b) In the event that the Company is required to pay the Company Termination Fee or the Parent Expenses, in each case, such amount shall be paid by the Company by wire transfer of cash in immediately available funds to a bank account of Parent or its designee(s) as directed at least one (1) Business Day prior to the relevant date of such payment by Parent in writing to the Company.

(c) The parties hereto agree and understand that in no event shall the Company be required to pay the Company Termination Fee and the Parent Expenses on more than one occasion and that the Parent and Merger Sub shall not be required to pay the Reverse Termination Fee and the Company Expenses on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the Contemplated Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. In the event any party hereto is required to file suit to seek all or portion of the amounts payable under this Section 9.03, and such party hereto prevails in such litigation, such party hereto shall be awarded to all reasonable expenses, including reasonable attorneys’ fees and expenses, that it has incurred in enforcing its rights under this Section 9.03.

(d) For purposes of this Agreement, the term “Parent Expenses” shall mean the aggregate amount of the fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, commitment fees, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses, filing fees under the HSR Act, expenses incurred by Parent Parties in connection with any application, filing, consents relating directly or indirectly to the closing of the Merger and the Contemplated Transactions, including consents, waivers and approvals relating to franchisors, defeasance or assumption of indebtedness or approvals of any Governmental Authority) that have been paid or that become payable by or on behalf of the Parent Parties in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Merger and the Contemplated Transactions, provided that the amount of Parent Expenses payable by the Company shall not exceed $10,000,000 in the aggregate. For purposes of this Agreement, the term “Company Expenses” shall mean the aggregate amount of money expended by the Company at the direction of Parent (i) in connection with the Company’s obligations under Section 7.16 and (ii) pursuant to Section 7.07(d). For purposes of this Agreement, the term “Net Parent Expenses” shall mean the Parent Expenses less the Company Expenses; provided that to the extent such calculation results in a negative amount, Net Parent Expenses shall be zero.

(e) The Company shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to Parent, or its assignee hereunder, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Parent, or its assignee hereunder, in respect of which such deduction and withholding was made by the Company.

Section 9.04 Waiver. At any time prior to the Effective Time, the Company (by action of the Special Committee or, if the Special Committee no longer exists, the Company Board) on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the Parent Parties or the Company Parties, as the case may be, (b) waive any inaccuracy in the representations and warranties of the Parent Parties or the Company Parties, as the case may be, contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the Parent Parties or the Company Parties, as the case may be, or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.05 Payment by Parent. In the event that Parent and Merger Sub are obligated to pay any payments to the Company pursuant to this Agreement (the “Parent Payment”), Parent and Merger Sub shall pay to the Company, from the Parent Payment deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Payment and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 9.05 (but in any case not to increase the amount of the Parent Payment) or (y) an opinion from the Company’s outside counsel as described below in this Section 9.05, an amount equal to the Parent Payment less the amount payable under clause (A) above. To secure Parent’s and Merger Sub’s obligation to pay these amounts, Parent and Merger Sub shall deposit into escrow an amount in cash equal to the Parent Payment with an escrow agent selected by Parent and on such terms (subject to this Section 9.05) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Payment pursuant to this Section 9.05 shall be made at the time Parent and Merger Sub are obligated to pay the Company such amount by wire transfer. The escrow agreement shall provide that the Parent Payment in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Payment to the Company. Parent agrees to amend this Section 9.05 at the reasonable request of the Company in order to (i) maximize the portion of the Parent Payment that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 9.05 or (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.05. The escrow agreement shall also provide that any portion of the Parent Payment held in escrow for five (5) years shall be released by the escrow agent to Parent. Parent and Merger Sub shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement. In the event that Parent or Merger Sub is required to pay the Parent Payment pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in this Section 9.05 as promptly as practicable following such termination, but in no event more than two (2) Business Days following such termination.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02 Non-Survival of Certain Covenants. The covenants to be performed prior to or at the Closing shall terminate at the Closing.

Section 10.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03); provided, if notice shall be delivered by facsimile on a day other than a Business Day, such notice shall be effective as of the first Business Day following delivery of such notice:

if to Parent or Merger Sub:

Apollo Real Estate Investment Fund V, L.P.

2 Manhattanville Road

Purchase, New York 10577

Facsimile No.: (914) 694-6503

Attention: Stuart Koenig

and

Apollo Real Estate Investment Fund V, L.P.

Time Warner Center,

60 Columbus Circle, 20th Floor

New York, NY 10023

Facsimile No.: (212) 515-3280

Attention: Randy Torres

and

AIMCAP

c/o JF Capital Advisors, LLC

230 Park Avenue, 10th Floor

New York, N.Y. 10169

Facsimile No.: (917) 591-4373

Attention: E. Jonathan Falik

with a copy (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Facsimile No: (713) 236-0822

Attention: Michael E. Dillard, P.C.

and

Akin, Gump, Strauss, Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Facsimile No: (214) 969-4343

Attention: Carl B. Lee

for purposes of requests, for consent by the Company under Section 6.01(addressees listed below, the “Parent Consent Addressees”):

Apollo Real Estate Investment Fund V, L.P.

2 Manhattanville Road, Suite 203

Purchase, New York 10577

Facsimile No.: 914-694-6503

Attention: Stuart Koenig

and

Apollo Real Estate Investment Fund V, L.P.

Time Warner Center,

60 Columbus Circle, 20th Floor

New York, NY 10023

Facsimile No.: 212-515-3280

Attention: Randy Torres

and

AIMCAP

c/o JF Capital Advisors, LLC

230 Park Avenue, 10th floor

New York, N.Y. 10169

Facsimile No.: (917) 591-4373

Attention: E. Jonathan Falik

and

Akin, Gump, Strauss, Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Facsimile No: (713) 236-0822

Attention: Michael E. Dillard, P.C.

and

Akin, Gump, Strauss, Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Facsimile No: (214) 969-4343

Attention: Carl B. Lee, Esq.

if to the Company or the Operating Partnership:

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

Facsimile No: (859) 581-4650

Attention: J. William Blackham

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, CA 90071

Facsimile No: (213) 687-5600

Attention: Jerome L. Coben, Esq.

and

Dinsmore & Shohl LLP

255 East 5th Street, Suite 1900

Cincinnati, OH 45202

Facsimile No: (513) 977-8141

Attention: George H. Vincent, Esq.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger or the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) or, as to the Company, by the Special Committee, or, if the Special Committee no longer exists, by the Company Board at any time prior to the Effective Time; provided, however, that, after Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.06 Entire Agreement; Assignment. This Agreement, the Guaranty and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that each of the Parent Parties may assign all or any of its rights and obligations hereunder to any of their respective Affiliates; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations or delay the Closing and provided, further, that such assignment would not reasonably be expected to adversely impact the ability of the Parent Parties to consummate the Merger and the Contemplated Transactions or the likelihood of consummation of the Merger and the Contemplated Transactions or delay the Closing.

Section 10.07 Enforcement of Agreement.

(a) Notwithstanding any other provision of this Agreement, the Company’s right to terminate and receive payment of the Reverse Termination Fee and the Company Expenses pursuant to Section 9.03(a)(v) and the amounts payable pursuant to Section 9.03(c), Section 9.03(a)(iv), Section 7.03(a) and Section 7.07(d) shall be the sole and exclusive remedy against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officer or agents. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.07(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by the Parent Parties of or enforce their compliance with Section 7.03(b) and Section 7.09. The Company agrees that, to the extent it or its Subsidiaries have incurred losses or damages in connection with this Agreement, prior to the Effective Time, (i) the maximum aggregate liability of the Parent Parties and the Guarantor for such losses or damages shall be limited to the amount set forth in the Guaranty and (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the obligations of such Guarantor under the Guaranty. Upon payment of the Reverse Termination Fee and the Company Expense pursuant to Section 9.03(a)(v) and the amounts payable pursuant to Section 9.03(c), Section 9.03(a)(iv), Section 7.03(a) and Section 7.07(d), none of Parent and Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officer or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(b) Notwithstanding any other provision of this Agreement, Parent’s and Merger Sub’s right to terminate this Agreement and receive, as applicable, the payment of the Company Termination Fee, Parent Expense and/or Net Parent Expenses pursuant to Section 9.01(h), Section 9.03(a)(i), Section 9.03(a)(ii), Section 9.03(a)(iii) and Section 9.03(a)(iv) and the amounts payable pursuant to Section 9.03(c), shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, partners, members, directors, officer or agents; provided, that the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 9.01, the Parent Parties shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. Whether or not Parent or Merger Sub seeks specific performance pursuant to the foregoing provisions or otherwise, in no event shall Parent or Merger Sub be entitled to damages in excess of the Company Termination Fee. Upon payment, as applicable, of the Company Termination. Parent Expenses and/or Net Parent Expenses pursuant to Section 9.01(h), Section 9.03(a)(i), Section 9.03(a)(ii), Section 9.03(a)(iii) and Section 9.03(a)(iv) and the amounts payable pursuant to Section 9.03(c), none of the Company and its Subsidiaries or any of their respective Affiliates, stockholders, partners, members, directors, officer or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.07(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by the Parent Parties of or enforce their compliance with Section 7.03(b) and Section 7.09.

Section 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.09 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts between residents of that State and executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of any federal or state court within Baltimore County, Maryland, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger or the Contemplated Transactions may not be enforced in or by any federal or state court within Baltimore County, Maryland.

Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER OR THE CONTEMPLATED TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE MERGER AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AP AIMCAP HOLDINGS LLC

By:	/s/ STUART KOENIG
Title:	Stuart Koenig, Authorized Representative

AP AIMCAP CORPORATION

By:	/s/ STUART KOENIG
Title:	Stuart Koenig, President

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. WILLIAM BLACKHAM
Title:	President and Chief Executive Officer

EHP OPERATING PARTNERSHIP, L.P.

By:	EAGLE HOSPITALITY PROPERTIES TRUST, INC.
Its sole general partner

By:	/s/ J. WILLIAM BLACKHAM
Title:	President and Chief Executive Officer

Exhibit A

ARTICLES OF INCORPORATION

OF

AP AIMCAP CORPORATION

FIRST: The undersigned, Stuart Koenig, being at least eighteen years of age does hereby form a corporation under the laws of the State of Maryland.

SECOND: The name of the corporation is AP AIMCAP Corporation.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

FOURTH: The address of the Corporation’s principal office is 2 Manhattanville Road, Purchase, New York 10577. The address of the Corporation’s principal office in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH: The name of the resident agent of the Corporation in Maryland is The Corporation Trust, Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202. The registered agent is a Maryland corporation.

SIXTH: PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 6.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. The name of the director who will serve until the next annual meeting and until his successor is elected and qualifies is Stuart Koenig. The Board of Directors shall have the exclusive power to increase the number of directors and to fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors, in the manner provided in the Bylaws. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 6.2 Removal. Any director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote in the election of directors voting together as a group. For purposes of this Section 6.2, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties for the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

Section 6.3 Voting Requirements. Notwithstanding any provision of the General Laws of the State of Maryland requiring action to be taken or authorized by the affirmative vote of the holders of a designated

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proportion greater than a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon, such action shall, except as otherwise provided in these Articles of Incorporation, be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class.

Section 6.4 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 6.5 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 7.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 6.6 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 6.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

Section 6.8 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

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Section 6.9 Business Combinations. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation and any Person.

Section 6.10 Control Share Acquisitions. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of securities of the Corporation by any Person.

Section 6.11 Unsolicited Takeovers. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, Title 3, subtitle 8 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to the Corporation.

SEVENTH: STOCK

Section 7.1 Authorized Shares. The Corporation has authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,100,000.

Section 7.2 Common Stock. Subject to the provisions of Article NINTH, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 7.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

Section 7.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article NINTH and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 7.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

EIGHTH: RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 8.1 Definitions. For the purpose of this Article EIGHTH, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock

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shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 8.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 8.2.8.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 8.2.7, and subject to adjustment pursuant to Section 8.2.8, the percentage limit established by the Board of Directors pursuant to Section 8.2.8.

Initial Date. The term “Initial Date” shall mean the date upon which the Articles of Incorporation containing this Article VII are filed with the SDAT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as

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reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 8.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.8 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 8.3.1.

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Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 8.2 Capital Stock.

Section 8.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Subject to Section 8.4, notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; provided, however, that the Board of Directors of the Corporation may waive this Section 8.2.1(a)(iii) if, in the opinion of the Board of Directors of the Corporation, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 8.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) subject to Section 8.4, if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 8.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 8.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 8.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 8.2.1 (whether

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or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 8.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 8.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 8.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 8.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 8.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of 0.5 percent or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 8.2.5 Remedies Not Limited. Subject to Section 6.7 of the Charter, nothing contained in this Section 8.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 8.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.2, Section 8.3, or any definition contained in Section 8.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 8.2 or Section 8.3 with respect to any situation based on the facts known to it. In the event Section 8.2 or 8.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 8.1, 8.2 or 8.3.

Section 8.2.7 Exceptions.

(a) Subject to Section 8.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 8.2.1(a)(ii);

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(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 8.2.1 through 8.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 8.2.1(b) and 8.3.

(b) Prior to granting any exception pursuant to Section 8.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 8.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 8.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.

Section 8.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) other than as provided in the Corporation’s Charter, no Person

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may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 8.3 Transfer of Capital Stock in Trust.

Section 8.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 8.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 8.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 8.3.6.

Section 8.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 8.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article EIGHTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 8.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held

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in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.3.4, such excess shall be paid to the Trustee upon demand.

Section 8.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 8.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 8.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 8.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 8.4 NYSE Transactions. Nothing in this Article EIGHTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article EIGHTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article EIGHTH.

Section 8.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article EIGHTH.

Section 8.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in any manner permitted by Maryland Law, including any amendment changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise, upon the vote of the holders of a majority of the holders of capital stock of the Corporation outstanding and entitled to vote thereon voting together as single class: provided that any amendment to Sections 6.1, 6.2 or 6.3 of Article SIXTH, Article SEVENTH or to this Article NINTH must be adopted by the vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class. All rights conferred upon stockholders herein are subject to this reservation. Notwithstanding anything herein to the contrary, the Board of Directors shall have the power as permitted by Maryland Law to amend Article THIRD or Section 7.1 of Article SEVENTH of these Articles of

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Incorporation without a vote of the holders of capital stock of the Corporation. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(signature page follows)

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IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

Name:	Stuart Koenig
Title:	Incorporator

I hereby consent to my designation in this document as resident agent for this corporation.

THE CORPORATION TRUST, INCORPORATED

Name:
Title:

Filing Party’s name and Return Address:

John B. Watkins

c/o Wilmer Cutler Pickering Hale and Dorr LLP

13th Floor

100 Light Street

Baltimore, MD 21202

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Exhibit B

AP AIMCAP CORPORATION

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF 8.25% SERIES A

CUMULATIVE REDEEMABLE PREFERRED SHARES, $.01 PAR VALUE PER SHARE

AP AIMCAP CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in Covington, Kentucky, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors by Section 7.3 of the Corporation’s charter, the Board of Directors has duly classified and designated 4,000,000 shares of preferred stock of the Corporation as 8.25% Series A Cumulative Redeemable Preferred Shares, $.01 par value per share, of the Corporation (“Series A Preferred Shares”).

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Shares are as follows:

(a) Number. The number of authorized shares of the Series A Preferred Shares shall be 4,000,000.

(b) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Shares shall rank (i) on a parity with any class or series of capital stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Shares), if the holders of such class or series of capital stock and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, junior to the Series A Preferred Shares (collectively, “Junior Shares”) and (iii) senior to shares of common stock (“Common Shares”) and any other class or series of capital shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Shares (collectively, “Fully Junior Shares”).

(c) Dividends.

(1) The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of 8.25% of the liquidation preference per share per year, payable quarterly in equal amounts of $0.515625 per share in cash on the last calendar day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Dividend Date” and each period ending on a Quarterly Dividend Date being hereinafter called a “Dividend Period”), provided, however, that the first distribution on the Series A Preferred Shares will be paid on June 30, 2005. Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on each share of Series A Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such distributions or (ii) such distributions are authorized. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis

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among all such shares at the time outstanding. Except as provided in subparagraph (e)(2)(vii) and the last sentence of this paragraph, unless the full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable solely in Common Shares or other Fully Junior Shares) shall be declared or paid or set aside for payment or other distribution made upon the Common Shares or any other capital shares of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such shares) by the Corporation or any subsidiary of the Corporation (except for conversion into or exchange for such capital shares of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). If accrued dividends on the Series A Preferred Shares for all prior Dividend Periods have not been paid in full, then any dividend declared on the Series A Preferred Shares for any Dividend Period and on any series of preferred shares at the time outstanding ranking on a parity as to the dividends with the Series A Preferred Shares will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such series of preferred shares at the time outstanding ranking on a parity as to dividends with the Series A Preferred Shares.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any dividends accrued on any Series A Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of 8.25% per share, for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Section, the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation.

(4) Any dividend payment made on the Series A Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(5) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of capital shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends.

(6) No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not there are funds legally available for the payment of such distributions or such distributions are authorized.

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(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares or any Fully Junior Shares, the amount of $25.00 per share, plus an amount equal to any accrued and unpaid distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Section to the holders of the Series A Preferred Shares, such holders shall have no right or claim to any of the remaining assets of the Corporation.

(3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the liquidating distributions of the Series A Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

(e) Redemption by the Corporation.

(1) Optional Redemption. On and after June 14, 2010, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred Shares at a price per share (the “Series A Redemption Price”), payable in cash, of $25.00, together with all accrued and unpaid distributions thereon, without interest, to and including the date fixed for redemption (the “Series A Redemption Date”). The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption.

(i) Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series A Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares, except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares (or depositary shares or receipts representing fractional interests in Series A Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Series A Redemption Date; (b) the Series A Redemption Price; (c) the number of Series A Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Series A Redemption Date. In case fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder.

(ii) If notice has been mailed in accordance with subparagraph (e)(2)(i) above and provided that on or before the Series A Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other

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funds in trust for the pro rata benefit of the holders of the Series A Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series A Redemption Date, dividends on the Series A Preferred Shares so called for redemption shall cease to accumulate, said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series A Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Series A Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Series A Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(iv) Unless full accumulated dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by the Corporation or any subsidiary of the Corporation and no shares of any series of preferred shares of the Corporation shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed.

(v) If the Series A Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation’s default in the payment of the dividend due.

(vi) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

(vii) Notwithstanding anything herein to the contrary, the Corporation may at any time (A) redeem any or all of the Series A Preferred Shares to preserve the REIT status of the Corporation or (B) purchase or acquire the Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares

(f) Voting Rights. Except as required by law and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders for the election of Directors or for any other purpose, to otherwise participate in any action taken by the Corporation or the shareholders thereof or to receive notice of any meeting of shareholders.

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(1) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series A Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

(2) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares and provided further that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (u) any increase in the amount of authorized Series A Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(g) Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

THIRD: The Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Corporation’s charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

(signature page follows)

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IN WITNESS WHEREOF, AP AIMCAP CORPORATION has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on                         , 2007.

AP AIMCAP CORPORATION

By:
Name:	Stuart Koenig
Title:	President

WITNESS:
Secretary

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Morgan Stanley

April 27, 2007

Special Committee of the Board of Directors

Eagle Hospitality Properties Trust, Inc.

100 East RiverCenter Blvd., Suite 480

Covington, KY 41011

Members of the Special Committee of the Board:

We understand that Eagle Hospitality Properties Trust, Inc. (the “Company”), EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC (“Buyer”) and AP AIMCAP Corporation., a wholly owned subsidiary of Buyer (“Acquisition Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 26, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into the Acquisition Sub. Pursuant to the Merger, Acquisition Sub will be the surviving entity and each outstanding share of common stock, par value $0.01 per share (the “Company Common Shares”) of the Company, other than shares held in treasury or held by Buyer or any subsidiary of Buyer or the Company, will be converted into the right to receive $13.35 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Shares;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Shares with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

ix)	reviewed the Merger Agreement, the draft debt commitment letter of Buyer substantially in the form of the draft dated April 25, 2007 (the “Commitment Letter”) and certain related documents; and

x)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Buyer

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will obtain financing for the Merger in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Buyer, the Company or any other company or any currency or commodity that may be involved in this transaction. In addition, affiliates of Morgan Stanley own, in the aggregate, approximately 14.8% of the Company Common Shares.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in respect of the transaction with the Securities and Exchange Commission if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL LEVY
Michael Levy Managing Director

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☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

YOUR VOTE IS VERY IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented by promptly returning your signed proxy card in the enclosed envelope. This proxy card must be signed and dated below.

A	Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 BELOW. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED BUT THE PROXY CARD IS PROPERLY EXECUTED AND RETURNED, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2 BELOW.

	For	Against	Abstain

1.      Approval of the Agreement and Plan of Merger, dated as of April 27, 2007, by and among Eagle Hospitality Properties Trust, Inc., EHP Operating Partnership, L.P., AP AIMCAP Holdings LLC and AP AIMCAP Corporation, the merger of Eagle Hospitality Properties Trust, Inc. with and into AP AIMCAP Corporation and the other transactions contemplated by the Agreement and Plan of Merger.

	☐	☐	☐

2.      Approval of any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Agreement and Plan of Merger, the merger and the other transactions contemplated by the Agreement and Plan of Merger.

	☐	☐	☐

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Mark this box with an X if you plan to attend the meeting.	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of Eagle Hospitality Properties Trust, Inc. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such below the signature(s).

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Signature 1 - Please keep title within the box	Signature 2 - Please keep title within the box

Proxy

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

100 EAST RIVERCENTER BOULEVARD, SUITE 480

COVINGTON, KENTUCKY 41011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EAGLE HOSPITALITY PROPERTIES TRUST, INC.

The undersigned stockholder of Eagle Hospitality Properties Trust, Inc., a Maryland corporation, hereby appoints Louis D. George and Frank McDowell, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at the Marriott RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011, on Wednesday, August 8, 2007, at 10:00 a.m., local time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be signed and dated on the reverse side)